AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 1996
                                                    REGISTRATION NO. 333-12135
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2 TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                              UOL PUBLISHING, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                            8299                     54-1290319
(State or other jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)      Classification Code Number)     Identification No.)

                              --------------------

                        8251 Greensboro Drive, Suite 500
                             McLean, Virginia 22102
                                 (703) 893-7800

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                  Narasimhan P. Kannan, Chief Executive Officer
                              UOL Publishing, Inc.

                        8251 Greensboro Drive, Suite 500
                             McLean, Virginia 22102
                                 (703) 893-7800

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

      Larry E. Robbins, Esq.                        Eric A. Stern, Esq.
     Donald R. Reynolds, Esq.                        Latham & Watkins
Wyrick, Robbins, Yates & Ponton L.L.P.      1001 Pennsylvania Avenue, N.W.
   4101 Lake Boone Trail, Suite 300                    Suite 1300
    Raleigh, North Carolina 27607               Washington, D.C. 20004
         (919) 781-4000                              (202) 637-2200

                              --------------------

           Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

                       CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                        Proposed maximum    Proposed maximum
Title of each class of              Amount to be         offering price          aggregate           Amount of
securities to be registered         registered(1)         per share(2)      offering price (2)  registration fee (3)
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
share.............................  1,644,500 shares    $      15.00       $24,667,500        $       8,501
====================================================================================================================

----------
(1) Includes 214,500 shares issuable upon exercise of an option granted to the Underwriters solely to cover over-allotments, if any.
(2)  Estimated solely for the purpose of calculating the registration fee.
(3)  $8,464 previously paid.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

                                                           SUBJECT TO COMPLETION
                                                          DATED NOVEMBER 8, 1996

                                1,430,000 SHARES


                                       UOL
                                PUBLISHING, INC.
                                     [LOGO]

                                  COMMON STOCK

                              --------------------

   All of the 1,430,000 shares of Common Stock offered hereby are being sold by UOL Publishing, Inc., a Delaware corporation (the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

   The Company has applied to have the Common Stock approved for quotation and trading on the Nasdaq National Market under the symbol "UOLP."

          The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 6.

                              --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                  Price to     Underwriting     Proceeds to
                                  Public       Discount(1)      Company(2)
--------------------------------------------------------------------------------
Per Share .................      $              $                $
Total(3) ..................      $              $                $

================================================================================
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company estimated at $950,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 214,500 additional shares of Common Stock for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

                              --------------------

   The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the shares will be made against payment at the office of Friedman, Billings, Ramsey & Co., Inc. at 1001 19th Street North, 10th Floor, Arlington, Virginia 22209 or through the facilities of The Depository Trust Company, on or about , 1996.

                              --------------------

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


                      The date of this Prospectus is , 1996
http://www.uol.com


                                        UOL Publishing, Inc. is a
                                        provider of on-demand
                                        and interactive web-
                                        based courseware.


            [LOGO]


                                        UOL serves the academic
                                        and corporate education
                                        markets through the World
                                        Wide Web or corporate
                                        intranets.



[The above graphics display the Company's logo beneath a brown triangle and surrounded by six green globes detailing the following components of the Company's business: students, instructors, authors, content providers, academic partners and business partners, superimposed upon a three-dimensional floor plan]






IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BEEFFECTED IN THE OVER-THE-COUNTER MARKET
(INCLUDING THE NASDAQ NATIONAL MARKET) OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted herein, all information in this Prospectus: (i) gives effect to a 1-for-11.76812037 reverse stock split of the Company's outstanding Common Stock, Series A Preferred Stock and Series B Preferred Stock (collectively the "Preferred Stock") to be effected prior to the consummation of this offering; (ii) reflects the conversion of the Company's outstanding Preferred Stock into an aggregate of 840,667 shares of Common Stock upon the consummation of this offering; (iii) reflects the mandatory exercise of warrants to purchase 67,980 shares of Common Stock at an exercise price of $8.83 per share, the issuance of warrants to purchase an aggregate of 15,687 shares of Common Stock at an exercise price per share equal to the initial public offering price per share and repayment, out of the proceeds of such mandatory warrant exercise, by the Company of convertible debt in the aggregate principal amount of $300,000 upon consummation of this offering pursuant to the Furst
Transactions (see "Certain Transactions"); (iv) reflects conversion of additional convertible debt in the aggregate principal amount of $130,000 into an aggregate of 14,938 shares of Common Stock upon consummation of this offering pursuant to the Jones Transactions (see "Certain Transactions"); and (v) assumes that the Underwriters' over-allotment option is not exercised. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                   THE COMPANY

   UOL Publishing, Inc. ("UOL" or the "Company") believes it is a leading publisher of high quality, interactive and on-demand educational courseware for the online education and training market through the World Wide Web ("Web"). The Company introduced its first Web-based demonstration course in November 1995, and its first revenue-generating Web-based course in Spring 1996. The Company is building its courseware library through a combination of strategic acquisitions and partnering with academic institutions and business partners. The Company's existing courseware library includes approximately 60 academic and professional courses in subject matter areas such as business, management, finance, accounting and technology, and approximately 145 training modules for industry-specific employee training in subject matter areas such as basic technical and development skills. The Company converts courses and training modules that it believes are proven and popular in these diverse subject matter areas to the Company's interactive, online format. The Company offers its courseware primarily to part-time students and working adults in partnerships with academic institutions and business partners. The Company plans to develop and expand its network of academic and business partners, its portfolio of courseware and related products, and its distribution system as rapidly as possible.

   The Company's courseware benefits from the structural changes in the way content can be managed, delivered and consumed that were caused by the advent of the Web and online technologies. The Company believes that its online courseware combines convenience, affordability, self-pacing, standardized curricula, individualized tailoring of courses, immediate performance measurement and a high degree of student-teacher interaction. These characteristics are designed to address the educational needs of part-time students and working adults, which constitute a rapidly growing segment of the education market, primarily as a result of rising tuition for full-time programs and the demand for increasing skills required by employers.


   The Company's strategy involves the following key elements: building the Company's content library of high quality, high demand courseware; leveraging strategic partnerships; expanding through acquisitions; developing brand recognition and proprietary technology; and capitalizing on cross-marketing opportunities. The Company plans to expand its existing courseware library with market-tested, high quality products focused on subject areas in high demand by part-time students and working adults. Part of the Company's strategy is to enter into strategic partnerships to develop online courseware and offer it to partners' students. The Company believes that by pursuing this strategy with a network of academic partners, such as Park College, California State University Institute, New York

University, The George Washington University, George Mason University and University of Toledo, and business partners, such as Autodesk, Inc. ("Autodesk"), Graybar Electric Company, Inc. and Thomas & Betts Corporation, it will be able to leverage its partners' strengths and accelerate awareness and acceptance of its online educational content, which could provide opportunities for increased Company revenue from student fees. In addition to the Company's acquisitions of the CYBIS division of Control Data Systems, Inc., formerly Control Data Corporation ("Control Data"), and Cognitive Training Associates, Inc. ("CTA"), the Company plans to make additional acquisitions which management believes will provide critical additions to the Company's courseware library and user audience. The Company believes that establishing and maintaining brand recognition is critical to its strategy and plans to achieve brand recognition through marketing efforts and the creation of a proprietary user interface, which incorporates audio, animation, graphics and text as appropriate to create a stimulating learning experience. The Company's approach of developing Web-based education and training sites for institutions and businesses provides it with cross-marketing opportunities.

   Under the current business model, UOL's revenues are derived from three primary sources: licensing and support revenues; online revenues; and development and other revenues. Licensing and support revenues consist primarily of monthly fees generated by the licensing and maintenance of the CYBIS courseware and CTA licensing and support fees. Online revenues consist primarily of the Company's percentage of the revenues paid by students to enroll in the Company's online courses through its academic and business partners. Online revenues are also expected to include the Company's percentage of the revenues derived from the sale of products and services at commercial web-sites managed by the Company. Development and other revenues consist primarily of fees paid to the Company for developing courseware.


   In Fall (August through December) 1996, the Company introduced nine new Web-based courses that are accredited or certified through three of its academic partners and one business partner. During 1997, the Company plans to introduce approximately 40-50 additional courses through its current and potential new academic and/or business partners. During the first nine months of 1996 applications produced and managed by CTA have been available on intranets, or private networks, through CTA's strategic partners to a potential audience of approximately 25,000 students. An average of approximately 2,000 students complete CTA modules each month. The Company anticipates that the number of modules offered by CTA and the number of business partners of CTA will increase in 1997.

   The Company has entered into an agreement with Autodesk, a personal computer ("PC") software company with more than three million users and total sales of software and related products for the fiscal year ended January 31, 1996 in excess of $546,000,000, to build a "virtual campus" system. The virtual campus is expected to consist of a "bookstore" which will offer products, services and online courseware developed by Autodesk-authorized training centers, authorized educational resellers and developers (sometimes with the assistance of the Company). In addition, the virtual campus will provide users access to new software product demonstrations, new software product releases and an opportunity to participate in software certificate and assessment programs. In 1995, one million students took Autodesk courses through various institutions, including 50,000 Autodesk users who attended courses at authorized training centers. In 1997, the Company anticipates that a portion of these courses will be taken by Autodesk users online, and other Autodesk software and related products will be purchased through the virtual campus.


   UOL Publishing, Inc. was incorporated in Virginia in July 1984 and reincorporated in Delaware in March 1985. The Company's principal executive offices are located at 8251 Greensboro Drive, Suite 500, McLean, Virginia 22102, its telephone number at that address is (703) 893-7800, and its web-site is located at http://www.uol.com. Unless the context otherwise requires, "UOL" and the "Company," as used in this Prospectus, refer to UOL Publishing, Inc. and its wholly owned subsidiary, Cognitive Training Associates, Inc., a Texas corporation.

                                  THE OFFERING

Common Stock offered by the Company...................  1,430,000 shares
Common Stock to be outstanding after this offering ...  3,184,415 shares(1)
Use of Net Proceeds...................................  Repayment of debt, working capital and other general corporate purposes.
                                                        See "Use of Proceeds."
Proposed Nasdaq National Market symbol................  "UOLP."

----------

(1) Reflects the conversion of the Company's outstanding Preferred Stock into an aggregate of 840,667 shares of Common Stock upon consummation of this offering and assumes no exercise of stock options or warrants or conversion of convertible debt after October 31, 1996, except with respect to the Furst Transactions and the Jones Transactions. As of October 31, 1996, there were: (i) outstanding options to purchase an aggregate of 378,036 shares of Common Stock under the Company's stock plans at a weighted average exercise price of $9.53 per share; and (ii) warrants to purchase an aggregate of 476,369 shares of Common Stock, at a weighted average exercise price of $9.80 per share. See "Capitalization," "Management--Stock Plans," "Certain Transactions" and "Description of Capital Stock." After giving effect to the (a) exercise of all such options and warrants, and (b) issuance and exercise of warrants to purchase 73,172 shares of Common Stock issuable to InternetU, Inc. (see "Business--Strategic Partners--Autodesk and Other Business Partners"), the fully diluted number of shares of Common Stock to be outstanding after this offering would be 4,111,992.

                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     NINE MONTHS ENDED
                                       YEARS ENDED DECEMBER 31,        SEPTEMBER 30,
                                    ------------------------------ --------------------
                                      1993      1994       1995       1995      1996
                                    -------- ---------- ---------- --------- ----------
                                                                        (UNAUDITED)
Statement of Operations Data:
Net revenues .....................  $ 288    $   806    $   548    $   409   $   443
Loss from operations .............   (265)    (1,030)    (2,291)    (1,400)   (3,605)
Net loss..........................   (414)      (687)    (2,240)    (1,330)   (3,449)
Pro forma net loss per share(1)                           (1.77)               (2.30)
Pro forma weighted average shares
outstanding(1)..................                          1,363                1,605


                                        AT SEPTEMBER 30, 1996 (UNAUDITED)
                                        ---------------------------------
                                                              PRO FORMA
                                                     PRO         AS
                                          ACTUAL   FORMA(2)   ADJUSTED(3)
                                        ---------- ---------- -----------
Balance Sheet Data:
Working capital (deficit).............  $   (337)      393     18,061
Total assets .........................     3,945     4,245     21,014
Total liabilities.....................     3,148     2,718      1,819
Redeemable convertible Preferred
Stock.................................     3,343        --         --
Accumulated deficit...................   (10,191)  (10,195)   (10,195)
Total stockholders' equity (deficit) .    (2,546)    1,527     19,195
----------

(1)  See Note 2 of Notes to UOL Financial Statements.

(2) Gives effect to (i) the conversion of all shares of Preferred Stock into Common Stock upon completion of this offering, (ii) the declaration, issuance and conversion of Preferred Stock dividends, (iii) the Furst Transactions, and (iv) the Jones Transactions.

(3) Adjusted to give effect to the sale by the Company of the 1,430,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share, and the application of the net proceeds therefrom. See "Use of Proceeds."

                              --------------------

   UOL, Chalkboard, the Virtual Workforce and the slogan "What you think...is our business" are registered trademarks of the Company and UOL Publishing, University Online, Courseware Construction Set, Registrar Architect, Test Architect and the Company logo are trademarks of the Company. This Prospectus may also include trade names and trademarks of other companies.

   THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING WITHOUT LIMITATION THE RISK FACTORS SET FORTH BELOW AND THE MATTERS SET FORTH IN THIS PROSPECTUS GENERALLY.

                                  RISK FACTORS

   An investment in the Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.


   Limited Operating History in Targeted Market; Anticipation of Continued Losses. The Company has achieved only limited revenues to date, and its ability to generate significant revenues is subject to substantial uncertainty. Although the Company has been in existence since 1984, it changed its business focus in 1993 in response to, among other things, perceived market opportunities for online education as a result of recent technological developments relating to the Internet. The Company has incurred significant net losses since inception, including net losses of $414,000, $687,000, $2,240,000 and $3,449,000 for the
years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996, respectively. The Company expects to continue to incur significant losses on a quarterly and annual basis at least through 1997. As of September 30, 1996, the Company had an accumulated deficit of $10,191,004 and a working capital deficiency of $337,353. There can be no assurance that the Company will achieve revenue growth or profitability. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Substantial Dependence on Third Party Relationships. The Company is substantially dependent on relationships with its partners with respect to acquisition of content and distribution of the Company's products and services. To date, various content providers, including academic institutions and business partners, have entered into agreements with the Company. Certain of these agreements contain limits on the use of the courseware, do not address future content and may be terminated by either party upon breach of any material obligation or upon a bankruptcy, insolvency or similar filing. In addition, the Company believes that it will be necessary in the future to license additional courseware. There can be no assurance that the Company will be able to maintain and modify, if necessary, its existing agreements or enter into agreements with prospective content providers, or that the content providers will be satisfied with the revenues received through arrangements with the Company. In particular, the Company's planned introduction of additional courses depends upon its relationships with current and anticipated future strategic partners. The Company has no current understandings, commitments or agreements with any new strategic partners, and it may not be successful in negotiating agreements with new strategic partners in the future. Moreover, if the Company is required to pay increased fees to its content providers, such increased payments will have an adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategic Partners."

   Distribution and positioning of the Company's products and services is dependent upon their compatibility with web browsers provided by Netscape Communications Corporation ("Netscape") and Microsoft Corporation ("Microsoft"), and access to online networks through arrangements with Internet service providers such as NETCOM On-Line Communications Services, Inc., PSI Net Inc. and UUNET Technologies, Inc. The Company is also dependent on web-site operators that provide links to the Company's web-sites. Although the Company views these relationships as important direct and indirect factors in the generation of revenues, most of the Company's arrangements do not require future commitments to provide access or links to the Company's products or services, are not exclusive and may be terminated at the convenience of the other party. Moreover, the Company does not have agreements with web-site operators who provide links to the Company's sites, and such web-site operators may terminate such links at any time without notice to the Company. In addition, there can be no assurance that the Company's partners regard their relationship with the Company as important to their own respective businesses and operations, that they will not reassess their commitment to the Company's products or services at any time in the future or that they will not develop their own competitive products or services, that the products or services of those companies that provide access or links to the Company's products or services will achieve market acceptance or commercial success or that the Company's existing relationships will result in successful product or service offerings or the generation of significant revenues for the Company. Failure of one or more of these entities to achieve or maintain market acceptance or commercial success or the termination of one or more successful relationships could have a material adverse effect on the Company. In addition, the termination of the Company's position on a web browser or the grant to a competitor of an exclusive arrangement with respect to positioning on a web browser would significantly reduce traffic on the Company's web-sites which would have a material adverse effect on the Company.

   The Company's distribution strategy is to develop multiple distribution channels. The Company sells its products through direct sales, the Internet and its strategic partners. There can be no assurance that the Company will be able to attract resellers and partners that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. In addition, certain of UOL's resellers and partners may compete with one another and the Company, and the Company may also be required to manage conflicts among its resellers and partners. For example, certain of UOL's partners have required UOL to refrain from linking its products with competing products. The Company may be adversely affected by pricing pressure or other adverse consequences of competition or conflict among or with its resellers and partners, or should any reseller or partner fail to adequately penetrate its market segment. The inability to recruit, manage or retain important resellers or partners, or their inability to penetrate their respective market segments, would materially adversely affect the Company.

   Risks Associated with Acquisitions; Integration of Acquired Operations. As a key component of its business strategy, the Company expects to make acquisitions of, or significant investments in, complementary companies, products or technologies, although no such acquisitions or investments are currently pending. The Company, for example, recently acquired CTA. See "Business--Acquisitions" and "Certain Transactions." Any acquisition is accompanied by such risks as, among other things, the difficulties in assimilating the operations and personnel of acquired companies, potential disruption to the Company's ongoing business, difficulties of incorporating acquired technology into the Company's products and additional expense associated with amortization of acquired intangible assets. In addition, paying for any future acquisitions with Company Common Stock or cash could result in potential dilution to the value of the Company's Common Stock, require the Company to raise additional financing, which may not be available on terms favorable to the Company (see "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding"), and/or have an adverse effect on the Company's liquidity. In pursuing this strategy, there can be no assurance that the Company will be able to identify attractive targets and make successful acquisitions in the future on commercially reasonable terms, or that it will be successful in overcoming these risks or any other problems encountered in connection with acquisitions. See "Business--Growth Strategy" and "Business--Acquisitions."


   Highly Competitive Market. The market for educational and training products and services is highly competitive and the Company expects that competition will continue to intensify. Although the Company believes that its competitors do not currently offer Web-based, interactive, on-demand courseware, there are no substantial barriers to entry in the online education and training market. A number of the Company's existing competitors, as well as a number of potential new competitors (including the Company's partners), have significantly greater financial, technical and/or marketing resources than the Company. In addition, the Company's partners could use information obtained from the Company to gain an additional competitive advantage over the Company. There can be no assurance that the Company's competitors will not develop products and services that are superior to those of the Company or that achieve greater market acceptance than the Company's products and services. Moreover, there can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company. See "Business--Competition."

   Difficulties in Managing Rapid Growth; Dependence on Key Personnel. The Company has experienced rapid growth and expansion which has placed a significant strain on its administrative, operational and financial resources. The Company's performance is substantially dependent on the performance of its executive officers and key employees, some of whom have worked together for only a short period of time. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company. The Company maintains "key man" life insurance in the amount of $1,000,000 on Narasimhan P. Kannan, Chairman of the Board of Directors and Chief Executive Officer, and has applied for such coverage for Carl N. Tyson, President and Chief Operating Officer, and has employment agreements with certain of its executive officers. See "Management--Executive Compensation--Employment Agreements." However, neither such insurance nor such agreements necessarily fully compensate the Company for, or preclude, the loss of the services of the relevant personnel. The Company anticipates that future growth, if any, will require it to identify, recruit, hire, train and retain a substantial number of new technical, managerial, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate and retain such personnel. The Company's ability to manage its growth successfully will also require the Company to expand its administrative, operational, management and financial systems and controls. Such expansion is expected to result in significantly increased operating expenses. To the extent that such expenses precede any increase in revenues, the Company will be materially adversely affected. There can be no assurance that such expansion will be successfully completed or that the cost of such expansion will not exceed the revenues, if any, generated. See "Business--Employees" and "Management."

   Significant Fluctuations in Quarterly Results; Economic Conditions. The Company's expense levels are based in part on its expectations as to future revenues. Quarterly sales and operating results generally depend on the licensing and support revenues, online revenues and development and other revenues recognized, which are difficult to forecast. The Company may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in relation to the Company's expectations would have an immediate adverse impact on the Company.

   The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control. These factors include general economic conditions, demand for online education, acceptance and usage of the Internet, the budgeting cycles of customers, seasonality of revenues corresponding to academic calendars, capital expenditures and other costs relating to the expansion of operations, the introduction of new products or services by the Company or its competitors, the mix of the products and services sold and the channels through which those products and services are sold, and pricing changes. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions that could have a material adverse effect on the Company. The Company believes that period-to-period comparisons of its operating results should not be relied upon for an indication of future performance. Due to all of the foregoing factors, it is possible that in some future quarter, the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Risk Factors--No Prior Public Market; Possible Volatility of Stock Price" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


   Dependence on a Limited Number of Customers. A significant portion of the Company's revenues to date have been derived from sales to a limited number of customers. For example, in 1995, three Company customers, all of which were users of CYBIS courseware, accounted for more than 10% of its revenues: the Joint Committee on Computer-Based Instruction, 54%; Redstone Arsenal, 14%; and the University of Massachusetts, 10%. In addition, substantially all of the Company's revenues since January 1994 have been generated through the licensing of CYBIS courseware. The Company currently anticipates that future revenues may continue to be derived from sales to a limited number of customers, although the Company's largest customers in the future may not be users of CYBIS courseware because the Company believes that CYBIS revenues will not be substantial compared to the Company's expected future revenues (although there can be no assurance that the Company will be successful in generating significant revenues from other sources). Accordingly, the cancellation or deferral of a small number of contracts or license agreements would have a material adverse effect on the Company. See "Business--Customers."

   Dependence on Online Distribution. The use of the Company's products and services will depend in large part upon the development of an infrastructure for providing online access and services. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether such networks will prove to be viable commercial marketplaces. Such networks have experienced, and are expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the infrastructures of such networks will continue to be able to support the demands placed on them by this continued growth. In addition, such networks could lose their viability due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet
Protocol) to handle increased levels of activity, increased governmental regulation or other factors. There can be no assurance that the infrastructure or complementary services necessary to make such networks viable commercial marketplaces will be developed, or that if developed, such networks will become viable commercial marketplaces for products and services such as those offered by the Company. In particular, such networks are an unproven medium for education. In the event such networks fail to become a viable education medium, there can be no assurance the Company will be able to overcome the costs and difficulties associated with adapting to alternative media, if and when they become available. If such networks do not become viable commercial marketplaces or do not develop as a viable medium for education, the Company would be materially adversely affected. See "Business--Industry Background."

   Capacity Constraints and System Failure. A key element of the Company's strategy is to generate a high volume of online traffic to its products and services. Accordingly, the performance of the Company's products and services is critical to the Company's reputation, its ability to attract customers and market acceptance of these products and services. Any system failure that causes interruptions in the availability or increases response time of the Company's products and services would result in less traffic to the Company's web-sites and, if sustained or repeated, would reduce the attractiveness of the Company's products and services. An increase in the volume of use of the Company's products and services could strain the capacity of the software or hardware deployed by the Company or the capacity of the Company's network infrastructure, which could lead to slower response time. Any failure to expand the capacity of the Company's hardware or network infrastructure on a timely basis or on commercially reasonably terms would have a material adverse effect on the Company. The Company is also dependent upon web browsers and Internet and online service providers for access to its products and services and users may experience difficulties due to system failures unrelated to the Company's systems, products and services.

   Security Risks. The Company has included in its products certain security protocols which operate in conjunction with encryption and authentication technology. Despite the existence of these technologies, the Company's products may be vulnerable to break-ins and similar disruptive problems caused by online users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through the Company's computer systems and the computer systems of end-users, which may result in significant liability to the Company and may also deter potential customers. For example, computer "hackers" could remove or alter portions of the Company's online courseware. Persistent security problems continue to plague the Internet, the Web and other public and private data networks. Alleviating problems caused by third parties may require significant expenditures of capital and resources by the Company and may cause interruptions, delays or cessation of service to the Company and its customers. Moreover, the security and privacy concerns of the Company and of existing and potential customers, as well as concerns related to computer viruses, may inhibit the growth of the online marketplace generally, and the Company's customer base and revenues in particular. The Company attempts to limit its liability to customers, including liability arising from a failure of the security features contained in the Company's products, through contractual provisions limiting warranties and disallowing damages in excess of the price paid for the products and services purchased. However, there can be no assurance that such limitations will be enforceable. The Company currently does not have product liability insurance to protect against these risks and there can be no assurance that such insurance will be available to the Company on commercially reasonable terms or at all. See "Business--Products and Services."

   Developing Market; Rapid Technological Changes and New Products. The market for the Company's products and services is rapidly evolving in response to recent developments relating to online technology and is characterized by evolving industry standards and customer demands and an increasing number of market entrants who have introduced or developed online products and services. It is difficult to predict the size and growth rate, if any, of this market. As is typical in the case of a rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Moreover, critical issues concerning the commercial use of online networks (including reliability, cost, ease of use and access, quality of service and market acceptance) remain unresolved and may impact potential future growth. Although costs have been decreasing while ease of use, market acceptance and access have been increasing, there can be no assurance these trends will continue. Furthermore, the rapid growth in the use of online networks has led to cases of system overload and other failures. Therefore, reliability and quality of service continue to be particularly critical issues for this developing market. The Company's future success will depend in significant part on its ability to continue to improve the performance, features and reliability of its products and services in response to both evolving demands of the marketplace and competitive product offerings, and there can be no assurance that the Company will be successful in developing, integrating or marketing such products or services. In addition, new product releases by the Company may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence and adversely affecting the Company.

   Limited Marketing Experience. The Company changed its business focus in 1993, and therefore has limited marketing experience in its current industry. The Company's direct marketing and sales staff consists of only seven full-time and two part-time employees, none of whom have significant experience marketing in the Company's developing industry. There can be no assurance that the Company will be able to recruit or retain skilled marketing and sales personnel. In addition to direct sales, the Company markets its products and services through a variety of means, including the Internet, strategic marketing partners, resellers and other arrangements. The Company relies to a large extent on its academic and business partners to market its courseware to students. As such, the Company's marketing will be dependent in part upon the efforts of third parties, such as Internet service providers and the Company's partners and resellers. There can be no assurance that such efforts will be successful or that such parties will not reassess their commitment to the Company. See "Business--Sales and Marketing."

   Risks Related to Trademarks and Proprietary Rights. The Company regards its copyrights, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and the Company relies upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company has obtained registered trademarks in the United States for UOL, Chalkboard, the Virtual Workforce and the slogan "What you think...is our business" and has applied for the registration of certain of its other trademarks, including University Online, Courseware Construction Set, Registrar Architect, Test Architect and the UOL logo. The Company intends to apply for registration of UOL Publishing. The Company will continue to evaluate the registration of additional service marks and trademarks as appropriate. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or services or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary to protect the Company's proprietary technology. Any such litigation may be time-consuming and costly, cause product release delays, require the Company to redesign its products or services or require the Company to enter into royalty or licensing agreements, any of which could have a material adverse effect upon the Company. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology or duplicate the Company's products or services or design around patents or other intellectual property rights of the Company. In addition, distributing the Company's products through online networks makes the Company's software more susceptible than other software to unauthorized copying and use. For example, online delivery of the Company's courseware makes it difficult to ensure compliance by the Company with contractual restrictions, if any, as to the parties who may access such courseware. The Company plans to allow users to download electronically certain of its courseware content, which could adversely affect the Company's ability to collect payment from users that obtain copies from the Company's existing or past customers. If, as a result of changing legal interpretations of liability for unauthorized use of the Company's software or otherwise, users were to become less sensitive to avoiding copyright infringement, the Company would be materially adversely affected. See "Risk Factors--Government Regulation and Legal Uncertainties" and "Business--Trademarks and Proprietary Rights."

   Future Capital Needs; Uncertainty of Additional Funding. The Company has financed its operating cash flow needs primarily through private placements of equity securities and, to a lesser extent, borrowings from stockholders. Through September 30, 1996, net proceeds from the sale of the Company's equity securities aggregated approximately $8,907,891. The Company may require substantial additional capital to finance its future growth and fund its ongoing operations beyond the next 12 months. The Company's capital requirements will depend on many factors, including, but not limited to, acceptance of and demand for the Company's products and services, the types of arrangements that the Company may enter into with its partners and customers, and the extent to which the Company engages in acquisitions or invests in new technology and research and development projects. To the extent that the Company's existing sources of liquidity and cash flow from operations are insufficient to fund the Company's activities, the Company may need to raise additional funds. If additional funds are raised through the issuance of equity securities, which can be done without stockholder approval, the percentage ownership of the Company's stockholders would be reduced. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Government Regulation and Legal Uncertainties. The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on online networks. Due to the increasing popularity and use of online networks, it is possible that a number of laws and regulations may be adopted with respect to online networks, covering issues such as user privacy, pricing, and the characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of online networks, which could in turn decrease the demand for the Company's products and increase the Company's cost of doing business or otherwise have an adverse effect on the Company. Moreover, the applicability to online networks of existing laws governing issues such as property ownership, sales taxes, libel and personal privacy is uncertain. Furthermore, as a publisher of educational materials, the Company could be subject to accreditation or other governmental regulations. Any new legislation or regulation applicable to online networks, the Company or its products or services could have a material adverse effect on the Company.

   Because materials may be downloaded by the online or Internet services operated or facilitated by the Company or the Internet access providers with which it has a relationship and be subsequently distributed to others, there is a potential that claims will be made against the Company for copyright or trademark infringement or other legal theories. Such claims have been brought against online services in the past. Although the Company carries general liability insurance, the Company's insurance may not cover claims of this type, or may not be adequate to cover all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company. See "Business--Governmental Regulation and Legal Uncertainties."


   Immediate and Substantial Dilution. At an assumed initial public offering price of $14.00 per share, investors participating in this offering will incur immediate, substantial dilution in pro forma net tangible book value of $8.19 per share. To the extent options and warrants to purchase the Company's Common Stock are exercised, there may be further dilution to the new public investors. See "Dilution."

   Shares Eligible for Future Sale. The 1,430,000 shares of Common Stock offered hereby will be freely tradeable without restriction in the public market. Taking into account restrictions imposed by the Securities Act of 1933, as amended (the "Securities Act"), rules promulgated by the Securities and

Exchange Commission thereunder and "lock-up" agreements by which certain stockholders are bound, (i) approximately 47,168 additional shares will be eligible for immediate sale as of the date of the final prospectus relating to this offering, (ii) approximately 3,229 additional shares will be eligible for sale beginning 90 days after the date of the final prospectus relating to this offering, (iii) approximately 27,336 shares will be eligible for sale beginning as early as March and May 1997 pursuant to Rule 144 under the Securities Act; and (iv) approximately 998,545 additional shares will be eligible for sale beginning one year after the date of the final prospectus relating to this offering. Approximately 678,137 remaining shares will not be eligible for sale pursuant to Rule 144 until the expiration of their applicable two-year holding periods, which will expire at various times through September 1998.

   As of October 31, 1996, an additional 854,405 shares of Common Stock were subject to outstanding options and warrants. Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market upon exercise of these warrants or options, subject in some cases to the volume and other restrictions of Rule 144, will be as follows: (i) approximately 250,155 additional shares will be eligible for sale beginning one year after the date of the final prospectus relating to this offering; (ii) approximately 476,369 remaining shares issuable upon exercise of warrants will not be eligible for sale pursuant to Rule 144 until the expiration of their applicable holding periods, which will expire two years from their exercise dates; and (iii) approximately 127,881 remaining shares issuable upon exercise of options will be eligible for sale pursuant to Rule 701 upon the ratable vesting of such shares at various times through August 1999. Friedman, Billings, Ramsey & Co., Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. The Company intends to file a registration statement on Form S-8 under the Securities Act approximately one year after the date of the final prospectus relating to this offering to register an aggregate of up to 492,856 shares of Common Stock issued or reserved for issuance to employees and consultants. Sales of substantial amounts of the Company's Common Stock in the public market after this offering could adversely affect prevailing market prices for the Common Stock and the Company's ability to raise capital. See "Shares Eligible for Future Sale."

   Potential Issuance of Preferred Stock; Anti-Takeover Provisions. The Company's Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of the Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and as a result, the issuance of such stock could have a material adverse effect on the market value of the Common Stock.


   Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire, and could discourage a third party from attempting to acquire, control of the Company. Certain of these provisions eliminate the right of stockholders to act by written consent and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and may have the effect of delaying or preventing a change in control of the Company. The Company may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control of the Company. Certain of such measures may be adopted without any further vote or action by the stockholders, although the Company has no present plans to adopt any such measures. The Company is also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of the Company, impede a merger, consolidation or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. See "Description of Capital Stock--Preferred Stock" and "--Delaware Law and Limitations on Changes in Control."

   Legal Proceedings. The Company could be subject to legal proceedings and claims in the ordinary course of its business or otherwise, including claims relating to license agreements, royalties or claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its licensees. For example, in October 1996, The Roach Organization, Inc. ("TRO"), from which Control Data received its license with respect to the CYBIS courseware (which license was assigned to the Company in January 1994), alleged unspecified violations by the Company of the terms of such license. TRO demanded that the Company cease such alleged violations and compensate TRO for unspecified alleged damages in connection therewith. This or any other claim, even if not meritorious, could result in the expenditure of significant financial and managerial resources. See "Business--Legal Proceedings."

   Risk Associated With Use of Net Operating Loss Carryforwards. As of September 30, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $7,814,000, which expire at various dates through 2011. The Company's ability to utilize its net operating loss and credit carryforwards to offset future tax obligations, if any, may be limited by changes in ownership. Any such limitation on the utilization of such net operating loss carryforwards, to the extent it increases the amount of federal income tax that the Company must actually pay, may have an adverse impact on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--UOL Publishing, Inc.--Liquidity and Capital Resources."

   No Prior Public Market; Possible Volatility of Stock Price. Prior to this offering there has been no public market for the Common Stock. The initial public offering price was determined by negotiations among the Company and the representatives of the Underwriters. See "Underwriting." There can be no assurance that an active public market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The market price of the Common Stock could be subject to significant fluctuations in response to future announcements concerning the Company or its partners or competitors, the introduction of new products or changes in product pricing policies by the Company or its competitors, proprietary rights or other litigation, changes in analysts' earnings estimates, general conditions in the online distribution market, developments in the financial markets and other factors. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations that have particularly affected the market prices for technology companies and which have often been unrelated to the operating performance of the affected companies. Broad market fluctuations of this type may adversely affect the future market price of the Common Stock.


   Broad Discretion in Allocation of Proceeds. The Company has not designated any specific use for the majority of the net proceeds of this offering of 1,430,000 shares of Common Stock. Rather, the Company intends to use the majority of the net proceeds for general corporate purposes, which may include acquisitions. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. See "Use of Proceeds."


   Absence of Dividends. The Company has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

                                 USE OF PROCEEDS


   The net proceeds to the Company from the sale of the 1,430,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $17,668,600 ($20,461,390 if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $14.00 per share and after deducting underwriter discounts and estimated offering expenses payable by the Company.

   The Company intends to use a portion of the net proceeds to repay debt of the Company, including two notes payable to securityholders in the aggregate principal amount of approximately $285,000, plus accrued interest, and accrued wages to current and former officers and employees of the Company in the net amount of approximately $290,000. Such remaining net proceeds will be used for general corporate purposes, including working capital.


   Portions of such remaining net proceeds may also be used to acquire or invest in businesses or products or to acquire complementary technologies. While from time to time the Company evaluates potential acquisitions of such businesses, products or technologies, there are no understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies. Pending such uses, the Company may invest such net proceeds in short-term, investment-grade, interest-bearing securities.

                                 DIVIDEND POLICY

   The Company has never declared or paid any cash dividends on its capital stock. It is the present policy of the Company to retain earnings to finance the growth and development of its business and, therefore, the Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. In addition, certain provisions of the Company's existing indebtedness prohibit or limit the Company's ability to pay cash dividends on its Common Stock.

                                 CAPITALIZATION


   The following table sets forth, as of September 30, 1996, (i) the Company's actual short-term debt and capitalization, (ii) the Company's pro forma short-term debt and capitalization after giving effect to (A) the conversion of all outstanding shares of Preferred Stock into Common Stock, (B) the Furst Transactions, (C) the Jones Transactions, and (D) the declaration, issuance and conversion of Preferred Stock dividends, all of which are to occur upon completion of this offering, and (iii) the Company's pro forma short-term debt and capitalization, as adjusted to give effect to the sale by the Company of the 1,430,000 shares of Common Stock offered hereby (after deducting estimated underwriting discount and offering expenses payable by the Company) and the application of the net proceeds thereof. See "Use of Proceeds."

                                                                              SEPTEMBER 30, 1996
                                                                      ----------------------------------
                                                                                              PRO FORMA
                                                                                                  AS
                                                                        ACTUAL    PRO FORMA    ADJUSTED
                                                                      ---------- ----------- -----------
                                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
Loans payable to related parties .................................... $    715   $    285    $     --
Notes payable........................................................      228        228         228
Short-term borrowings................................................      112        112         112
Accrued interest.....................................................      182        182         106
                                                                      ---------- ----------- -----------
Total short-term debt................................................    1,237        807         446

Redeemable convertible Preferred Stock, $0.01 par value:
 Series B,  6,000,000  shares  authorized,  185,877 shares issued and
  outstanding (1)....................................................    3,343         --          --
 Series B-1,  6,000,000  shares  authorized,  no  shares  issued  and
  outstanding........................................................       --         --          --
Stockholders' equity (deficit):
 Series A convertible  Preferred  Stock, $0.01 par value;  12,000,000 shares authorized,  402,960 shares  issued  and  outstanding  on an actual basis;  no shares issued and outstanding, on  a pro forma or
  pro forma as adjusted basis .......................................        4         --          --
 Undesignated  Preferred  Stock,  $0.01 par value;  10,000,000 shares
  authorized, no shares issued or outstanding........................       --         --          --
 Common Stock, $0.01 par value; 36,000,000 shares authorized, 830,830 shares issued and  outstanding on an actual basis; 1,754,415 shares issued and outstanding,  on a pro  forma  basis;  3,184,415  shares
  issued and outstanding, on a pro forma as adjusted basis(1) ........       8         18          32
Additional paid-in capital ...........................................   7,633     11,704      29,358
Accumulated deficit................................................... (10,191)   (10,195)    (10,195)
                                                                      ---------- ----------- -----------
Total stockholders' equity (deficit)..................................  (2,546)     1,527      19,195
                                                                      ---------- ----------- -----------
 Total capitalization.................................................$  2,034   $  2,334    $ 19,641
                                                                      ========== =========== ===========

----------

(1) Actual capitalization excludes (i) 288,916 shares reserved for issuance under the Company's Amended and Restated Stock Option Plan (the "Option Plan") and 135,960 shares reserved for issuance under the Company's 1996 Stock Plan (the "1996 Plan"), (ii) 521,313 shares issuable upon exercise of warrants at a weighted average exercise price of $10.65 per share, and
     (iii) 14,729 shares issuable upon conversion of $130,000 in convertible debt of the Company upon consummation of the offering. As of the date of this Prospectus, there were options to purchase 378,036 shares outstanding under the Option Plan and the 1996 Plan at a weighted average exercise price of $9.53 per share. See "Management--Stock Plans," "Certain Transactions," "Description of Capital Stock--Warrants" and Note 10 of Notes to UOL Financial Statements.

                                    DILUTION


   The pro forma net tangible book value of the Company as of September 30, 1996 was $841,000 or $0.48 per share of Common Stock. Net tangible book value per share represents total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding after giving effect to (A) the conversion of all outstanding shares of Preferred Stock into Common Stock, (B) the Furst Transactions, (C) the Jones Transactions, and (D) the declaration, issuance and conversion of Preferred Stock dividends, all of which are to occur upon completion of this offering (collectively, the "IPO Transactions"). After giving effect to the sale of the 1,430,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price per share of $14.00) and after deducting underwriting discount and estimated offering expenses, the pro forma as adjusted net tangible book value of the Company as of September 30, 1996 would have been $18,509,000 or $5.81 per share, representing an immediate increase in such net tangible book value of $5.33 per share to existing stockholders and an immediate dilution of $8.19 per share to the new investors. The following table illustrates this per share dilution:

Initial public offering price per share...........................           $14.00
 Pro forma net tangible book value per share as of September 30,
  1996............................................................  $0.48
 Pro forma increase in net tangible book value per share
  attributable to new investors...................................  $5.33
Pro forma as adjusted net tangible book value per share after
 this offering....................................................           $ 5.81
Pro forma dilution per share to new investors.....................           $ 8.19

   The following table summarizes, as of September 30, 1996, the differences between the number of shares of Common Stock purchased from the Company, the total consideration and the average price per share paid by: (i) existing stockholders; (ii) pro forma investors (the "Pro Forma Investors") in the IPO Transactions; and (iii) the new investors purchasing shares of Common Stock in this offering (at an assumed initial public offering price per share of $14.00 and before deducting underwriting discount and estimated offering expenses):

                           SHARES PURCHASED       TOTAL CONSIDERATION
                        ---------------------- ------------------------  AVERAGE PRICE
                           NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                        ------------ --------- -------------- --------- ----------------
Existing stockholders   1,419,667     44.6%    $10,353,720     33.3%    $ 7.29
Pro Forma Investors ..    334,748     10.5%        736,240      2.4%      2.20
New investors.........  1,430,000     44.9%     20,020,000     64.3%     14.00
                        ------------ --------- -------------- --------- ---------------
   Total..............  3,184,415    100.0%    $31,109,960    100.0%
                        ============ ========= ============== =========


   The foregoing tables assume no exercise of stock options or warrants or conversion of convertible debt after September 30, 1996, except with respect to the Furst Transactions and the Jones Transactions. As of September 30, 1996, there were outstanding options to purchase an aggregate of 378,036 shares of Common Stock under the Company's stock plans at a weighted average exercise price of $9.53 per share and warrants to purchase an aggregate of 476,369 shares of Common Stock, at a weighted average exercise price of $9.80 per share. To the extent options or warrants are exercised, there may be further dilution to the new investors. See "Capitalization," "Management--Stock Plans," "Certain Transactions," "Description of Capital Stock--Warrants" and Note 10 of Notes to UOL Financial Statements.

                             SELECTED FINANCIAL DATA


   The following selected financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere herein. The statement of operations data set forth below with respect to the years ended December 31, 1993, 1994 and 1995 and the balance sheet data as of December 31, 1994 and 1995, is derived from and is referenced to, the audited financial statements of the Company included elsewhere in this Prospectus. The statement of operations data set forth below with respect to the years ended December 31, 1991 and 1992 and the balance sheet data as of December 31, 1991, 1992 and 1993 is derived from financial statements not included in this Prospectus. The statement of operations data set forth below with respect to the nine month periods ended September 30, 1995 and 1996 and the balance sheet data as of September 30, 1996 is derived from, and is referenced to, the unaudited financial statements of the Company included elsewhere in this Prospectus. The unaudited financial statements include all normal recurring adjustments that the Company considers necessary for a fair presentation of its financial position and results of operations. The results of operations for the nine month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996, or any other future period.

                                                                                                   NINE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                         ------------------------------------------------------ -----------------------
                                           1991      1992      1993        1994        1995        1995         1996
                                         --------- --------- ---------- ----------- ----------- ----------- ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
Net revenues:
 Licensing and support revenues........  $   --    $   --    $   --    $   710    $   416     $   327     $   326
 Online revenues ......................      --        --        14         14         56          42          63
 Development and other revenues........     899       404       274         82         76          40          54
                                         --------- --------- --------- ---------- ----------- ----------- -----------
Total net revenues ....................     899       404       288        806        548         409         443
Costs and expenses:
 Cost of revenues .....................     534       146        64        146         94          69         112
 Sales and marketing...................     230       178       130        296        933         551       1,048
 Product development...................     175       132       151        206        576         412         840
 General and administrative............     303       268       207        890        927         549       1,981
 Depreciation and amortization.........      10         9         1        298        309         228          67
                                         --------- --------- --------- ---------- ----------- ----------- -----------
Total costs and expenses...............   1,252       733       553      1,836      2,839       1,809       4,048
Loss from operations...................    (353)     (329)     (265)    (1,030)    (2,291)     (1,400)     (3,605)
Other income (expense) ................      --        --         6         (6)       126         124         206
Interest expense.......................     (97)      (91)     (155)      (260)       (75)        (54)        (50)
                                         --------- --------- --------- ---------- ----------- ----------- -----------
Loss before extraordinary gain on debt
 forgiveness...........................    (450)     (420)     (414)    (1,296)    (2,240)     (1,330)     (3,449)
Extraordinary gain on debt
 forgiveness...........................      --        --        --        609         --          --          --
Net loss...............................  $ (450)   $ (420)   $ (414)   $  (687)   $(2,240)    $(1,330)    $(3,449)
                                         ========= ========= ========= ========== =========== =========== ===========
Net loss per share(1):
 Loss before extraordinary gain on debt
  forgiveness(1).....................     (0.65)    (0.61)    (0.60)     (1.79)     (2.24)      (1.34)      (3.34)
 Extraordinary gain on debt
  forgiveness(1).....................        --        --        --       0.84         --          --          --
 Net loss per share(1)...............    $(0.65)   $(0.61)   $(0.60)   $ (0.95)   $ (2.24)    $ (1.34)    $ (3.34)
                                         ========= ========= ========= ========== =========== =========== ===========
Weighted average shares
 outstanding(1)......................       689       689       689        725      1,079       1,075       1,104
                                         ========= ========= ========= ========== =========== =========== ===========
Pro forma net loss per share(1)  ....                                             $ (1.77)                $ (2.30)
                                                                                  ===========             ===========
Pro forma weighted average shares
 outstanding(1) .....................                                               1,363                   1,605
                                                                                  ===========             ===========


                                                                DECEMBER 31,                          SEPTEMBER 30, 1996
                                                    ----------------------------------------------  ---------------------
                                                                                                                   PRO
                                            1991        1992        1993        1994        1995      ACTUAL     FORMA(2)
                                        ----------- ----------- ----------- ----------- ----------- ---------- ----------
Balance Sheet Data:
Working capital (deficit) ............  $(1,776)    $(1,377)    $(2,724)    $(2,587)    $(1,402)    $   (337)  $    393
Total assets..........................      117         254         352         879         613        3,945      4,245
Total liabilities.....................    1,989       2,554       3,075       3,158       1,887        3,148      2,718
Redeemable convertible Preferred
Stock.................................       --          --          --          --          --        3,343         --
Accumulated deficit ..................   (2,957)     (3,385)     (3,807)     (4,503)     (6,742)     (10,191)   (10,195)
Total stockholders' deficit ..........   (1,872)     (2,300)     (2,722)     (2,279)     (1,274)      (2,546)     1,527

----------

(1) Computed on the basis described in Note 2 of Notes to UOL Financial Statements.

(2) Gives effect to (i) the conversion of all shares of Preferred Stock into Common Stock upon completion of this offering, (ii) the declaration, issuance and conversion of Preferred Stock dividends, (iii) the Furst Transactions, and (iv) the Jones Transactions.

                          UNAUDITED PRO FORMA COMBINED
                            STATEMENTS OF OPERATIONS

   The pro forma combined statements of operations are based on available information and on certain assumptions and adjustments described in the accompanying notes which the Company believes are reasonable. The pro forma combined statements of operations are provided for informational purposes only and do not purport to present the results of operations of the Company had the transactions assumed therein occurred on or as of the dates indicated, nor are they necessarily indicative of the results of operations which may be achieved in the future. The unaudited pro forma combined statements of operations should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                       PRO FORMA STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                                   HISTORICAL    HISTORICAL   ACQUISITION     PRO FORMA
                                                    UOL(1)      CTA(1)    ADJUSTMENTS      COMBINED
                                                 -------------- ------------ ------------- ---------------
Net revenues...................................  $   547,679    $770,064     $      --     $ 1,317,743
Operating expenses:
 Cost of revenues..............................       93,630     427,466            --         521,096
 Sales and marketing...........................      932,898      25,396            --         958,294
 Product development...........................      576,470     123,261            --         699,731
 General and administrative....................    1,235,403     238,774       297,177 (2)   1,771,354
                                                 -------------- ------------ ------------- ---------------
Loss from operations...........................   (2,290,722)    (44,833)     (297,177)     (2,632,732)
Other income (expense):
 Other income (expense)........................      126,651       4,097        (4,097)        126,651
 Interest expense..............................      (75,570)    (40,703)       26,800 (3)     (89,473)
                                                 -------------- ------------ ------------- ---------------
Loss before income taxes.......................   (2,239,641)    (81,439)     (274,474)     (2,595,554)
Income tax benefit.............................           --     (36,377)           --         (36,377)
                                                 -------------- ------------ ------------- ---------------
Net loss.......................................   (2,239,641)    (45,062)     (274,474)     (2,559,177)
Accrued dividends to preferred stockholders ...     (174,889)         --            --        (174,889)
                                                 -------------- ------------ ------------- ---------------
Net loss available to common stockholders .....  $(2,414,530)   $(45,062)    $(274,474)    $(2,734,066)
                                                 ============== ============ ============= ===============
Net loss per share(4)........................    $     (2.24)                              $     (2.44)
                                                 ==============                            ===============
Weighted average shares outstanding(4) ......      1,079,032                                 1,121,519 (5)
                                                 ==============                            ===============
Pro forma net loss per share(4)..............    $     (1.77)                              $     (1.94)
                                                 ==============                            ===============
Pro forma weighted average shares
 outstanding(4)..............................      1,363,459                                 1,405,946 (5)
                                                 ==============                            ===============


                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                   HISTORICAL    HISTORICAL   ACQUISITION     PRO FORMA
                                                    UOL(6)      CTA(6)    ADJUSTMENTS      COMBINED
                                                 -------------- ------------ ------------- ---------------
Net revenues...................................  $   442,875    $463,112     $     --       $   905,987
Operating expenses:
 Cost of revenues..............................      112,451     175,929           --           288,380
 Sales and marketing...........................    1,048,284      20,482           --         1,068,766
 Product development...........................      839,762     131,321           --           971,083
 General and administrative....................    2,047,071     172,253       76,796 (7)     2,296,120
                                                 -------------- ------------ ------------- ---------------
Loss from operations...........................   (3,604,693)    (36,873)     (76,796)       (3,718,362)
Other income (expense):
 Other income .................................      205,529          --           --           205,529
 Interest expense..............................      (49,541)    (22,479)      16,750 (8)       (55,270)
                                                 -------------- ------------ ------------- ---------------
Loss before income taxes.......................   (3,448,705)    (59,352)     (60,046)       (3,568,103)
Income tax benefit.............................           --      (3,859)          --            (3,859)
                                                 -------------- ------------ ------------- ---------------
Net loss.......................................   (3,448,705)    (55,493)     (60,046)       (3,564,244)
Accrued dividends to preferred stockholders ...     (241,915)         --           --          (241,915)
                                                 -------------- ------------ ------------- ---------------
Net loss available to common stockholders .....  $(3,690,620)   $(55,493)    $(60,046)      $(3,806,159)
                                                 ============== ============ ============= ===============
Net loss per share(4)........................    $     (3.34)                               $     (3.32)
                                                 ==============                            ===============
Weighted average shares outstanding(4) ......      1,103,899                                  1,146,386 (5)
                                                 ==============                            ===============
Pro forma net loss per share(4)..............    $     (2.30)                               $     (2.31)
                                                 ==============                            ===============
Pro forma weighted average shares
 outstanding(4)..............................      1,605,389                                  1,647,876 (5)
                                                 ==============                            ===============

----------

(1)  Statement of operations for the year ended December 31, 1995.

(2) Adjustments to reflect (i) $122,371 of amortization expense related to goodwill and other intangible assets (ii) $150,000 of bonus expense related to the employment agreement with the former stockholder, and (iii) $60,000 of rent expense related to the building, pursuant to a lease agreement executed with the owner of the building, who is also the former, sole stockholder of CTA, and eliminates $35,194 of depreciation expense related to the building, vehicles and certain equipment, which was not acquired by the Company.

(3) Adjustment to eliminate $26,800 of interest expense related to the notes payable associated with the building and vehicle.

(4) See Note 2 of Notes to UOL Financial Statements for a description of the computation of the net loss per share and the weighted average shares outstanding.

(5) Represents shares of Common Stock issued in connection with the CTA acquisition as if the acquisition had occurred on January 1, 1995.

(6) Statement of operations for UOL Publishing, Inc. for the nine months ended September 30, 1996 and Statement of Operations for CTA for the six months ended June 30, 1996.

(7) Adjustments to reflect (i) $61,186 of amortization expense related to goodwill and other intangible assets and (ii) $30,000 of rent expense related to the building, pursuant to a lease agreement executed with the owner of the building, who is also the former, sole stockholder of CTA and eliminates $14,390 of depreciation expense related to the building, vehicle and certain equipment, which was not acquired by the Company.

(8) Adjustment to eliminate $16,750 of interest expense related to the notes payable associated with the building and vehicle.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                              UOL PUBLISHING, INC.

   The following presentation of management's discussion and analysis of the Company's financial condition and results of operation should be read in conjunction with the Company's financial statements, accompanying notes thereto and other financial information appearing elsewhere in this Prospectus.

OVERVIEW

   The Company believes it is a leading publisher of high quality educational courseware for the online education and training market through the Web. The Company offers its courseware to part-time students and working adults in partnerships with academic institutions and business partners. The Company plans to develop and expand its network of academic and business partners, its portfolio of courseware and related products and its distribution system as rapidly as possible.

   The Company was formed in 1984 as IMSATT Corporation, a multimedia research and development company. Through 1989, the Company developed and marketed multimedia tools and services. In 1989, the Company began developing multimedia courseware for the academic and business markets, and in 1991, the Company acquired from Control Data certain rights to resell the CYBIS online courseware, which consisted primarily of courses in language arts, mathematics, social studies, science, business and a variety of technical subjects. In 1993, the Company modified its business focus to capitalize on market opportunities for online education resulting from technological advances relating to the Internet. Since 1993, the Company has raised additional financing and focused its development efforts on migrating its technology to the Web in preparation for the launch of its first Web-based course.


   The Company introduced its first Web-based demonstration course in November 1995. Having demonstrated its ability to deliver online courseware through the Web and recognizing the opportunity to be a leader in this market, the Company began forming strategic partnerships with key academic institutions and business partners to develop and market its online products and services. Under the current business model, UOL's revenues are derived from three primary sources: licensing and support revenues; online revenues; and development and other revenues. Licensing and support revenues consist primarily of monthly fees generated by the licensing and maintenance of the CYBIS courseware under the Control Data subcontracts and CTA licensing and support fees. Online revenues consist primarily of the Company's percentage of the revenues paid by students to enroll in the Company's online courses through its academic and business partners. Online revenues are also expected to include the Company's percentage of the revenues derived from the sale of products and services at commercial web-sites managed by the Company. Development and other revenues consist primarily of fees paid to the Company for developing courseware. While historically licensing and support revenues have represented a substantial majority of the Company's revenues, the Company expects online revenues to become the primary source of its revenues in the future.

   In 1994, the Company acquired the CYBIS division of Control Data, together with a perpetual non-exclusive license for the CYBIS courseware, for an aggregate purchase price of $594,000 (as adjusted in August 1996, see Note 14 of Notes to UOL Financial Statements), payable in cash and notes payable. As part of this transaction, Control Data retained the hardware and proprietary mainframe operating system used to deliver the CYBIS courseware and in other aspects of Control Data's ongoing business, and the Company agreed to act as subcontractor to Control Data to support CYBIS customers. This transaction was accounted for under the purchase method of accounting. Since 1994, substantially all of the Company's revenues have been generated through the licensing and support of the CYBIS courseware. The revenues from servicing the CYBIS customer base have been declining due to budgetary constraints of government agencies and the continued migration of CYBIS customers away from mainframe applications. While the Company expects to continue to derive CYBIS revenues for the next two to three years, the Company believes such revenues will not be substantial compared to the Company's expected future revenues. The Company believes that Web-based courseware developed from the CYBIS courseware, to the extent not restricted as to delivery method, may contribute to revenues in the future. See "Business--CYBIS Business."

   In August 1996, the Company acquired, by merger, CTA, a provider of technology-based online training products and services to academic institutions, corporations and governmental agencies, in exchange for 42,487 shares of the Company's Common Stock. Immediately prior to the merger, CTA transferred a building, a vehicle, certain equipment and certain notes payable to its sole stockholder. In addition, the Company issued options to purchase an aggregate of 22,091 shares of Common Stock (of which options to purchase 5,096 shares are fully vested) to certain employees of CTA, including its former stockholder. This transaction was accounted for as a purchase, and accordingly, the operating results of CTA are included in the Company's financial statements from August 1, 1996. For a discussion of CTA's results of operations prior to July 1, 1996, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cognitive Training Associates, Inc." The Company has recorded goodwill and other intangibles in the amount of approximately $705,000 in connection with the acquisition of CTA and is amortizing such goodwill and other intangibles over ten and three years, respectively, beginning in 1996. Quarterly amortization of such goodwill and other intangibles will be approximately $13,000 and approximately $17,000, respectively. The Company believes that CTA provides not only an established customer base, but also a critical addition of content, particularly in the electrical, medical and scientific equipment subject areas, which has enhanced the Company's courseware library. See "Business--CTA Business."

   The Company believes that its future financial performance will depend substantially on its success in developing and distributing, on behalf of its strategic partners, proprietary online courseware. The Company's ability continually to add courses and students to its offerings, to attract and retain accredited educational institutions and to enter into alliances with business partners such as Autodesk will be material factors in determining the success of the Company.

QUARTERLY RESULTS

   The following table presents unaudited quarterly financial data for each of the five quarters in the period ended September 30, 1996. This data has been prepared on the same basis as the audited financial statements appearing elsewhere in this Prospectus and, in the opinion of management, includes all necessary adjustments (consisting only of normal recurring adjustments) to present fairly the unaudited quarterly results, when read in conjunction with the Company's audited financial statements and the notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the results of any future period.

                                                        THREE MONTHS ENDED
                                -------------------------------------------------------------
                                  SEPT. 30,    DEC. 31,   MARCH 31,    JUNE 30,    SEPT. 30,
                                    1995         1995        1996        1996        1996

Statement of Operations Data:
Net revenues:
 Licensing and support
  revenues....................  $   70       $   89      $  84       $  89       $   152
 Online revenues..............      14           14         18          20            26
 Development and other
  revenues....................      36           36         12           9            33
                                ------------ ----------- ----------- ----------- ------------
  Total net revenues..........     120          139        114         118           211
Costs and expenses:
 Cost of revenues ............      24           24         24          22            66
 Sales and marketing .........     225          382        240         356           452
 Product development .........     183          165        202         173           465
 General and administrative ..     246          377        195         318         1,468
 Depreciation and
  amortization................      78           81          9           9            49
                                ------------ ----------- ----------- ----------- ------------
  Total costs and expenses....     756        1,029        670         878         2,500
Loss from operations..........    (636)        (890)      (556)       (760)       (2,289)
Other income (expense):
 Other income ................      --            2        120          86            --
 Interest income (expense)....     (12)         (22)       (14)        (20)          (16)
                                ------------ ----------- ----------- ----------- ------------
Net loss......................  $ (648)      $ (910)     $(450)      $(694)      $(2,305)
                                ============ =========== =========== =========== ============


   The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors. These factors include, among others, the timing or introduction of, or enhancement to, the Company's products and services, the demand for such products and services, the timing of the introduction of products or services by the Company's competitors, the extent and timing of market acceptance of online networks as an education medium, the timing and rate at which the Company increases its expenses to support projected growth, seasonality, competitive conditions in the industry and general economic conditions. The Company believes that period-to-period comparisons of its operating results are not meaningful and should not be relied upon as any indication of future performance. Due to the foregoing factors, among others, it is likely that the Company's future quarterly operating results from time to time will not meet the expectations of market analysts or investors, which may have an adverse effect on the price of the Company's Common Stock.

RESULTS OF OPERATIONS

   The following table sets forth certain statement of operations data as a percentage of net revenues for the periods indicated:

                                                                      NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                    ------------------------------- ---------------------
                                       1993       1994      1995       1995       1996
                                    ---------- --------- ---------- ---------- ----------
Statement of Operations Data:
Net revenues:
 Licensing and support revenues ..      0.0%     88.1%      75.9%      79.8%     73.5%
 Online revenues..................      4.9       1.8       10.2       10.3      14.2
 Development and other revenues...     95.1      10.1       13.9        9.9      12.3
                                    ---------- --------- ---------- ---------- ----------
   Total net revenues.............    100.0     100.0      100.0      100.0     100.0
                                    ---------- --------- ---------- ---------- ----------
Costs and expenses:
 Cost of revenues ................     22.4      18.1       17.1       16.9      25.4
 Sales and marketing .............     45.2      36.7      170.3      134.8     236.7
 Product development .............     52.4      25.6      105.3      100.8     189.6
 General and administrative ......     71.6     110.4      169.1      134.2     447.2
 Depreciation and amortization....      0.3      37.0       56.4       55.9      15.1
                                    ---------- --------- ---------- ---------- ----------
   Total costs and expenses.......    191.9     227.8      518.2      442.6     914.0
                                    ---------- --------- ---------- ---------- ----------
Loss from operations..............    (91.9)   (127.8)    (418.2)    (342.6)   (814.0)
Other income (expense):
 Other income (expense)...........      2.2      (0.8)      23.0       30.5      46.4
 Interest expense.................    (53.8)    (32.3)     (13.7)     (13.2)    (11.2)
                                    ---------- --------- ---------- ---------- ----------
Loss before extraordinary gain on
 debt forgiveness.................   (143.5)   (160.9)    (408.9)    (325.3)   (778.8)
Extraordinary gain on debt
 foregiveness.....................       --      75.6         --         --        --
                                    ---------- --------- ---------- ---------- ----------
Net loss..........................   (143.5)%   (85.3)%   (408.9)%   (325.3)%  (778.8)%
                                    ========== ========= ========== ========== ==========

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

NET REVENUES

   Net revenues increased from $408,733 for the nine months ended September 30, 1995 to $442,875 for the nine months ended September 30, 1996, an increase of $34,142, or 8.4%. For the nine months ended September 30, 1995, 79.8% of revenues was derived from licensing and support of Control Data subcontracts, 10.3% was derived from online revenues, and 9.9% was derived from development and other revenues. For the nine months ended September 30, 1996, 73.5% of net revenues was derived from the Control Data subcontracts and maintenance and support contracts from CTA customers, 14.2% was derived from online revenues, and 12.3% was derived from development and other revenues. Online revenues increased from $42,195 for the nine months ended September 30, 1995 to $63,034 for the nine months ended September 30, 1996, an increase of $20,839, or 49.4%. Licensing and support revenues from CYBIS customers decreased from $326,302 from the nine months ended September 30, 1995, to $276,432 for the nine months ended September 30, 1996. The decrease in CYBIS revenues was a result of budgetary constraints of government agencies and the continued migration of CYBIS customers away from mainframe applications. The CYBIS net revenues have been declining in absolute terms since the Company's acquisition of the CYBIS division of Control Data in 1994. CTA contributed $49,187 to licensing and support revenues, $9,836 to online revenues and $27,993 to development and other revenues for the nine months ended September 30, 1996. These amounts represent revenues from August 1, 1996, the date of the acquisition of CTA.

COST OF REVENUES


   Cost of revenues increased from $69,194 for the nine months ended September 30, 1995 to $112,451 for the nine months ended September 30, 1996, an increase of $43,257, or 62.5%. The majority of the increase in cost of revenues is attributable to the inclusion of the results of CTA for August and September
1996. These amounts represent 16.9% and 25.4% of net revenues in the 1995 and 1996 periods, respectively. Cost of revenues consisted primarily of certain personnel costs directly related to the Control Data subcontracts, administration fees payable to Control Data, costs associated with the conversion and sale of CTA's courseware and services, as well as communication costs related to online revenues. In the future, cost of revenues is expected to include royalties incurred to content providers. In the future, because the Company expects online revenues to increase, cost of revenues will consist primarily of costs directly related to such online revenues.

OPERATING EXPENSES

   Sales and Marketing. Sales and marketing expense increased from $550,903 for the nine months ended September 30, 1995 to $1,048,284 for the nine months ended September 30, 1996, an increase of $497,381, or 90.3%. Sales and marketing expense increased as a percentage of net revenues from 134.8% in the 1995 period to 236.7% in the comparable period in 1996. Sales and marketing expense consisted primarily of costs related to personnel, travel, advertising, and conference and trade show attendance. The increase was primarily due to increased staffing and marketing campaigns to secure contracts and strategic partnerships. During the second and third quarters of 1996, the Company expanded its sales and marketing organization in order to build an infrastructure to support the anticipated revenue opportunities for online courseware. The Company expects sales and marketing expense to increase substantially in the future as the Company expands its sales and marketing efforts.

   Product Development. Product development expense increased from $411,860 for the nine months ended September 30, 1995 to $839,762 for the nine months ended September 30, 1996, an increase of $427,902, or 103.9%. Product and development expense increased as a percentage of net revenues from 100.8% in the 1995 period to 189.6% in the comparable period in 1996. Product development expense consisted primarily of costs associated with the design, programming, testing, documenting and support of the Company's new and existing courseware and software. The increase was primarily due to a major development effort aimed at migrating the Company's then-existing courseware to courseware compatible with the Web. The Company expects that product development expense will substantially increase in the future as the Company expands its courseware library. Through September 30, 1996, the Company has expensed its product development costs and expects to continue to expense such costs until such time as the realizability of the Company's software is established.


   General and Administrative. General and administrative expense increased from $548,739 for the nine months ended September 30, 1995 to $1,980,349 for the nine months ended September 30, 1996, an increase of $1,431,610, or 260.9%. General and administrative expense increased as a percentage of net revenues from 134.2% in the 1995 period to 447.2% in the comparable period in 1996. The increase in general and administrative expense was attributable primarily to the recording of compensation expense of $1,022,000, the amount by which the fair market value of the Common Stock exceeded the exercise price of certain options as of the date the Board granted such options or extended their exercise period. Such compensation was expensed at the date of Board approval because the options were fully vested at that time. General and administrative costs also increased due to costs associated with additional personnel, network operations, and legal and accounting services to support anticipated growth of the Company.

   Depreciation and Amortization. Depreciation and amortization expense decreased from $228,323 for the nine months ended September 30, 1995 to $66,722 for the nine months ended September 30, 1996, a decrease of $161,601, or 70.8%. Depreciation and amortization expense decreased as a percentage of net revenues from 55.9% in the 1995 period to 15.1% in the comparable period in 1996. Substantially all of the $228,323 depreciation and amortization expense recorded in the 1995 period was attributable to goodwill amortization. On January 1, 1994, the Company recorded goodwill in the amount of $575,825 in connection with the CYBIS acquisition, which goodwill was amortized over a period of two years ended December 31, 1995. The Company has recorded additional goodwill and other intangibles in the amount of approximately $705,000 in connection with the acquisition of CTA and is amortizing such goodwill and other intangibles over ten and three years, respectively, beginning in 1996. Amortization expense related to the CTA acquisition included in the nine months ended September 30, 1996 was $19,533.

   Interest and Other Income (Expense). Interest expense decreased from $53,914 for the nine months ended September 30, 1995 to $49,541 for the nine months ended September 30, 1996, a decrease of $4,373, or 8.1%. These amounts represent 13.2% and 11.2% of net revenues for the 1995 and 1996 periods, respectively. Interest expense consisted of interest expense on debt and loans from officers and other affiliates. The decrease in interest expense was primarily due to the conversion of $326,082 of debt to equity in the first quarter of 1995. Other income was $124,667 for the nine months ended September 30, 1995 and $205,529 for the nine months ended September 30, 1996. This increase was primarily due to the settlement of a certain trade payable obligation with a former vendor.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

NET REVENUES

   Net revenues decreased from $805,935 in 1994 to $547,679 in 1995, a decrease of $258,256, or 32.0%. In 1994, 88.1% of revenues was derived from licensing and support of the Control Data subcontracts, 1.8% was derived from online revenues, and approximately 10.1% was derived from development and other revenues. In 1995, 75.9% of net revenues was derived from the Control Data subcontracts, 10.2% was derived from online revenues and 13.9% was derived from development and other revenues. The decrease in net revenues was a result of budgetary constraints of government agencies and the continued migration of CYBIS customers away from mainframe applications.

COST OF REVENUES

   Cost of revenues decreased from $146,002 in 1994 to $93,630 in 1995, a decrease of $52,372, or 35.9%. These amounts represent 18.1% and 17.1% of net revenues in 1994 and 1995, respectively. In 1994, cost of revenues consisted primarily of certain personnel costs directly related to the Control Data subcontracts, costs of print materials and other items sold by the Company and, in the last quarter of the year, communication costs related to online revenues.

OPERATING EXPENSES

   Sales and Marketing. Sales and marketing expense increased from $295,839 in 1994 to $932,898 in 1995, an increase of $637,059, or 215.3%. Sales and marketing expense increased as a percentage of net revenues from 36.7% in 1994 to 170.3% in 1995. The increase was attributable primarily to additional personnel, advertising and promotion and travel expenses, as the Company increased its marketing efforts in preparation for the introduction of courseware beginning in Fall 1996.

   Product Development. Product development expense increased from $205,975 in 1994 to $576,470 in 1995, an increase of $370,495, or 179.9%. Product development expense increased as a percentage of net revenues from 25.6% in 1994 to 105.3% in 1995. The increase was primarily due to an increase in the Company's payroll costs attributable to its efforts to convert courses to the Company's interactive Web format in preparation for the launch of its first Web course in November 1995.

   General and Administrative. General and administrative expense increased from $890,145 in 1994 to $926,345 in 1995, an increase of $36,200, or 4.1%. General and administrative expense increased as a percentage of net revenues from 110.4% in 1994 to 169.2% in 1995.

   Depreciation and Amortization. Depreciation and amortization expense increased from $298,047 in 1994 to $309,058 in 1995, an increase of $11,011, or 3.7%. Depreciation and amortization expense increased as a percentage of net revenues from 37.0% in 1994 to 56.4% in 1995. The Company recorded $288,273 and $287,552 as goodwill amortization expense in 1994 and 1995, respectively.


   Interest and Other Income (Expense). Interest expense decreased from $259,994 in 1994 to $75,570 in 1995, a decrease of $184,424, or 70.9%. These amounts represent 32.3% and 13.7% of net revenues for 1994 and 1995, respectively. The decrease was attributable primarily to lower aggregate debt outstanding in 1995, primarily as a result of the conversion of $522,594 of debt into equity in the last quarter of 1994. Other income increased to $126,651 in 1995. The increase was primarily due to the settlement of a certain trade payable obligation with a former vendor.

   Extraordinary Gain on Debt Forgiveness. The extraordinary gain on debt forgiveness of $609,270 in 1994 was a result of two transactions in which the Company settled outstanding debt obligations for significantly less than the debt balance plus accrued interest. See Note 7 of Notes to UOL Financial Statements.


YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

NET REVENUES

   Net revenues increased from $288,193 in 1993 to $805,935 in 1994, an increase of $517,742, or 179.7%. In 1993, 95.1% of net revenues was derived from development contracts and 4.9% was derived from online revenues. In 1994, 88.1% of net revenues was derived from licensing and support of the Control Data subcontracts, 1.8% was derived from online revenues and 10.1% was derived from development and other revenues. The increase in net revenues from 1993 to 1994 was primarily due to licensing and support revenues derived from the Control Data subcontracts, which were acquired in January 1994.

COST OF REVENUES

   Cost of revenues increased from $64,486 in 1993 to $146,002 in 1994, an increase of $81,516, or 126.4%. These amounts represent 22.4% and 18.1% of net revenues in 1993 and 1994, respectively. In 1993, cost of revenues consisted primarily of network service costs related to the development and sale of the Company's courseware and services. In 1994, cost of revenues consisted primarily of certain personnel costs directly related to the Control Data subcontracts, costs of print materials and other items sold by the Company and, in the last quarter of the year, communication costs related to online revenues.

OPERATING EXPENSES

   Sales and Marketing. Sales and marketing expense increased from $130,203 in 1993 to $295,839 in 1994, an increase of $165,636, or 127.2%. Sales and marketing expense decreased as a percentage of net revenues from 45.2% in 1993 to 36.7% in 1994. The increase was primarily due to the addition of marketing personnel, travel, advertising and promotion expenses that were incurred following the CYBIS acquisition.

   Product Development. Product development expense increased from $151,132 in 1993 to $205,975 in 1994, an increase of $54,843, or 36.3%. Product development expense decreased as a percentage of net revenues from 52.4% in 1993 to 25.6% in 1994. The increase was primarily due to expenses incurred in enhancing the CYBIS courseware library acquired from Control Data.

   General and Administrative. General and administrative expense increased from $206,432 in 1993 to $890,145 in 1994, an increase of $683,713, or 331.2%.
General and administrative expense increased as a percentage of net revenues from 71.6% in 1993 to 110.4% in 1994. The increase in general and administrative costs was attributable primarily to additional personnel, technical operations and rent expenses incurred by the Company as a result of and following the CYBIS acquisition.

   Depreciation and Amortization. Depreciation and amortization expense increased from $834 in 1993 to $298,047 in 1994, an increase of $297,213. The increase was primarily due to goodwill amortization expense of $288,273 recorded in 1994 and additional depreciation expense for office equipment purchased or obtained in connection with the CYBIS acquisition.

   Interest and Other Income (Expense). Interest expense increased from $154,850 in 1993 to $259,994 in 1994, an increase of $105,144, or 67.9%. These amounts represent 53.8% and 32.3% of net revenues for 1993 and 1994, respectively. The increase was attributable primarily to additional debt incurred in financing the CYBIS acquisition.

   Extraordinary Gain on Debt Forgiveness. The extraordinary gain on debt forgiveness of $609,270 in 1994 was a result of two transactions in which the Company settled outstanding debt obligations for significantly less than the debt balance plus accrued interest. See Note 7 of Notes to UOL Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

   As of September 30, 1996, the Company had $1,912,323 in cash. Since its inception, the Company has financed its operating cash flow needs primarily through private placements of equity securities and, to a lesser extent, borrowings from stockholders. Cash utilized in operating activities was $2,151,336 for the nine months ended September 30, 1996, $2,178,492 in 1995 and $461,158 in 1994. Cash provided by operating activities was $101,434 in 1993. Use of cash was attributable primarily to net losses in 1994, 1995 and the nine months ended September 30, 1996. Although the Company experienced net losses in 1993, increases in accrued expenses offset such losses, resulting in the $101,434 of cash provided by operating activities. Cash utilized in investing activities was $179,579 for the nine months ended September 30, 1996, $34,450 in 1995, $185,460 in 1994 and $101,467 in 1993. The use of cash for investing activities was attributable primarily to purchases of equipment and, in 1994, a cash payment of $150,000 in connection with the CYBIS acquisition. Cash provided by financing activities was $4,139,060 for the nine months ended September 30, 1996, $2,296,521 for 1995 and $667,217 for 1994. Financing activities consisted primarily of the sale of Preferred Stock and Common Stock and borrowings from stockholders. Through September 30, 1996, net proceeds from the sale of the Company's equity securities aggregated $8,907,891.

   At September 30, 1996, the Company had outstanding approximately $543,000 of accrued payroll in arrears, including accrued interest thereon, to the Company's Chief Executive Officer and three other executive officers and related payroll taxes (which payroll taxes are not due until the associated accrued payroll is actually paid). The Company intends to apply the proceeds paid on a loan receivable to pay down this outstanding liability. The remaining portion will be paid with proceeds of the offering. See "Certain Transactions."

   The Company expects negative cash flow from operations to continue for at least the next 12 months, as it continues product development activities and expands its sales and marketing and administrative capabilities. The Company believes that the net proceeds from this offering, together with existing sources of liquidity, will satisfy its anticipated working capital and capital equipment requirements for at least one year following the offering. See "Use of Proceeds." The Company's future capital requirements will depend on many factors, including, but not limited to, acceptance of and demand for its products and services, the types of arrangements that the Company may enter into with partners and customers, cash used for acquisitions and the extent to which the Company invests in new technology and research and development projects.

   The Company and its bank lender have entered into a secured lending arrangement in the aggregate principal amount of $50,340. Amounts borrowed under this arrangement will bear interest at the lender's prime rate plus 1% and are collateralized by the assets purchased with the amounts so borrowed. Amounts borrowed under the arrangement are payable in equal monthly installments of principal and interest between November 1996 and October 1999.

   Depending on its rate of growth and profitability, if any, the Company may require additional equity or debt financings to meet its working capital requirements or capital equipment needs in the future or to fund and provide working capital for its acquisitions. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's stockholders would be reduced. There can be no assurance that additional financing will be available when required or, if available, will be on terms satisfactory to the Company. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

   As of September 30, 1996, the Company had net operating loss carryforwards of approximately $7,814,000 for federal income tax purposes, which will expire at various dates through 2011. The Company's ability to utilize all of its net operating loss and credit carryforwards may be limited by changes in ownership.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
            RESULTS OF OPERATIONS COGNITIVE TRAINING ASSOCIATES, INC.

   The following presentation of management's discussion and analysis of CTA's financial condition and results of operations should be read in conjunction with its financial statements, accompanying notes thereto and other financial information appearing elsewhere in this Prospectus.

OVERVIEW

   CTA was incorporated in Texas in 1989 and engages in the development of technology based applications via distributed networks for educational institutions, corporations and government agencies. CTA customers can access these applications from remote locations using the Internet or their organizations' intranets. CTA also provides consulting services related to training systems, distance learning networks, and systems integration. During the first nine months of 1996, applications produced and managed by CTA have been available on intranets of CTA's strategic partners which have a potential population of 25,000 students. An average of approximately 2,000 students complete CTA modules each month. In 1996, CTA introduced a new service of providing Internet access to individual subscribers and businesses.

   Effective   August  1,  1996,  UOL  Publishing,   Inc.   acquired  by  merger
substantially all of CTA's assets and liabilities with the exception of certain fixed assets and related liabilities.

RESULTS OF OPERATIONS

   The following tables set forth certain statement of operations data in absolute dollars as well as a percentage of net revenues for the periods indicated. The operating results for any period, particularly periods prior to the acquisition of CTA by the Company, are not necessarily indicative of the results of any future period.

                                                          SIX MONTHS
                                    YEARS ENDED DECEMBER     ENDED
                                            31,            JUNE 30,
                                   --------------------- ------------
                                    1993   1994    1995      1996
                                   ------ ------ ------- ------------
                                             (IN THOUSANDS)
Statement of Operations Data
Net revenues:
 Licensing and support revenues..  $195    $263   $374        $171
 Courseware conversion revenues..   240     240    189         150
 Other contract revenues ........   379     167    207         142
                                   ------ ------ ------- ------------
  Total net revenues.............   814     670    770         463
                                   ------ ------ ------- ------------
Costs and expenses:
 Cost of revenues................   371     306    427         176
 Sales and marketing.............    40      16     25          20
 Product development.............    70      76    123         131
 General and administrative......   217     238    239         173
                                   ------ ------ ------- ------------
  Total costs and expenses.......   698     636    814         500
                                   ------ ------ ------- ------------
Income (loss) from operations ...   116      34    (44)        (37)
Other income (expense):
 Other income....................     0       0      4           0
 Interest expense ...............    (5)    (26)   (41)        (22)
                                   ------ ------ ------- ------------
 Income (loss) before income
  taxes..........................   111       8    (81)        (59)
 Income tax expense (benefit)....    32     (10)   (36)         (4)
                                   ------ ------ ------- ------------
 Net income (loss)...............  $ 79    $ 18   $(45)    $   (55)
                                   ====== ====== ======= ============

                                                                SIX MONTHS
                                                                   ENDED
                                     YEARS ENDED DECEMBER 31,    JUNE 30,
                                   --------------------------- ------------
                                     1993     1994      1995       1996
                                   -------- -------- --------- ------------
                                                (IN THOUSANDS)
Statement of Operations Data
Net revenues:
 Licensing and support revenues..   24.0%    39.3%    48.6%       37.0%
 Courseware conversion revenues..   29.4     35.8     24.5        32.4
 Other contract revenues ........   46.6     24.9     26.9        30.6
                                   -------- -------- --------- ------------
  Total net revenues.............  100.0    100.0    100.0       100.0
                                   -------- -------- --------- ------------
Costs and expenses:
 Cost of revenues................   45.6     45.7     55.5        38.0
 Sales and marketing.............    5.0      2.4      3.3         4.4
 Product development.............    8.7     11.3     16.0        28.4
 General and administrative......   26.6     35.5     31.0        37.2
                                   -------- -------- --------- ------------
  Total costs and expenses.......   85.9     94.9    105.8       108.0
                                   -------- -------- --------- ------------
Income (loss) from operations ...   14.1      5.1     (5.8)       (8.0)
Other income (expense):
 Other income....................    0.0      0.0      0.5         0.0
 Interest expense ...............   (0.5)    (4.0)    (5.3)       (4.8)
                                   -------- -------- --------- ------------
 Income (loss) before income
  taxes..........................   13.6      1.1    (10.6)      (12.8)
 Income tax expense (benefit)....    3.9     (1.5)    (4.7)       (0.8)
                                   -------- -------- --------- ------------
 Net income (loss)...............    9.7%     2.6%    (5.9)%     (12.0)%
                                   ======== ======== ========= ============

SIX MONTHS ENDED JUNE 30, 1996

   Net revenues were $463,112 for the six months ended June 30, 1996. Of these, 37.0% was derived from licensing and support contracts, 32.4% was derived from courseware conversion revenues, and the remaining 30.6% was derived from other contract revenues. CTA has been experiencing relatively steady revenue growth trends with a slight shift from licensing and support revenues to courseware conversion and other contract revenues for the six months ended June 30, 1996. The Company believes that this shift is mostly due to increased demand for developing corporate intranets and courseware. CTA's total cost of revenues and operating expenses were $499,985 for the six months ended June 30, 1996, which were in line with the revenue trend. In 1996, there was a shift from cost of revenues to development expenses primarily due to the shift in revenues from licensing and support to courseware conversion.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

NET REVENUES

   Net revenues increased from $669,943 in 1994 to $770,064 in 1995, an increase of $100,121, or 14.9%. In 1994, 39.3% of revenues was derived from licensing and supporting CTA's courseware, 35.8% was derived from couseware conversion for clients and 24.9% was derived from consulting services relating to training systems, distance learning networks and systems integration, and other revenues. In 1995, 48.6% of net revenues was derived from licensing and supporting courseware, 24.5% was derived from developing courseware and 26.9% was derived from consulting services and other revenues. The increase in net revenues was primarily attributable to additional licensing and support revenues, derived from both new and existing customers as well as additional consulting revenues, partially offset by a decrease in courseware conversion revenues.

COST OF REVENUES

   Cost of revenues increased from $305,913 in 1994 to $427,466 in 1995, an increase of $121,553, or 39.7%. These amounts represent 45.7% and 55.5% of net revenues in 1994 and 1995, respectively. Cost of revenues consisted primarily of personnel costs and communication costs related to the conversion and sale of CTA's courseware and services, network service costs and contract labor to support consulting contracts. The increase in cost of revenues from 1994 to 1995 was primarily attributable to additional personnel and support costs relating to the growth in licensing and support revenues.

OPERATING EXPENSES

   Sales and Marketing. Sales and marketing expense increased from $15,904 in 1994 to $25,396 in 1995 an increase of $9,492, or 59.7%. Sales and marketing expense increased as a percentage of net revenues from 2.4% in 1994 to 3.3% in 1995. Sales and marketing expense consisted primarily of personnel and travel costs relating to sales and marketing activities.

   Product Development. Product development expense increased from $76,028 in 1994 to $123,261 in 1995, an increase of $47,233, or 62.1%. Product development expense increased as a percentage of net revenues from 11.3% in 1994 to 16.0% in 1995. Product development expense consisted primarily of costs associated with the design, converting, testing, documentation and support of CTA's courseware. The increase was primarily due to development efforts to build products and course offerings to satisfy the contracts secured by CTA.

   General and Administrative. General and administrative expense increased from $238,209 in 1994 to $238,774, an increase of $565, or 0.2%. General and administrative expense decreased as a percentage of net revenues from 35.5% in 1994 to 31.0% due to the increase in revenues in the respective periods. General and administrative expense consisted primarily of overhead-related personnel costs, rent, legal, accounting and depreciation expenses.

   Interest Expense and Other Income (Expense). Interest expense increased from $26,361 in 1994 to $40,703 in 1995, an increase of $14,342, or 54.4%. These amounts represent 4.0% and 5.3% of net revenues for 1994 and 1995, respectively. Interest expense consisted primarily of interest related to short term notes payable and bank borrowings. The increase in interest expense was primarily due to the increased level of short-term bank borrowings and notes payable that had been outstanding during the year to finance the growth CTA had been experiencing.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

NET REVENUES

   Net revenues decreased from $813,527 in 1993 to $669,943 in 1994, a decrease of $143,584, or 17.6%. In 1993, 24.0% of revenues was derived from licensing and supporting CTA's courseware, 29.4% was derived from developing courseware for clients and 46.6% was derived from consulting services and other revenues. In 1994, 39.3% of net revenues was derived from licensing and supporting courseware, 35.8% was derived from developing courseware and 24.9% was derived from consulting services and other revenues. The decrease in net revenues was a result of a decrease in consulting services revenues, partially offset by an increase in licensing and support revenues.

COST OF REVENUES

   Cost of revenues decreased from $370,714 in 1993 to $305,913 in 1994, a decrease of $64,801, or 17.5%. These amounts represent 45.6% and 45.7% of net revenues in 1993 and 1994, respectively. The decrease in cost of revenues from 1993 to 1994 was primarily attributable to lower contract labor costs due to reduced consulting revenues.

OPERATING EXPENSES

   Sales and Marketing. Sales and marketing expense decreased from $40,271 in 1993 to $15,904 in 1994, a decrease of $24,367, or 60.5%. Sales and marketing expense decreased as a percentage of net revenues from 5.0% in 1993 to 2.4% in 1994. The decrease was primarily due to lower personnel and travel costs.

   Product Development. Product development expense increased from $70,486 in 1993 to $76,028 in 1994, an increase of $5,542, or 7.9%. Product development expense increased as a percentage of net revenues from 8.7% in 1993 to 11.3% in 1994.

   General and Administrative. General and administrative expense increased from $216,990 in 1993 to $238,209 in 1994, an increase of $21,219, or 9.8%. General and administrative expense increased as a percentage of net revenues from 26.6% in 1993 to 35.5% in 1994.

   Interest Expense and Other Income (Expense). Interest expense increased from $4,624 in 1993 to $26,361 in 1994, an increase of $21,737, or 470.1%. These amounts represent 0.5% and 4.0% of net revenues for 1993 and 1994 respectively. The increase was primarily attributable to interest expense in connection with a loan obtained to finance the construction of CTA's new facilities.

                                    BUSINESS


   UOL Publishing, Inc. believes it is a leading publisher of high quality, interactive and on-demand educational courseware for the online education and training market through the Web. The Company introduced its first Web-based demonstration course in November 1995, and its first revenue-generating Web-based course in Spring 1996. The Company is building its courseware library through a combination of strategic acquisitions and partnering with academic institutions and business partners. The Company's existing courseware library includes approximately 60 academic and professional courses in subject matter areas such as business, management, finance, accounting and technology, and approximately 145 training modules for industry-specific employee training in subject matter areas such as basic technical and development skills. The Company converts courses and training modules that it believes are proven and popular in these diverse subject matter areas to the Company's interactive, online format. The Company offers its courseware primarily to part-time students and working adults in partnerships with academic institutions and business partners. The Company plans to develop and expand its network of academic and business partners, its portfolio of courseware and related products, and its distribution system as rapidly as possible.

   The Company plans to grow through internal courseware development and through acquisition of educational and training products with significant existing customer bases. The Company expects that acquisition and partnering strategies will enable it to expand the depth and breadth of its courseware library and augment its customer base. The Company believes that acquisitions and partnering will provide cross-marketing opportunities to introduce new courses to its existing customers and to offer its existing courseware library to new customers in 1997 and beyond.

INDUSTRY BACKGROUND

TRADITIONAL HIGHER EDUCATION MARKET


   Education for part-time students and working adults is a rapidly growing segment of the education market, primarily as a result of rising tuition for full-time programs and the demand for increasing skills required by employers. As the United States economy continues to shift from a focus on industry to one focused on information and knowledge, employers seeking to compete successfully in the marketplace find it necessary to invest more in the education and training of their employees. In 1995, over 76 million adults, or 40% of all Americans over the age of 16, participated in some form of part-time educational program. According to an International Foundation of Employee Benefits survey, more than 90% of companies surveyed currently offer continuing education as an employee benefit and 97% plan to offer this benefit by the year 2000. In addition, during 1995, approximately 134,000 organizations in the United States with more than 100 employees spent $52 billion to provide education and training to 49 million of their employees.


   The Company believes that the education and training market for part-time students and working adults will continue to expand, for the following reasons:

          o Increasing Need for Education. Rapid technological and business change and increased competition are forcing more people to continue education or training throughout their careers. Additionally, employers often require and are willing to pay for continuing education for career advancement.

          o Rising Education Costs. Full-time education has become expensive for many students as tuition costs of higher education have undergone an eight-fold increase since 1965. Between 1970 and 1995, the number of part-time students enrolled in higher education programs has grown from approximately 3.0 million to approximately 6.7 million, or 139%, while full-time enrollment has grown only 44% over the same period.

          o Cost-effective Communication Technology. Approximately 25% of education and training costs are related to travel. Online delivery of education and training significantly reduces such travel expenses and permits resources to be concentrated directly on the educational process. In addition, online delivery of education and training permits education to be delivered on-demand, thereby reducing or eliminating costs associated with students' time away from work.

USE OF TECHNOLOGY IN HIGHER EDUCATION

   Historically, academic institutions, training organizations and corporations have provided education through the traditional classroom and traditional distance learning methods (satellite-based delivery, mail exchanges, voice mail, CD-ROMs). Academic institutions may face fiscal constraints that prevent them from expanding their facilities to meet the demands created by rising enrollments. Time and space constraints inherent in traditional classroom methods make classroom education inconvenient and inefficient, especially for part-time students and working adults. Distance learning addresses the space limitation by allowing students to take courses at remote locations. The Company's Web-based delivery system enables academic institutions, training organizations and corporations to extend their reach more cost-effectively than other distance learning methods due to its scalability. In addition, Web-based delivery can provide students a significant degree of time and place independence.


   The Company's courseware benefits from the structural changes in the way content can be managed, delivered and consumed that were caused by the advent of the Web and online technologies. The use of such technologies can lower publishing costs and could significantly increase demand. Online technology makes it possible to combine the best elements of online connectivity between students and teachers and the interactivity of a CD-ROM. The use of new technology is so pervasive that nearly 25% of all educational institutions (15% of public institutions and 33% of private institutions) plan to use the Internet for instruction. According to the American Internet User Survey, education will be one of the major uses of the Internet in the future. The Company believes that its online courseware combines convenience, affordability, self-pacing, standardized curricula, individualized tailoring of courses, immediate performance measurement and a high degree of student-teacher interaction.

ONLINE TECHNOLOGIES AND THE WORLD WIDE WEB

   Since the advent of the Web portion of the Internet and graphical Web browsers in the early 1990's, the popularity of the Internet has increased dramatically. Web-based intranet usage is predicted to overtake Internet usage before the year 2000. Intranets, which run on open transmission control protocol/internet protocol ("TCP/IP") networks, enable companies to utilize servers and browsers designed to be used for the Web in their own applications distributed over an internal network. International Data Corporation ("IDC") has estimated that approximately 200 million people worldwide will have access to the Internet by the end of 1999, up from approximately 38 million at the end of 1995. In addition, according to IDC, the market for intranet software products and services in the year 2000 will exceed $3 billion, up from approximately $276 million in 1995 and the estimated expenditures for Internet software products and services will exceed $6 billion in the year 2000, up from approximately $259 million in 1995. Growth in the number of Internet users has been fueled by a number of factors, including: the existing and increasing numbers of PC's in the workplace and at home; improvements in the performance and speed of PC's and modems; improvements in network infrastructure; enhanced ease of access to the Internet provided by Internet service providers; consumer-oriented online services and long distance telephone companies; emergence of standards for Internet navigation and information access; declining costs of Internet service due to increased competition among access providers; and increased awareness of the Internet among businesses and consumers. Further, the Company believes that the emergence of online technologies, such as those embodied in the Internet and the Web, are economical and effective methods of distribution of digital information and that such methods present a significant opportunity to publishers of educational and training content.

   The Company believes that over the next several years, the speed and commercial use of the Internet will increase with the development of higher bandwidth communication and online access through affordable devices in addition to PC's, such as online access terminals, cable modems, televisions, video phones and personal digital assistants. The Company expects that it will offer its courseware through these online technologies to the extent that they evolve and gain popular acceptance for the delivery of education and training to part-time students and working adults.

COMPANY STRATEGY

   The Company's strategy is to be a leading publisher of online Web-based courseware for the education and training market. The Company plans to develop and expand its network of academic and business partners, its portfolio of courseware and related products, and its distribution systems.

          o Build Content Library. The Company's goal is to be the publisher of the largest library of Web-based courseware for online education and training. The Company plans to expand its existing courseware library through acquisitions, strategic alliances with partners and internal development. See "Business--Products and Services."

          o Publish High Quality, High Demand Courseware. The Company's strategy involves publishing market-tested, high quality products focused on subject areas in high demand by part-time students and working adults, such as business, management, finance, accounting, technology, basic technical and developmental skills and industry-specific subjects. See "Business--Products and Services."

          o Leverage Strategic Partnerships. The Company's strategic partnerships generally combine the Company's online publishing expertise, marketing abilities and distinctive Web-based environment with its partners' course content, student base, accreditation and certification. The Company believes that by developing such strategic partnerships with a network of academic institutions and corporations, it will be able to leverage its partners' strengths and accelerate awareness and acceptance of its online educational content. As of October 31, 1996, the Company had entered into contractual arrangements with six academic institutions and 13 strategic business partners. See "Business--Strategic Partners."

          o Expand through Acquisitions. The Company believes that it can rapidly and cost-effectively build its courseware library and customer base through strategic acquisitions of complementary businesses, products, services and technologies. The Company is presently examining a variety of acquisition strategies designed to enhance and to expand the Company's library of courseware. See "Business--Acquisitions."

          o Develop Brand Recognition. The Company believes that establishing and maintaining brand recognition is critical to its strategy of becoming the leading publisher for online education and training. The Company plans to achieve brand recognition through marketing efforts and the creation of a proprietary user interface, which incorporates audio, animation, graphics and text as appropriate to create a stimulating learning experience. See "Business--Products and Services--Interactive System Tools."

          o Develop Proprietary Technology. The Company intends to continue to develop and enhance the features and functionality of its proprietary technology, and to develop courseware internally in certain circumstances. Current technology development efforts include completion of its proprietary Lesson Management and Class Management systems, as well as development of the Courseware Construction Set, which is designed to allow customization of courses. See "Business--Products and Services--Interactive System Tools."

          o Capitalize on Cross-Marketing Opportunities. The Company's approach of developing Web-based education and training sites for institutions and businesses provides it with cross-marketing opportunities. UOL's web-site promotes the courses offered by its academic and business partners to students currently using its system, as well as potential students through the Web. For example, a student enrolled in one of the Company's online courses will be made aware of courses offered by other UOL strategic partners. In addition, UOL intends to have links to its web-site from the web-sites of its partners. See "Business--Sales and Marketing."

PRODUCTS AND SERVICES

   Generally a student can enroll in the Company's courses either through traditional in-person, telephone or mail enrollment, or via the Internet, Web or other online technology. The student typically pays tuition directly to the Company's relevant business or academic partner, which then pays the Company a portion thereof. The student can then access the courseware online, typically through a PC with a modem. Once the student has completed the course online, the Company's relevant partner will provide the student with credit or certification, if appropriate.

EXISTING COURSEWARE LIBRARY

   The Company's existing courseware library includes approximately 60 academic and professional courses in what it believes to be high-demand subject matter areas such as business, management, finance, accounting and technology, and approximately 145 training modules for industry-specific employee training in subject matter areas such as basic technical and development skills. Although the Company does not provide accreditation or certification itself, the majority of its current courses and training modules provide either accreditation or certification through its strategic partners. The current library was built from a combination of the acquisition of CYBIS courseware from Control Data, the CTA acquisition and strategic partnerships with academic institutions and business partners.


   In Spring 1996, the Company introduced Event Management I, the first of a series of seven planned Event Management courses. In Fall 1996, the Company introduced nine new Web-based courses that are accredited or certified through three of its academic partners and one business partner. During Fall 1996, there have been a total of 57 enrollments in Managerial Statistics and Event
Management I, II and III. The Company's average share of tuition revenue per student for these courses is approximately $100. As of October 31, 1996, the enrollment period for the other five recently introduced academic Web-based courses had not concluded. These courses are expected to also generate an average share of tuition revenue per student of approximately $100. The Company has also developed and introduced two of its own non-accredited courses (Windows on the Web--Netscape Navigator Edition and Windows on the Web--Microsoft Explorer Edition). These courses are currently being offered on the Company's web-site at no charge. The Company expects to begin charging a fee of approximately $80 per course for these courses by the end of 1996.

   A listing of the Company's existing Web-based courseware is provided below.

COURSE/MODULE                                              TARGET AUDIENCE      PRIMARY PARTNER
---------------------------------------------------  ----------------------     ----------------------------------------------------
DIALOG (1 course)..................................  Professional               Dun & Bradstreet, Inc.

Event Management Certificate Program
(3 courses)........................................  Professional               Educational Services Institute/The George
                                                                                WashingtonUniverstiy.
Business and Mathematics (29 courses)..............  Higher Education           Joint Committee on Computer-Based Instruction/
                                                                                Federal Aviation Administration
Electric Power Utilities (20 courses)..............  Technical                  Northern States Power/PacifiCorp
Advanced Expository Writing (1 course).............  Higher Education           Park College
American Literature (1 course).....................  Higher Education           Park College
Business Communications (1 course).................  Higher Education           Park College
Business Writing (1 course)........................  Higher Education           Park College
Complex Organizations (1 course)...................  Higher Education           Park College
Technical Writing (1 course).......................  Higher Education           Park College
Income Tax Preparation (1 course)..................  Professional               People's Income Tax, Inc.
Managerial Statistics (1 course)...................  Higher Education           George Mason University Institute of Graduate
                                                                                and Professional Studies
Windows on the Web--Netscape Navigator Edition
  (1 course).......................................  Professional               *
Windows on the Web--Microsoft Explorer Edition
  (1 course).......................................  Professional               *
Personal Development (24 modules)..................  Professional               Crisp Publications, Inc.
Performance Appraisals (1 module)..................  Professional               Dun & Bradstreet, Inc.
Graybar Electrical Education (34 modules) .........  Professional/Technical     Graybar Electric Company, Inc.
Electric Circuits (32 modules).....................  Technical                  International Thomson Publishers/Delmar
Product Application (40 modules)...................  Professional/Technical     National Association of Electrical Distributors,
                                                                                Inc. ("NAED")
Thomas & Betts Signature Series (8 modules) .......  Professional/Technical     Thomas & Betts Corporation, NAED
Scientific Products (6 modules)....................  Professional/Technical     VWR Corporation

----------
   * Developed and distributed by the Company.

PLANNED NEW COURSEWARE SELECTIONS

   In addition to the Company's existing library of Web-based courses, as listed in the table above, the Company plans to introduce approximately 40-50 additional courses in 1997 through its current and potential new academic and/or business partners, including those set forth in the table below.

                                                                                                                  ANTICIPATED
COURSE                                            TARGET AUDIENCE      PRIMARY PARTNER                              RELEASE
------------------------------------------  -------------------------- ------------------------------------- ---------------------
Statistical Analysis (1 course)...........  Professional/Technical     American Chemical Society             Spring 1997
Autodesk Product Training                                              At a Glance Software, Inc.
   (6 courses)............................  Professional               CAD CAM Center
                                                                       CAD Institute
                                                                       Republic Research Training, Inc.
                                                                       Technical Software, Inc.              Spring 1997
Financial Accounting (1 course)...........  Higher Education           George Mason University               Spring 1997
                                                                       Institute of Graduate and
                                                                       Professional Studies
Accounting Tutorial (1 course)............  Higher Education           John Wiley & Sons, Inc.               Spring 1997
Financial Statement Analysis for
   Non-Financial Managers (1 course) .....  Higher Education           New York University                   Spring 1997
Data Communications and Networks
   (1 course).............................  Higher Education           Park College                          Spring 1997
Financial Management (1 course)...........  Higher Education           Park College                          Spring 1997
Introduction to Programming
   (1 course).............................  Higher Education           Park College                          Spring 1997
Personal Financial Management
   (1 course).............................  Higher Education           Park College                          Spring 1997
Principles of Management (1 course) ......  Higher Education           Park College                          Spring 1997
Lab Safety (1 course).....................  Higher Education           University of Toledo                  Spring 1997
Event Management (4 courses)..............  Professional               Educational Services Institute/       Spring/Fall 1997
                                                                       The George Washington
                                                                       University
Project Management Certificate Program
   (7 courses)............................  Professional               Education Services Institute/         Spring/Fall 1997
                                                                       The George Washington
                                                                       University
Planned Giving (6 courses)................  Professional               California State University-Long      Spring/Fall 1997
                                                                       Beach, University College and
                                                                       Extension Services
Management Fundamentals
   (2 courses)............................  Professional               American Society of Association
                                                                       Executives                            Fall 1997
Purchasing Certificate Program
   (4 courses)............................  Professional               California State University-Long      Fall 1997
                                                                       Beach, University College and
                                                                       Extension Services

Accounting (1 course).....................  Higher Education           Educational Services Institute/The
                                                                       George Washington University          Fall 1997

   The Company believes that the convenience and cost-savings offered by its online versions of these courses will attract a portion of the students who would enroll in classroom-based versions of these courses, as such online versions become available. The Company also believes that its online distribution system will provide its partners with access to students who otherwise would not take their courses.

   Based on discussions with current and potential academic partners regarding, among other things, potential enrollment levels, and assuming that such partners will charge similar tuition for the Company's proposed online courses through academic partners as for existing equivalent classroom-based courses, and that the Company obtains a similar share of tuition revenues as it has in the past with its existing academic partners, the Company believes that it could receive an average share of tuition revenue per student per academic course in excess of $100. The Company anticipates that the number of modules offered by CTA and the number of business partners of CTA will increase in 1997. There can be no assurance, however, that the Company will achieve these goals. See "Risk Factors--Substantial Dependence on Third Party Relationships" and "--Developing Market; Rapid Technological Changes and New Products."

INTERACTIVE SYSTEM TOOLS

   The Company has designed a platform-independent delivery system that is capable of operating on virtually any PC. The Company's delivery system supports a wide variety of tools and utilities supplied by third parties, such as Netscape's or Microsoft's Web browser, Macromedia's Shockwave or Apple Computer's Quicktime viewer. In addition, the Company is designing the following proprietary software tools that it expects to create brand recognition for the Company as a leading publisher of online education and training:

          Lesson Management System. To allow electronic guidance, monitoring and management of students through the courseware, the Company is developing the Lesson Management System, which pre-tests students on learning objectives defined by the course author or instructor, and then creates a personalized study plan based on the level and breadth of the student's knowledge. The Lesson Management System, intended primarily for use by students, tracks each student's progress through a course's assigned lessons, measures mastery of the learning objectives through the Test Architect System, and, if necessary, offers alternative paths and methods of instruction. The beta version of the Lesson Management System was completed and tested in August 1996 and the Company believes that the final version will be available in December 1996.

          Class Management System. To allow the system to handle courseware written by any party under an open architecture standard, the Company is developing a database manager which allows instructors to give direction to students in the online classroom. The Class Manager, compliant with ODBC standards (a nonproprietary industry protocol), handles remote enrollment and payment processing, test creation and administration, and automatic course progress tracking and reporting (a gradebook). The beta version of the Class Management System was completed and tested in August 1996 and the Company believes that the final version will be available in December 1996.

          Courseware Construction Set. To allow instructors to create a customized online course, the Company developed a visual building block facility to produce courses from small, individual lessons or "courselets." Using a natural language pattern-matching and semantic processing technology, the Courseware Construction Set allows instructors to search the Company's library of courselets, retrieve the appropriate instructional materials, and then build a customized course through a familiar drag and drop interface. Courselets are authored as discrete units of instruction and are presented through a series of proprietary, format-specific templates called PointPages. PointPages can range from text screens to digital videos and from plain graphical images to complex software simulations, all within the same course. PointPages are designed to allow instructors with no knowledge of programming to construct multimedia-rich interactive Web-based courses. The Company is currently beta-testing the Courseware Construction Set and anticipates that the final version will be available in early 1997.

   The Company designs its tools in order to create brand recognition for the Company as a leading supplier of online education in content, as well as in systems. In addition, the Company believes that its tools render the Company's courseware affordable, convenient, easy to use and administer, and provides the Company with a competitive edge in attracting additional strategic partners. See "Risk Factors--Developing Market; Rapid Technological Changes and New Products."

STRATEGIC PARTNERS

   A critical part of the Company's strategy to rapidly and cost-effectively build a library of quality courseware is the establishment of strategic alliances with academic institutions and other business partners. The Company believes that its online distribution system will provide its partners with access to students who otherwise would not take their courses.

ACADEMIC INSTITUTIONS


   The Company currently has strategic relationships with six academic institutions that have significant enrollments, offer broad curricula and provide the Company an opportunity to publish online courseware developed by such institutions. With the exception of the Company's agreement with New York University, all of the Company's agreements with these academic institutions provide the Company exclusive rights to, or limit the partner's right to, for itself or in conjunction with others, develop and/or distribute the online courseware subject to the agreements. The academic institutions will market these courses in the same manner as their existing, traditional course offerings, including through direct mail, course catalogs, print advertising and through web-sites. The Company plans to enter into strategic relationships with additional academic institutions by the end of 1997. However, the Company has no current understandings, commitments or agreements with any new academic partners, and it may not be successful in negotiating agreements with new academic partners in the future. See "Risk Factors--Substantial Dependence on Third Party Relationships."

   Park College. After successful completion of a pilot course in Business Communications with Park College in Spring 1996, the Company and Park College entered into an agreement in June 1996, pursuant to which the Company is developing 11 additional courses for Park College. The additional courses include Business Writing, Technical Writing, American Literature and Expository Writing. Under the terms of this agreement, Park College granted the Company the exclusive license to distribute the 11 online courses for the duration of the copyright terms applicable to such courses. Park College agreed to pay the Company a percentage of gross tuition revenues it receives from its students enrolled in such courses and the Company agreed to pay Park College a royalty equal to a percentage of the net tuition revenues received by the Company from students enrolled in these courses at other institutions. The terms of this agreement is five years and is automatically renewable for successive one-year terms thereafter. Park College is a four-year private liberal arts, co-educational college. The Park College School for Extended Learning Military Resident Center System is one of the nation's largest specialized higher education programs for military personnel, consisting of approximately 26,000 enrolled students.

   California State University Institute. The Company entered into an agreement in June 1996 to permit it to provide services to the 22 campuses in this statewide university system. The Company plans to launch the first two of a six-course Planned Giving certificate program during Spring 1997 with the California State University--Long Beach. The Company plans to offer additional courses in 1997 in such areas as telecommunications, healthcare, engineering and business. Under the terms of this agreement, the Company was granted the exclusive worldwide license to distribute certain online courses to be identified and selected by the parties. This license survives termination of the agreement for the duration of the copyright terms applicable to the online courses developed under the agreement. The Company is entitled to receive a percentage of the total tuition paid by all students enrolled in these online courses. The term of this agreement is five years and is automatically renewable for successive one-year terms thereafter. The California State University system currently serves over 300,000 students throughout California.

   New York University. The Company entered into an agreement with New York University's School of Continuing Education ("NYU") in September 1996 to develop, promote and distribute an online course entitled Financial Statement Analysis for Non-Financial Managers. This course is scheduled for release to NYU's students in Spring 1997. Subject to the Company's payment of royalties to NYU based on the tuition actually received from students taking the course at other academic institutions, NYU has granted the Company a non-exclusive worldwide license to distribute the course for educational purposes. In consideration for developing, promoting and distributing the course to NYU students, NYU has agreed to pay the Company a distribution fee equal to a percentage of the tuition received by NYU from its students registered for the course. The term of this agreement is for one year following NYU's first delivery of course materials to the Company and is automatically renewable for four successive one-year terms thereafter. NYU has a continuing education enrollment of approximately 60,000 students.

   The George Washington University. The Company entered into an agreement with Educational Services Institute ("ESI") in August 1995, as amended in September 1996, to jointly develop courses to be marketed with The George Washington University ("George Washington"). ESI is a seminar company holding rights to deliver off-campus versions of certain George Washington courses. The agreement provides that ESI, in association with George Washington, will license to the Company selected course materials owned by or licensed to ESI, and make available to the Company the authors or subject matter experts relating to such materials, for the purpose of allowing the Company to develop and distribute online versions of such courses to students at George Washington and other academic institutions with which the Company has a relationship. Each of ESI and the Company are entitled to receive a portion of the revenues received from the sale of these online courses. ESI and the Company share copyright and full distribution rights to the courses developed under the agreement and ESI is bound by a noncompetition covenant for a period of three years following termination of the agreement prohibiting ESI, for itself or in conjunction with others, from developing or distributing any online products relating to the courses. The term of this agreement is five years and is automatically renewable for successive one-year terms thereafter. The Company currently offers three courses of a seven-course Event Management program providing online instruction and resources in the fundamentals of event management. The online version was developed from the seminar-based Event Management program that ESI currently conducts throughout the United States. Total enrollment in Event Management, which was and will continue to be offered in a seminar-based format, has been approximately 300 students since the program was initiated in 1995. In addition to Event Management, the Company plans to offer courses in Project Management and Accounting in 1997. George Washington has a total enrollment of approximately 20,000 students.


   George Mason University. The Company entered into a five-year agreement with George Mason University's ("GMU") Institute of Graduate and Professional Business Studies in February 1996 to develop certain core MBA requirement courses. Managerial Statistics was released in Fall 1996 and Financial Accounting is scheduled to be offered in Spring 1997. UOL plans to release additional business courses with GMU in 1997. The Company and GMU are evaluating other GMU programs and courses for development and implementation in 1997 including Non-Profit Management and a variety of liberal arts courses. Under the terms of this agreement, GMU granted the Company the exclusive worldwide right to distribute the online courses developed under this agreement for a period of time to be negotiated in good faith by the parties. GMU will pay the Company a fee based on the number of students registered for the online course. GMU has total enrollment of approximately 22,000 students.

   University of Toledo. The Company entered into an agreement with the University of Toledo in June 1996 to develop professional development online courses through the University of Toledo's University College division. Some of the disciplines under consideration for development include business management, marketing, communication skills, production and manufacturing operations, safety and regulatory compliance, criminal justice and healthcare. The Company and the University of Toledo are planning to deliver the first online course, Lab Safety, in January 1997 and the Company expects that at least three additional courses will be added during 1997. Under the terms of this agreement, the University of Toledo granted the Company the exclusive worldwide license to sell, license and distribute the online courses developed under this agreement, such license to survive termination of the agreement for a period of ten years following completion of online course development. The University of Toledo agreed to pay the Company a percentage of gross tuition revenues it received from its students enrolled in such courses and the Company agreed to pay the University of Toledo a royalty equal to a percentage of the revenues received by the Company from the sale of these courses to other students. The term of this agreement is five years and is automatically renewable for successive one-year terms thereafter. The University of Toledo has an enrollment of approximately 22,000 students.


   The Company also has entered into a letter of intent to develop Web-based courseware for the University of California, Berkeley.

AUTODESK AND OTHER BUSINESS PARTNERS

   The Company currently has strategic relationships with Autodesk and 12 other business partners. It plans to continue to establish relationships with additional business partners, in particular those which offer access to large numbers of users (including the prospective partner's employees or customers), vendors and resellers, as well as significant amounts of content. Under these arrangements, the Company's partner generally agrees to use its best efforts to market and promote the Company's products and services and to share with the Company the net revenues generated from access and other fees charged to such partner's end-users.


   Autodesk. The Company entered into an agreement with Autodesk, a PC software company with more than three million users and total sales of software and related products for the fiscal year ended January 31, 1996 in excess of $546,000,000, to build a "virtual campus" system. The virtual campus is expected to consist of a "bookstore" which will offer products, services and online courseware. The products, services and courseware will be developed and/or offered by Autodesk business partners, such as Autodesk-authorized training centers, educational resellers and developers (sometimes with development assistance from the Company) pursuant to agreements with the Company, which is responsible for development and operation of the virtual campus. In addition, the virtual campus will provide users access to new software product demonstrations, new software product releases and an opportunity to participate in software certificate and assessment programs. Five Autodesk business partners (At a Glance Software, Inc., CAD CAM Center, CAD Institute, Republic Research Training, Inc. and Technical Software, Inc.) have already entered into agreements with the Company to work with the Company to prepare courseware, products and services on the virtual campus for its introduction in late 1996.


   In 1995, one million students took Autodesk courses through various institutions, including 50,000 Autodesk users who attended courses at authorized training centers. In 1997, the Company anticipates that a portion of these courses will be taken by Autodesk users online, and other Autodesk software and related products will be purchased through the virtual campus.


   The Company entered into an agreement with InternetU, Inc. ("InternetU") in September 1996, as amended in October 1996, pursuant to which InternetU has the right to pay the Company up to $1,550,000 over time based upon the achievement of certain development milestones, subject to acceleration of one-half of the payments on the later of (i) December 15, 1996 and (ii) the closing of the offering made hereby, and the remainder within four months of the closing of this offering, in return for a share of the revenues received by UOL through the virtual campus. In connection with this agreement InternetU will also have the right to receive warrants to purchase up to 73,172 shares of Common Stock in the Company. InternetU has also purchased 12,390 shares of the Company's Common Stock.

   In summary, the Company will be responsible for all development and operation costs of the Autodesk virtual campus, and will provide marketing and support for the virtual campus. In exchange for its commitment, the Company will receive a percentage of revenues from three primary sources through the virtual campus:
Autodesk courseware revenues; product and service revenues; and advertising revenues. Although the Company believes that it will be able to fund the remaining costs of the Autodesk virtual campus through InternetU or otherwise, if it is unable to do so, the Company will not receive revenues from the virtual campus.

   Graybar Electric Company, Inc. CTA entered into an agreement with Graybar Electric Company, Inc. ("Graybar") in June 1994 to develop and distribute electrical, telecommunications and data training modules to Graybar's employees via a company-based intranet system developed by CTA. CTA procures and converts training modules for delivery over the intranet and grants to Graybar a license to the modules, together with a perpetual, worldwide, exclusive license to use CTA's proprietary Chalkboard software to access the network. CTA receives site license fees for each employee accessing the network, a development fee for each training module converted by CTA for distribution on the network, monthly maintenance and support fees, and hourly online network fees. The term of this agreement is three years and may be renewed by Graybar for successive one-year terms thereafter. CTA's training modules are available over the network to more than 6,000 Graybar employees.

   Thomas & Betts Corporation. CTA entered into an agreement in March 1996 with Thomas & Betts Corporation ("Thomas & Betts") to develop and distribute proprietary training modules to employees of Thomas & Betts in a variety of subject areas, including management, finance, word processing, computer training and personal development, via either Thomas & Betts' intranet or CTA's proprietary online operating system. Licensing and royalty rights to modules developed under this agreement are to be determined on a case-by-case basis.
Under the agreement, CTA is entitled to receive a network and linkage set-up fee, site access fees for each employee taking a training module, a monthly service and support fee, a fee for CTA's construction of an operating system that will warehouse specified applications (as well as an annual fee for maintaining such system) and hourly online network fees. The term of this agreement is five years and it may be renewed by Thomas & Betts for successive one-year terms thereafter. Thomas & Betts has more than 10,000 employees.


   Other Business Partners. The Company has entered into agreements with several other business partners, such as Dun & Bradstreet, Inc., People's Income Tax, Inc., the American Society of Association Executives, the American Chemical Society, John Wiley & Sons, Inc., VWR Corporation, National Association of Electrical Distributors, Inc., International Telecommunications Union and Northern States Power/PacifiCorp. Pursuant to these agreements, the Company is developing or converting courseware for online distribution and use. The Company has also recently entered into letters of intent with Cheyenne Software, Inc., Digital Equipment Corporation and America Online, Inc.

   As academic institutions and businesses expand their online education and training efforts, the Company believes that its strategic relationships with publishers will enable it to deliver online courseware that is based on proven and popular textbooks or other publications and is supported by the Company's proprietary system tools for enrolling, instructing, testing and managing students. See "Risk Factors--Substantial Dependence on Third Party Relationships."

ACQUISITIONS

   The Company believes that acceptance of its products and services in the marketplace depends upon, among other things, breadth and depth of courseware in high demand subject areas. The Company's core library of courseware originally was acquired from Control Data in January 1994. See Note 5 of Notes to UOL Financial Statements.


   In August 1996, in exchange for 42,487 shares of the Company's Common Stock, the Company acquired Cognitive Training Associates, Inc., a Texas corporation providing technology-based online training products and services to academic institutions, corporations and governmental agencies. In connection with this transaction, the Company issued options to purchase 22,091 shares of Common Stock of the Company and entered into an employment contract with its founder, Michael L. Brown. See "Management--Executive Compensation--Employment Agreements." During the first nine months of 1996, CTA modules have been made available on intranets through CTA's strategic partners to a potential audience of approximately 25,000 students. An average of approximately 2,000 students complete CTA modules each month.

   Management believes that the acquisition of the CYBIS division of Control Data, the purchase of CTA and other future acquisitions, if any have provided and will provide critical additions to the Company's courseware library and that by increasing the volume and diversity of its courseware, the potential for strategic relationships will be enhanced. The Company plans to make additional acquisitions designed to enhance and expand its courseware library and user audience, although no such acquisitions or investments are currently pending and the Company has no current understandings, commitments or agreements with respect to any acquisition. See "Risk Factors--Risks Associated with Acquisitions; Integration of Acquired Operations."

SALES AND MARKETING

   The Company's primary marketing goals are to create a strong brand identity as a leading educational courseware publisher for corporations, academic institutions and other business partners, and to establish its core technology as an affordable option for continuing education and training needs. The Company has seven full-time and two part-time employees in marketing and sales. The Company markets its products and services through a variety of means, including the Internet, direct sales, strategic marketing partners, resellers and other arrangements. The Company intends to use cross-marketing opportunities available through partners with web-sites or "home pages" to promote its products and services and to recruit students. The Company believes that continuing to form strategic marketing alliances with partners who will sell, promote and market the Company's products and services, will be important for rapid market penetration. See "Risk Factors--Substantial Dependence on Third Party Relationships" and "--Limited Marketing Experience."

CUSTOMERS

   The Company's customers consist of its academic institution and business partners, through which it offers its products and services to part-time students and working adults. In 1995, three Company customers, all of which were users of CYBIS courseware, accounted for more than 10% of its revenues: the Joint Committee on Computer-Based Instruction, 54%; Redstone Arsenal, 14%; and the University of Massachusetts, 10%. See "Risk Factors--Dependence on a Limited Number of Customers."

COMPETITION


   The market for educational and training products and services is highly competitive and the Company expects that competition will continue to intensify. Although the Company believes that its competitors do not currently offer Web-based, interactive, on-demand courseware, there are no substantial barriers to entry in the online education and training market. Many institutions and businesses provide accredited and/or certified continuing education or training that is taught on a part-time basis. In addition to traditional classroom and distance learning providers, other institutions such as Apollo Group, Inc. through University of Phoenix and Jones Intercable Inc. through Mind Extension University offer their own accredited courses online or in an email-based format. They, and many other education providers, use some of the Company's methods, including email, bulletin boards, electronic conferencing and CD-ROMs, as well as other methods, such as satellite communications and audio and video tapes.


   Many of the Company's existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than the Company. In addition, any of these competitors may be able to respond more quickly to new or emerging technologies, and to devote greater resources to the development, promotion and sale of their services than the Company. A number of the Company's current customers and partners have also established relationships with certain of the Company's competitors, and future customers and partners may establish similar relationships. See "Risk Factors--Highly Competitive Market" and "--Substantial Dependence on Third Party Relationships."

CYBIS BUSINESS


   In 1991, the Company acquired from Control Data certain rights to resell the CYBIS online courseware, which consisted primarily of courses in language arts, mathematics, social studies, science, business and a variety of technical subjects. In 1994, the Company acquired the CYBIS division of Control Data, together with a perpetual non-exclusive license for the CYBIS courseware, and agreed to act as subcontractor to Control Data (which retained its hardware and proprietary mainframe operating system that is used to deliver the CYBIS courseware and is used in other aspects of Control Data's ongoing business) to support CYBIS customers. The Company's ability to distribute a portion of the CYBIS courseware is limited by the terms of its license.

   Since 1994, substantially all of the Company's revenues have been generated through the licensing of the CYBIS courseware to employees of various federal government agencies, including the Joint Committee on Computer-Based Instruction and the Redstone Arsenal, as well as to students at various academic institutions, including the University of Massachusetts. The Company is responsible for the CYBIS computer-based education and training portion of certain CYBIS contracts to which Control Data is a party, as well as support and other services under such contracts. The Company receives from Control Data all revenue attributable to portions of these contracts, less a 5% administration fee. The Company's CYBIS revenues have been declining due to budgetary constraints of government agencies and the continued migration of CYBIS customers away from mainframe applications. While the Company expects to continue to receive CYBIS revenues for the next two to three years, the Company believes that such revenues will not be substantial compared to the Company's expected future revenues. The Company believes that Web-based courseware developed from the CYBIS courseware, to the extent not restricted as to delivery method, may contribute to revenues in the future.

CTA BUSINESS

   CTA was incorporated in Texas in 1989 and engages in the development of technology based applications via distributed networks for educational institutions, corporations and government agencies. CTA customers can access these applications from remote locations using the Internet or their organization's intranets. CTA also provides consulting services related to training systems, distance learning networks and systems integration. During the first nine months of 1996, applications produced and managed by CTA have been available on intranets of CTA's strategic partners which have a potential population of 25,000 students. An average of approximately 2,000 students complete CTA modules each month. In 1996, CTA introduced a new service of providing Internet access to individual subscribers and businesses.


   In August 1996, the Company acquired CTA in exchange for 42,487 shares of the Company's Common Stock. The Company believes that CTA provides not only an established customer base, but also a critical addition of content, particularly in the electrical, medical and scientific equipment subject areas, which has enhanced the Company's courseware library.


TRADEMARKS AND PROPRIETARY RIGHTS


   The Company regards its copyrights, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and the Company relies upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company has obtained registered trademarks in the United States for UOL, Chalkboard, the Virtual Workforce and "What you think...is our business" and has applied for the registration of certain of its other trademarks, including University Online, Courseware Construction Set, Registrar Architect, Test Architect and the UOL logo. The Company intends to apply for registration of UOL Publishing. See "Risk Factors--Risks Related to Trademarks and Proprietary Rights."

LEGAL PROCEEDINGS

   The Company is not currently involved in any material pending legal proceedings. In October 1996, The Roach Organization, Inc. ("TRO"), from which Control Data received its license with respect to the CYBIS courseware (which license was assigned to the Company in January 1994), alleged unspecified violations by the Company of the terms of such license. TRO demanded that the Company cease such alleged violation and compensate TRO for unspecified alleged damages in connection therewith. The Company believes that it is in compliance with the terms of the license and intends to vigorously dispute these allegations. The Company also believes that it would not be materially adversely affected by an adverse result of this dispute. See "Risk Factors--Legal Proceedings" and "--Government Regulation and Legal Uncertainties."

EMPLOYEES


   As of October 31, 1996, the Company had 46 employees, including 23 full-time and five part-time employees primarily involved in product development activities, seven full-time and two part-time in marketing and sales, and nine in finance and administration. The Company believes that its employee relations are good. See "Risk Factors--Dependence on Key Personnel."

FACILITIES


   The Company's executive offices and its principal administration, marketing and sales operations are located in approximately 7,000 square feet of leased space in McLean, Virginia pursuant to a lease agreement that expires in March 2000. The Company relocated to this facility in November 1996 from its prior facility in Falls Church, Virginia. The Company also leases approximately 4,000 square feet, including 1,300 square feet of warehouse space, in Burnsville, Minnesota under a lease that expires in August 1998. In connection with its acquisition of CTA, the Company assumed CTA's existing lease for approximately 11,000 square feet of office space in Waxahachie, Texas that expires in July 2001. The aggregate annual gross rent for the Company's facilities in Falls Church and Burnsville was approximately $99,000 in 1995. See Note 8 of Notes to UOL Financial Statements. The rents for the McLean facility and the Waxahachie facility are approximately $12,000 and $5,000 per month, respectively. The Company believes that its current facilities are adequate for its needs for the foreseeable future and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

   The executive officers, key employees and directors of the Company as of October 31, 1996 were as follows:


NAME                        AGE                      POSITIONS
-------------------------  ----- -----------------------------------------------
Narasimhan P. Kannan ....  48    Chairman of The Board of Directors and Chief
                                 Executive Officer
Carl N. Tyson............  47    President, Chief Operating Officer and Director
W. Braun Jones, Jr.  ....  51    Vice President of Strategic Ventures and
                                 Director
Michael W. Anderson......  42    Vice President of Technology and Operations
Diana S. Farrell.........  32    Vice President of Sales and Marketing

Leonard P. Kurtzman......  36    Vice President, Chief Financial Officer and
                                 Secretary
Michael L. Brown.........  47    Executive Vice President of Corporate Training
                                 and President of CTA
Barry R. Fetterolf.......  54    Vice President of Publishing
Edson D. deCastro(1) ....  58    Director
Dennis J. Dougherty(1)(2)  48    Director
William E. Kimberly(2)...  63    Director
D. Wayne Silby(2)........  47    Director
Barry K. Fingerhut(1) ...  51    Director

----------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

   Narasimhan P. "Nat" Kannan has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since he founded the Company in 1984. Prior to founding the Company, he co-founded Ganesa Group, Inc., a developer of interactive graphics and modeling software, in 1981. Prior thereto, he served as a consultant to Booz Allen and Hamilton, Inc., the MITRE Corporation, The Ministry of Industry of the French Government, the Brookhaven and Lawrence Livermore National Laboratories, the White House Domestic Policy Committee on Energy, and Control Data Corporation. He holds a B.S. in Engineering from the Indian Institute of Technology in Madras, India, and he performed advanced graduate work in business and engineering at Dartmouth College.

   Carl N. Tyson joined the Company as President and Chief Operating Officer in November 1995. From 1992 to 1995, Mr. Tyson served as President, College Publishers, at Harcourt General Corporation. From 1988 to 1992 he was employed by McGraw-Hill Inc., most recently as President, College Division. Mr. Tyson holds a B.A. and M.A. in history from Wichita State University and a Ph.D. in history from Oklahoma State University.

   W. Braun Jones, Jr., Vice President of Strategic Ventures, has been associated with the Company since 1992 and is co-developer of the Company's current business strategy. Mr. Jones has served as a director of the Company since 1994. From 1980 to 1992, Mr. Jones served as Chairman of the Board and Chief Executive Officer of Carlyn Computer Systems, Inc., a computer dealer and leasing company. From 1985 to 1991, he served as the Vice Chairman of the Board of Directors of Suburban Bank, a commercial bank founded by him. Mr. Jones also serves as a director of Micro-Integration Corp., a publicly held corporation that manufactures mid-range computer hardware and software, and Globalink, Inc., a publicly held corporation that develops language translation software, and several private companies. Mr. Jones holds a B.A.
and M.B.A. from The George Washington University.

   Michael W. Anderson joined the Company as Vice President of Technology and Operations in March 1996. From 1994 to 1996, Mr. Anderson was a marketing research consultant at O'Donnell & Associates, Inc. From 1990 to 1994 he served as Vice President and Director of Marketing Operations at HarperCollins College Publishers. From 1977 to 1990 he was employed by Scott, Foresman & Company, most recently as Vice President of Marketing Operations. Mr. Anderson holds a B.A. in English and Mathematics from the University of Texas.

   Diana S. Farrell joined the Company as Vice President of Sales and Marketing in June 1996. From December 1992 to June 1996, Ms. Farrell was employed by Harcourt Brace College Publishers, a division of Harcourt General Corporation, most recently as Senior Vice President of Marketing. From September 1990 to December 1992, she served as a Senior Editor at Prentice Hall College Publishing Group, a division of Paramount Communications, Inc. Ms. Farrell holds a B.A. in Communications Arts/Marketing from Long Island University.

   Leonard P. Kurtzman joined the Company in August 1996 as Vice President, Chief Financial Officer and Secretary. From August 1986 to August 1996, Mr. Kurtzman was employed by Systems Center, Inc. and its successor, Sterling Software, Inc., a computer software company based in Dallas, Texas ("Sterling"), most recently as Vice President of Finance and Administration of the System Management Group, a division of Sterling . He holds a B.S. in Accounting from the University of Maryland and is a Certified Public Accountant.

   Michael L. Brown joined the Company as Executive Vice President of Corporate Training and President of its wholly owned subsidiary, CTA, in August 1996. Mr. Brown served as the President and Chief Executive Officer of CTA from 1988 until the Company's acquisition of CTA in August 1996. He is a member of the Advisory Board of the Distance Learning Association.

   Barry R. Fetterolf joined the Company as Vice President of Publishing in August 1996. From June 1993 to August 1996, Mr. Fetterolf served as Vice President and Publisher of Saunders College Publishing, a division of Harcourt Brace College Publishers. From November 1988 to June 1993, Mr. Fetterolf served as Social Science & Economics Publisher of the Education Group of McGraw-Hill Publishing Company. Mr. Fetterolf holds a B.S. in Business Administration from Pennsylvania State University.

   Edson D. deCastro has been a director of the Company since 1994. Since June 1995 Mr. deCastro has been Chief Executive Officer of Xenometrix, Inc. Mr. deCastro was the founder of Data General Corporation and served as its Chief Executive Officer from 1968 to 1990. From January 1990 to June 1995, Mr. deCastro was an independent contractor. Mr. deCastro also serves on the boards of directors of several early-stage technology companies. He holds a B.S. in Electrical Engineering from the University of Lowell.

   Dennis J. Dougherty has been a director of the Company since 1986. Mr. Dougherty has been a General Partner of Intersouth Partners, L.P., a North Carolina-based venture capital firm since 1984. Mr. Dougherty also serves as a director of Cardiovascular Diagnostics, Inc., a publicly held medical device corporation, and several other private companies. In 1994, Microwave Laboratories, Inc., a venture capital portfolio company of which Mr. Dougherty had been a director until December 1993, filed a petition for bankruptcy. Mr. Dougherty holds a B.A. in Marketing from Oklahoma City University.

   Barry K. Fingerhut has been a director of the Company since August 1996. Since 1981 he has been employed by Geo Capital, a registered investment advisor, and has served as its Portfolio Manager and President since 1991. Mr. Fingerhut is a General Partner of the General Partner of Wheatley Partners, L.P., an investment company, and is a co-founder and principal of Applewood Associates, L.P. and 21st Century Communications Partners, L.P., both investment partnerships. Mr. Fingerhut serves as a director of Carriage Services, Inc., a publicly-held corporation, and several private companies, including Milbrook Press, Inc., a publisher of children's books, Glasser Legal Works, Inc., a niche publisher of legal texts, journals and seminars, and Online Resources, Inc. Mr. Fingerhut holds a B.S. from the University of Maryland and an M.B.A. with a concentration in Finance/Investments from New York University.

   William E. Kimberly has been a director of the Company since October 1995. Mr. Kimberly served as the President of the Manchester Group, Ltd., an investment banking firm, from 1990 to 1992, and as Chairman of NAZTEC International Group, Inc., its successor, since 1994. Prior thereto, Mr. Kimberly served in various senior executive capacities for 23 years for Kimberly Clark Corporation. Mr. Kimberly also serves as a director of Globalink, Inc., a publicly held corporation that develops language translation software, and several other private emerging growth companies. He is a member of the Board of Trustees of The Asheville School and the Pan American Development Foundation and is a member of the Leadership Council on the Americas of the Center for Strategic and International Studies.

   D. Wayne Silby has been a director of the Company since October 1995. Mr. Silby has been the Chairman of the General Partner of Calvert Social Venture Partners, L.P. and the President of Calvert Social Investment Fund, both investment companies, since 1985. Mr. Silby holds a B.S. in Economics from the Wharton School of Finance and a J.D. from Georgetown University Law School.

   Directors and officers are elected annually and hold office until their successors are elected and qualified, or until their earlier removal or resignation. The Company currently does not pay directors' fees, but does reimburse non-employee directors for reasonable out-of-pocket expenses in connection with attending Board or committee meetings. There are no family relationships among any of the directors, executive officers or key employees of the Company. In connection with the Company's issuance of Series B Preferred Stock to certain investors in July 1996, Mr. Kannan executed a voting agreement (the "Kannan Voting Agreement") obligating Mr. Kannan to vote his shares at any meeting of stockholders for the election of a representative of the holders of the Series B Preferred Stock to the Company's Board of Directors. The current Board of Directors designee of the holders of the Series B Preferred Stock is Barry K. Fingerhut. The Kannan Voting Agreement terminates upon the consummation of this offering.

BOARD COMMITTEES

   The Board of Directors has an Audit Committee which reviews the results and scope of the audit and other services provided by the Company's independent auditors, and a Compensation Committee which makes recommendations regarding salaries and incentive compensation for officers of the Company and determines the amount and type of equity incentives to be granted to participants in the Company's stock plans.

EXECUTIVE COMPENSATION

   Summary Compensation Information

   The following table sets forth information concerning the compensation received for services rendered to the Company during the fiscal year ended December 31, 1995 by the Chief Executive Officer of the Company (the "Named Executive Officer"). No other executive officer of the Company received total salary and bonus for such fiscal year in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL
                                       COMPENSATION
                                      --------------
                                                     ALL OTHER
          NAME AND PRINCIPAL POSITION    SALARY     COMPENSATION
         ----------------------------    --------   ------------
         Narasimhan P. Kannan .......    $119,792     $    840
           Chief Executive Officer

EMPLOYMENT AGREEMENTS

   In July 1996, the Company entered into an employment agreement with each of Messrs. Kannan and Tyson. The agreements provide for an annual base salary of $160,000 (increasing to $180,000 if the Company successfully completes an initial public offering of its stock) for Mr. Kannan and of $210,000 for Mr. Tyson, and annual incentive-based bonus compensation of up to 50% of such base salary. The exact amount of such bonus compensation is determined by the Company's Board of Directors, based upon the annual growth rate in revenues and earnings of the Company. Under the agreements, Messrs. Kannan and Tyson are also eligible to participate in all employee benefit plans and programs that the

Company offers to its executive employees and are entitled to reimbursement for all documented reasonable business expenses they incur. The initial term of the agreements expires in June 1998, but the agreements are subject to automatic one-year renewal terms. Consistent with Company policies, in the event that Mr. Kannan or Mr. Tyson is terminated by the Board without cause, or in the event that Mr. Kannan or Mr. Tyson resigns for good reason, the Company is required to continue paying his salary for nine months as severance pay. In the event of a material change in Mr. Kannan's duties, titles, authority or position with the Company, he may elect, in lieu of receiving such severance pay, to enter into a consulting arrangement with the Company, whereby Mr. Kannan would provide consulting services to the Company for a period of one year and be paid $750 per day for providing such services.

   In connection with the Company's acquisition of CTA in August 1996, the Company entered into an employment and noncompetition agreement with Michael Brown. The agreement provides for an annual base salary of $150,000 and annual incentive-based bonus compensation of up to 50% of such base salary. The exact amount of such bonus compensation is determined by the Company's Board of Directors, based upon Mr. Brown's performance. Mr. Brown is entitled to receive an additional bonus of $150,000 in connection with the completion of the Company's acquisition of CTA, which was consummated in August 1996, and transition of control of CTA's operations to the Company, which bonus must, in any event be paid on or before December 31, 1996. Under the agreement, Mr. Brown is also eligible to participate in all employee benefit plans and programs that the Company offers to its executive employees and is entitled to reimbursement for all documented reasonable business expenses he incurs. The term of the agreement is two years. In the event Mr. Brown is terminated by the Board without cause, the Company is required to continue paying Mr. Brown's base salary and providing certain other benefits for the period of time prescribed under the Company's standard severance plan (which is currently six months).

   In August 1996, the Company entered into an employment agreement with Mr. Kurtzman. The agreement provides for an annual base salary of $150,000 and annual incentive-based bonus compensation of up to 50% of such base salary. The exact amount of such bonus compensation is determined by the Company's Board of Directors, based upon the achievement of specified performance goals established by the Board. Under the agreement, Mr. Kurtzman is also eligible to participate in all employee benefit plans and programs that the Company offers to its executive employees and is entitled to reimbursement for all documented reasonable business expenses he incurs. The initial term of the agreement expires in August 1998, but the agreement is subject to automatic one-year renewal terms. Consistent with Company policies, in the event that Mr. Kurtzman is terminated by the Board without cause, or in the event that Mr. Kurtzman resigns for good reason, the Company is required to continue paying Mr. Kurtzman's salary for six months as severance pay.


   In October 1996, the Company and Mr. Jones executed a letter agreement, effective upon consummation of the offering made hereby, pursuant to which Mr. Jones will be employed by the Company as a senior advisor. The agreement provides for an annual base salary of $100,000 and the issuance to Mr. Jones of options to purchase 8,497 shares of Common Stock, vesting one-third upon consummation of the offering and one-third upon each of the next two anniversary dates thereafter, at an exercise price per share equal to the price per share to the public in this offering. Mr. Jones is entitled to receive as additional compensation $10,000 for each approved strategic partnership he closes for the Company and 1.5% of the net revenues generated in connection therewith for a period of three years from the date revenues are first generated (2.25% in respect of revenues generated in 1997). In January 1997, Mr. Jones will receive a $100,000 nonrefundable advance against this additional compensation. This additional compensation will cease to be paid after two years from the date of termination of Mr. Jones' employment. Mr. Jones will also receive a $100,000 bonus upon his execution of a two-year non-compete agreement in January 1997. Mr. Jones will continue to be covered under the Company's insurance plan.

OPTION GRANTS

   No grants of options to purchase the Company's Common Stock were made during the year ended December 31, 1995 to the Named Executive Officer.

OPTION EXERCISES AND HOLDINGS

   The Named Executive Officer did not exercise any options during 1995. The following table sets forth information concerning stock options held as of such date by the Named Executive Officer:

                      AGGREGATE OPTION EXERCISES IN FISCAL
                       YEAR AND YEAR-END OPTION VALUES


                             NUMBER OF SHARES
                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                 OPTIONS                 IN-THE-MONEY OPTIONS
                           AT DECEMBER 31, 1995       AT DECEMBER 31, 1995(1)
                      ----------------------------- ----------------------------
        NAME           EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------  ------------- --------------- ------------- --------------

Narasimhan P. Kannan    67,980            --            $0              --

----------

(1) Calculated on the basis of $5.88, the estimated fair market value per share of the Common Stock as of December 31, 1995, as determined by the Company's Board of Directors, less the exercise price.


STOCK PLANS


   The Company's Amended and Restated Stock Option Plan (the "Option Plan") was adopted by the Board of Directors of the Company and approved by the Company's stockholders in November 1994. A total of 288,916 shares of Common Stock have been reserved for issuance under the Option Plan. The Company's 1996 Stock Plan (the "1996 Plan"; together with the Option Plan, the "Plans") was adopted by the Board of Directors in August 1996 and approved by the Company's stockholders in September 1996. A total of 135,960 shares of Common Stock have been reserved for issuance under the 1996 Plan. The Plans provide for grants of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee directors), and for grants of nonstatutory options to employees and consultants. The 1996 Plan also allows for the grant of purchase rights, but none have been granted to date. The Plans are currently being administered by the Board of Directors of the Company, which determines the optionees and the terms of the options granted, including the exercise price, number of shares subject to the option and the exercisability thereof. Following the closing of this offering, the Plans will be administered by the Compensation Committee of the Board of Directors. The Option Plan and the 1996 Plan will terminate in November 1996 and August 2006, respectively, unless sooner terminated by the Board of Directors.


   The exercise price of incentive stock options granted under the Plans must be not less than the fair market value of the Common Stock on the date of grant, and the exercise price of nonstatutory options under the Option Plan must be not less than 85% of the fair market value of the Common Stock on the date of grant. With respect to any optionee who owns stock representing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value of the Common Stock on the date of grant, and the term of the option must not exceed five years. The terms of all other options may not exceed ten years. The aggregate fair market value of Common Stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000.


   As of October 31, 1996, no shares of Common Stock had been issued upon exercise of options granted under the Plans, options to purchase 249,983 and 128,053 shares of Common Stock, at weighted average exercise prices of $6.88 and $14.71 per share, were outstanding under the Option Plan and the 1996 Plan, respectively, and 38,933 and 7,907 shares remained available for future option grants under the Option Plan and the 1996 Plan, respectively.

                              CERTAIN TRANSACTIONS


   From November 1994 to April 1996, the Company entered into Subscription Agreements with certain investors, pursuant to which the Company issued and sold shares of convertible Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), for total consideration of $3,800,889, which shares will convert into a total of 447,733 shares of Common Stock upon consummation of the offering made hereby. Calvert Social Venture Partners, L.P. and Calvert Social Investment Fund, two investment companies of which D. Wayne Silby, a director of the Company, serves as the Chairman of the General Partner and President, respectively, purchased Series A Preferred Stock convertible into 18,816 and 25,032 shares of Common Stock, respectively, upon consummation of the offering made hereby. Spencer Trask Securities Incorporated ("Spencer Trask") acted as Placement Agent for the Company's Series A Preferred Stock financing. Kevin Kimberlin, a principal stockholder of the Company, is the Chairman of the Board of Spencer Trask Holdings, Inc., the parent company of Spencer Trask. In connection with the financing, Spencer Trask received placement fees aggregating $391,000 and designees of Spencer Trask received warrants to purchase an aggregate of 37,506 shares of Common Stock. All of these warrants are exercisable until May 2002 at a weighted average exercise price of $8.98 per share. In September 1996, contingent upon an initial public offering price per share of $12.94 or greater, the holders of these warrants agreed to eliminate their contractual rights to price-based anti-dilution adjustments to the number of shares underlying these warrants, except with respect to issuances below $8.83 per share.

   In March 1995, the Company issued 24,835 shares of Common Stock to W. Braun Jones, Jr., a director and executive officer of the Company, upon conversion of indebtedness in the amount of $36,533 at a conversion rate of $1.47 per share. In December 1995, the Company also repaid indebtedness owed to Mr. Jones in the principal amount of $70,000, plus accrued interest thereon. The Company also borrowed $130,000 from Mr. Jones in May 1996 pursuant to a subordinated promissory note, the principal of which was convertible into 6,904 shares of Common Stock at a conversion price of $18.83 per share prior to the Jones Transactions, as defined below (the "Jones Note"). In connection therewith, the Company also issued to Mr. Jones warrants to purchase an aggregate of 6,904 shares of Common Stock at an exercise price of $18.83 per share prior to the Jones Transactions (the "Jones Warrants"). Under the terms of both the Jones Note and the Jones Warrants, Mr. Jones, prior to the Jones Transactions, was entitled to price-based anti-dilution protection with respect to the conversion price under the Jones Note and the exercise price under the Jones Warrants, such that Mr. Jones, upon the conversion of the Company's Series B Preferred Stock into Common Stock at an effective conversion price of $9.12 per share upon consummation of the offering made hereby, would be entitled to convert the principal and accrued interest under Jones Note into 14,938 shares of Common Stock and to exercise the Jones Warrants for 14,253 shares of Common Stock at a conversion price and exercise price, respectively, of $9.12 per share. Mr. Jones entered into an agreement in September 1996 to convert the principal and accrued interest under the Jones Note into 14,938 shares of Common Stock at a conversion price of $9.12 per share upon consummation of the offering made hereby (the "Jones Transactions").

   In February 1995, the Company issued to William E. Kimberly, a director of the Company, and his wife warrants exercisable for an aggregate of 12,746 shares of Common Stock at an exercise price of $6.18 per share in connection with their loans to the Company of $50,000, which indebtedness was converted into an aggregate of 11,328 shares of Common Stock in March 1995 at a conversion price of $4.47 per share.

   In March 1996, the Company borrowed $300,000 from Frogtown Holdings, Inc. ("Frogtown"), a corporation controlled by Austin O. Furst, Jr., a principal stockholder of the Company, in exchange for which the Company issued to Frogtown a Senior Convertible Promissory Note convertible into shares of Common Stock at a conversion rate of $18.83 per share prior to the Furst Transactions (the "Frogtown Note"). Certain trusts for the benefit of Mr. Furst's daughters (the "Trusts") also hold warrants to purchase 101,970 shares of Company Common Stock at an exercise price of $17.65 per share, which will adjust to the initial public offering price (the "IPO Price") upon the consummation of the offering made hereby (the "IPO Price Warrants") and warrants to purchase 101,970 shares of Company Common Stock at an exercise price of $8.83 per share (the "$8.83 Warrants"). The Trusts entered into an agreement in September 1996 to eliminate their contractual rights to price-based anti-dilution adjustments to the number of shares underlying the IPO Price Warrants except with respect to issuances below $8.83. Upon consummation of the offering made hereby and contingent upon an initial public offering price per share of $12.94 or greater, the Trusts are required to purchase 67,980 shares underlying the $8.83 Warrants. In consideration thereof, the Company has agreed to issue to Mr. Furst a warrant to purchase 15,687 shares of Common Stock at a per share exercise price equal to the IPO Price. In addition, the Company and Frogtown agreed that the Frogtown Note, together with interest accrued thereon, will be repaid, out of the proceeds of the warrant exercise described above, by the Company in full upon consummation of the offering made hereby. The foregoing transactions, agreed to in September 1996 and to automatically take place upon consummation of the offering made hereby, are sometimes referred to herein as the "Furst Transactions."

   In July 1996, the Company entered into the Series B Preferred Stock Purchase Agreement with Wheatley Partners, L.P., a principal stockholder of the Company, and certain other investors, including Barry K. Fingerhut, a General Partner of the General Partner of Wheatley and a director of the Company (the "Series B Investors"), pursuant to which the Company issued and sold an aggregate of 185,877 shares of Series B redeemable convertible Preferred Stock (which is convertible into 392,934 shares of Common Stock upon consummation of the offering made hereby) for aggregate cash consideration of $3,500,000.

   In August 1996, the Company completed its acquisition of CTA, pursuant to an Agreement and Plan of Merger among CTA, the Company and a wholly-owned subsidiary of the Company (the "Merger Agreement"). Pursuant to the Merger Agreement, the Company acquired all of the outstanding capital stock of CTA in exchange for 42,487 shares of Common Stock, which were issued to Michael Brown, CTA's President, Chief Executive Officer and sole stockholder. In connection with the acquisition, the Company also issued fully vested options to purchase 5,096 shares of the Company's Common Stock at an exercise price of $0.12 per share to four employees of CTA. In addition, the Company granted an option to purchase 16,995 shares of the Company's Common Stock at an exercise price of $14.71 per share to Mr. Brown. Mr. Brown entered into a two-year, renewable employment agreement with the Company to serve as the Company's Executive Vice President of Corporate Training and to remain President of CTA. See "Management--Executive Compensation--Employment Agreements."

   In connection with the resignation of John D. Phillips from the Board of Directors in August 1996, the Board of Directors accelerated the vesting of options granted to Mr. Phillips in November 1994 for the purchase of 6,798 shares of Common Stock at an exercise price of $1.47 per share.


   From 1992 through 1995, a the Company loaned to Nat Kannan, the Company's founder and Chief Executive Officer, funds in the principal amount, together with interest accrued thereon through the date of this Prospectus, of approximately $251,000. Pursuant to the terms of Mr. Kannan's employment agreement, Mr. Kannan is obligated to apply the entire amount of back wages owed to Mr. Kannan by the Company of approximately $392,450 to satisfy his debt obligation and the Company's income tax withholding obligations upon consummation of the offering made hereby.

                             PRINCIPAL STOCKHOLDERS


   The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of October 31, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by: (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding shares of the Common Stock; (ii) the Named Executive Officer; (iii) each of the Company's directors; and (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, warrants or convertible debt held by that person that are currently exercisable or convertible, or will become exercisable or convertible within 60 days after October 31, 1996, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.


                                                                          PERCENTAGE
                                                                    ----------------------
                                                  NUMBER OF SHARES     PRIOR
                                                    BENEFICIALLY      TO THE    AFTER THE
                      NAME                              OWNED        OFFERING  OFFERING(1)
-----------------------------------------------  ------------------ ---------- -----------
Austin O. Furst, Jr.(2)
 138 Frogtown Road
 New Canaan, CT 06840                              326,422          17.1%       9.8%
Narasimhan P. Kannan(3)........................    315,052          17.3%       9.7%
Barry K. Fingerhut(4)..........................    299,207          17.1%       9.4%
Wheatley Partners, L.P.
 80 Cutler Mill Road, Suite 311
 Great Neck, NY 11021                              280,683          16.0%       8.8%
Kevin Kimberlin(5)
 c/o Spencer Trask Securities Incorporated
 535 Madison Avenue, 18th Floor
 New York, NY 10022                                135,008           7.4%       4.2%
Kimberlin Family Partners, L.P.(6)
 c/o Spencer Trask Securities Incorported
 535 Madison Avenue, 18th Floor
 New York, NY 10022                                130,014           7.1%       4.0%
W. Braun Jones, Jr.(7).......................      111,468           6.1%       3.4%
Intersouth Partners
 P.O. Box 13546
 Research Triangle Park, NC 27709                  105,356           6.0%       3.3%
Dennis J. Dougherty(8).......................      105,356           6.0%       3.3%
William E. Kimberly(9).......................       53,628           3.0%       1.7%
D. Wayne Silby(10)...........................       46,114           2.6%       1.5%
Carl N. Tyson(11)............................       10,622            *          *
Edson D. deCastro(11)........................        4,532            *          *
All directors and executive officers as a
 group
 (13 persons)(12) ...........................    1,017,811          52.0%      30.1%

----------

 *   Less than 1 percent

(1) Assumes the sale of 1,430,000 shares by the Company pursuant to this offering and no exercise of the Underwriters' over-allotment option.

(2) Includes 152,496 shares underlying warrants held by trusts for which Mr. Furst is the trustee and which are currently exercisable.

(3) Includes 67,980 shares underlying a warrant held by Mr. Kannan that is currently exercisable.

(4) Consists of 18,524 shares held by Mr. Fingerhut and 280,683 shares held by Wheatley Partners, L.P., an investment company of which Mr. Fingerhut serves as a General Partner of the General Partner. Mr. Fingerhut disclaims beneficial ownership of the shares held by Wheatley Partners, L.P.

(5) Includes 79,165 shares underlying currently exercisable warrants held by Kimberlin Family Partners, L.P., a limited partnership of which Mr.
     Kimberlin serves as the General Partner, and 4,994 shares underlying currently exercisable warrants held by Spencer Trask Holdings, Inc., of which Mr. Kimberlin is the Chairman of the Board of Directors. Mr. Kimberlin disclaims beneficial ownership of the shares held by Spencer Trask Holdings, Inc.

(6)  Includes 79,165 shares underlying warrants which are currently exercisable.

(7) Includes 40,447 vested shares underlying options and 31,248 shares underlying warrants held by Mr. Jones that are currently exercisable.
(8) Consists of shares held by Intersouth Partners, L.P., a venture capital fund of which Mr. Dougherty serves as a General Partner of the General Partner. Mr. Dougherty disclaims beneficial ownership of such shares.

(9) Includes 10,197 shares underlying a warrant held by Mr. Kimberly that is currently exercisable, 2,266 vested shares underlying options, as well as 5,344 outstanding shares of Common Stock and 2,549 shares underlying a currently exercisable warrant, both held by Elena Kimberly, Mr. Kimberly's wife.

(10) Consists of 2,266 vested shares underlying options and 18,816 and 25,032 shares held by Calvert Social Venture Partners, L.P. and Calvert Social Investment Fund, respectively, two investment companies of which Mr. Silby serves as Chairman of the General Partner and President, respectively. Mr. Silby disclaims beneficial ownership of such shares.

(11) Consists of vested shares underlying options.

(12) Includes the shares discussed in footnotes (3), (4) and (7)-(11). Also includes 42,487 outstanding shares and 29,345 vested shares underlying options held by other executive officers.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, the authorized capital stock of the Company will consist of 36,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share.

   The following summary of certain provisions of the Common Stock and Preferred Stock and outstanding warrants does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and Bylaws, each as amended, and the warrants, which are included as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK


   After giving effect to the conversion of all of the Company's outstanding Preferred Stock, effective immediately prior to the consummation of the offering made hereby, there were 1,754,415 shares of Common Stock outstanding held of record by 105 stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Common Stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and non-assessable.

PREFERRED STOCK


   The holders of the Company's Series A Preferred Stock and Series B Preferred Stock are entitled to receive cumulative dividends at a rate of 7% per year, to be paid immediately prior to consummation of the offering made hereby in shares of the Company's Series A and Series B Preferred Stock, respectively. Upon the consummation of this offering, the outstanding shares of Series A and Series B Preferred Stock, including those issuable as dividends, will be converted into an aggregate of 840,667 shares of Common Stock, and 10,000,000 shares of undesignated Preferred Stock will be authorized for issuance. The Company's Board of Directors has the authority, without further action by the stockholders, to issue such Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences of each such series, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms that could have the effect of delaying or preventing a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock. The Company currently has no plans to issue any of the Preferred Stock subsequent to the closing of this offering.


WARRANTS


   As of immediately prior to the consummation of the offering made hereby, the Company had issued warrants to purchase an aggregate of 476,369 shares of Common Stock at a weighted average exercise price of $9.80 per share, all of which are currently exercisable. Warrants to purchase 135,960 of these shares expire in March 2001; warrants to purchase 37,506 of these shares expire in May 2002; and warrants to purchase the remaining 302,903 shares, which were granted at various times between July 1994 and August 1996, expire three to eight years from the date of grant.

STOCK OPTIONS

   See "Management--Stock Plans" for a discussion of the Company's outstanding stock options.

DELAWARE LAW AND LIMITATIONS ON CHANGES IN CONTROL


   Section 203 of the Delaware General Corporation Law (the "DGCL") prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66-2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

   The Company's Bylaws generally require at least 50 days advance notice of any action to be proposed by a stockholder at any meeting of stockholders and set forth other specific procedures that a stockholder must follow. In addition, the Bylaws provide that a special meeting of the Company's stockholders may only be called by the Board of Directors; no such meeting may be called by the stockholders. Further, the Bylaws eliminate the ability of stockholders to act by written consent after this offering, and consequently stockholders may only act at meetings thereof.

   These Bylaws provisions, the provisions authorizing the Board of Directors to issue preferred stock without stockholder approval and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. See "Risk Factors--Potential Issuance of Preferred Stock; Anti-Takeover Provisions."

LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY

   The Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws. The Bylaws of the Company generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by him in connection with such Proceeding.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Company's Common Stock is First National Bank of Boston.

LISTING

   The Company has applied to list the Common Stock on the Nasdaq National Market under the trading symbol "UOLP."

                         SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has not been any public market for the Common Stock of the Company. Sales of substantial amounts of Common Stock in the public market could adversely affect the trading price of the Common Stock. See "Risk Factors--Shares Eligible for Future Sale."


   Upon completion of this offering, the Company will have outstanding 3,184,415 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants, except for the Furst Transactions and the Jones Transactions. Of these, the 1,430,000 shares offered hereby will be freely tradeable without restriction under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act.

   The remaining 1,754,415 shares of Common Stock outstanding upon completion of this offering will be "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

   The executive officers, directors and certain other holders of Common Stock are bound by contractual "lock-up" agreements providing that they will not offer, pledge, sell, contract to sell or grant any option to purchase or otherwise dispose of an aggregate of 1,671,916 outstanding shares of Common Stock beneficially owned by them for a period of one year after the date of the final prospectus relating to this offering without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144, will be as follows: (i) approximately 47,168 shares will be eligible for immediate sale as of the date of the final prospectus relating to this offering;
(ii) approximately 3,229 additional shares will be eligible for sale beginning 90 days after the date of the final prospectus relating to this offering pursuant to Rules 144 and 701; (iii) approximately 27,336 shares will be eligible for sale beginning as early as March and May 1997 pursuant to Rule 144; and (iv) approximately 998,545 additional shares will be eligible for sale beginning one year after the date of the final prospectus relating to this offering. Approximately 678,137 remaining Restricted Shares will not be eligible for sale pursuant to Rule 144 until the expiration of their applicable two-year holding periods, which will expire at various times through September 1998.

   As of October 31, 1996, an additional 854,405 shares of Common Stock were subject to outstanding options and warrants. Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market upon exercise of these warrants or options, subject in some cases to the volume and other restrictions of Rule 144, will be as follows: (i) approximately 250,155 additional shares will be eligible for sale beginning one year after the date of the final prospectus relating to this offering; (ii) approximately 476,369 remaining shares issuable upon exercise of warrants will not be eligible for sale pursuant to Rule 144 until the expiration of their applicable holding periods, which will expire two years from their exercise dates; and (iii) approximately 127,881 remaining shares issuable upon exercise of options will be eligible for sale pursuant to Rule 701 upon the ratable vesting of such shares at various times through August 1999.

   Subject to lock-up provisions or agreements, certain of the shares issued upon exercise of options and warrants granted by the Company prior to the date of the final prospectus relating to this offering will be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, imposed under Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of the final prospectus relating to this offering, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 31,184 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner-of-sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate of the Company) is entitled to sell such shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, such "144(k) shares" may therefore be sold immediately upon the completion of this offering.

   The Securities and Exchange Commission has recently proposed amendments to Rule 144 and Rule 144(k) that would permit resale of restricted shares under Rule 144 after a one-year, rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resale of restricted shares by non-affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. Adoption of such amendments could result in resale of restricted shares sooner than would be the case under Rule 144 and Rule 144(k) as currently in effect.


   Upon completion of this offering and at specified times thereafter, certain holders of the Company's securities will be entitled to certain rights with respect to the registration under the Securities Act of the shares underlying such securities. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except shares purchased by affiliates) immediately upon the effectiveness of such registration. Specifically, holders of an aggregate of approximately 835,232 shares of Common Stock, including shares issuable upon the exercise of warrants and conversion of Preferred Stock and stock dividends accrued thereon, have the right, subject to certain conditions and limitations, to require the Company to register such securities under the Securities Act. A total of approximately 509,659 of such shares have demand registration rights exercisable after 90 days following completion of this offering; provided, however that such rights cannot be exercised at that time because of the execution of lock-up agreements waiving such rights for a period of one year, as discussed above. The holders of the remaining shares with demand registration rights may require the Company to register one-half of such shares after each of the next two anniversary dates following completion of this offering. In addition, holders of an aggregate of approximately 1,126,226 shares of Common Stock, including shares issuable upon the exercise of warrants and conversion of Preferred Stock and convertible debt, have the right, subject to certain conditions and limitations, to require that such shares be included in any registration of the Company's securities; provided, however, that in the case of a registration for an underwritten public offering, the managing underwriter may, under certain circumstances, exclude for marketing reasons some or all of such securities from such registration. No such piggyback registration rights are being exercised in connection with this offering. Finally, the holders of an aggregate of approximately 475,932 shares of Common Stock, including shares issuable upon the exercise of warrants and conversion of Preferred Stock and convertible debt, have the right to demand from the Company an unlimited number of registrations of such securities on Form S-3 following the date upon which such form becomes available to the Company, subject to certain conditions and limitations.

   The Company has reserved an aggregate of 424,876 shares of Common Stock for issuance pursuant to the Company's stock option plans, 27,192 of which either have expired or have been forfeited. As of October 31, 1996, options to purchase a total of 378,036 shares of Common Stock were outstanding. The Company intends to file, approximately one year after the effective date of this offering, a registration statement on Form S-8 to register the shares of Common Stock reserved for issuance under the option plans, including shares subject to outstanding options, together with 67,980 shares issuable upon exercise of a warrant granted to an employee of the Company. Shares of Common Stock issued under the foregoing plans or upon exercise of such warrant after the filing of this registration statement will be freely tradeable in the public market, subject in the case of certain holders to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements with the Underwriters and vesting restrictions imposed by the Company.

                                  UNDERWRITING

   The Underwriters named below, represented by Friedman, Billings, Ramsey & Co., Inc. (the "Representative"), have severally agreed to purchase, subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement"), and the Company has agreed to sell, the number of shares of Common Stock set forth opposite the name of each Underwriter.

                                                 NUMBER OF
     UNDERWRITERS                                 SHARES
     --------------------------------------  ----------------
     Friedman, Billings, Ramsey & Co.,Inc..

                                             ----------------
       Total...............................      1,430,000


   The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock if any shares are purchased.

   The Representative has advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. After the shares of Common Stock have been released for sale to the public, the offering price and concession may be changed. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.


   The Company's executive officers, directors and certain stockholders who beneficially own an aggregate of approximately 1,671,916 outstanding shares of Common Stock have agreed not to offer, sell, contract to sell, pledge or grant any option to purchase or otherwise dispose of Common Stock of the Company for a period of one year from the date of the final prospectus relating to this offering without the prior written consent of the Representative. The Company has also agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of one year from the date of the final prospectus relating to this offering, without the prior written consent of the Representative, except that the Company may grant stock options and sell shares of its Common Stock reserved for issuance under the Plans, or issue shares upon the exercise of outstanding options or warrants previously granted. See "Shares Eligible for Future Sale."

   The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 214,500 additional shares of the Common Stock at the public offering price less underwriting discounts and commissions shown on the cover of this Prospectus. The Underwriters may exercise this option only to cover overallotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares of Common Stock on the same terms as those on which the 1,430,000 shares of Common Stock are being offered.

   Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price has been determined by negotiations among the Company and the Representative. Among the factors considered in such negotiations were the history of, and prospects for, the Company and the industry in which it competes, an assessment of management, the Company's past and present operations, its past and present revenues and the trend of such revenues, the prospects for future earnings of the Company, the present state of its development, the general condition for the securities markets at the time of the offering and the market prices of publicly traded common stock of comparable companies in recent periods. See "Risk Factors--No Prior Public Market; Possible Volatility of Stock Price."

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make with respect thereto. The Company has agreed to reimburse the Representative for its reasonable out-of-pocket expenses incurred in connection with the performance of its activities under the Underwriting Agreement, including but not limited to the fees and expenses of the Representative's outside legal counsel and accountants (which are currently estimated to be $200,000 in legal fees and expenses and $10,000 in "blue sky" fees and expenses).

   The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any account over which they exercise discretionary authority.

                                  LEGAL MATTERS

   The validity of the Common Stock offered hereby will be passed upon for the Company by Wyrick, Robbins, Yates & Ponton L.L.P., Raleigh, North Carolina. Certain legal matters relating to the offering will be passed upon for the Underwriters by Latham & Watkins, Washington, D.C.

                                     EXPERTS

   The financial statements of UOL Publishing, Inc. (formerly University Online, Inc.) at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Cognitive Training Associates, Inc. at December 31, 1994 and 1995 and June 30, 1996, and for the each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 appearing in UOL Publishing, Inc.'s Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The Statement of Operating Revenues and Direct Operating Expenses of CYBIS (a division of Control Data Systems, Inc.) for the year ended December 31, 1993, appearing in UOL Publishing, Inc.'s Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


   The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1, including amendments thereto, under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to are not necessarily complete, and, in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference Section of the Commission located at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such facility upon payment of the prescribed fees.

   The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web-site is http://www.sec.gov.

                             REPORTS TO STOCKHOLDERS

   The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                              UOL PUBLISHING, INC.
                          INDEX TO FINANCIAL STATEMENTS

UOL PUBLISHING, INC.

Report of Ernst & Young LLP, Independent Auditors...................................  F-2

Balance Sheets......................................................................  F-3

Statements of Operations............................................................  F-4

Statements of Stockholders' Deficit.................................................  F-5

Statements of Cash Flows............................................................  F-6

Notes to Financial Statements.......................................................  F-7

COGNITIVE TRAINING ASSOCIATES, INC.

Report of Ernst & Young LLP, Independent Auditors...................................  F-18

Balance Sheets......................................................................  F-19

Statements of Operations............................................................  F-20

Statements of Stockholder's Equity..................................................  F-21

Statements of Cash Flows............................................................  F-22

Notes to Financial Statements.......................................................  F-23

CYBIS (A DIVISION OF CONTROL DATA SYSTEMS, INC.)

Report of Ernst & Young LLP, Independent Auditors...................................  F-27

Statement of Operating Revenues and Direct Operating Expenses for the year ended
  December 31, 1993.................................................................  F-28

Notes to Financial Statement........................................................  F-29

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
UOL Publishing, Inc.

We have audited the accompanying balance sheets of UOL Publishing, Inc. (formerly University Online, Inc.) as of December 31, 1994 and 1995 and the related statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UOL Publishing, Inc. (formerly University Online, Inc.) at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                             Ernst & Young LLP

Vienna, Virginia
July 10, 1996, except Note 14, as to which the date is
             , 1996
--------------------------------------------------------------------------------
The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts for the reverse stock split as described in Note 14 to the financial statements.


Vienna, Virginia
November 7, 1996                                           /s/ Ernst & Young LLP

                              UOL PUBLISHING, INC.
                                 BALANCE SHEETS


                                                                                                    PRO FORMA
                                                                                                  SEPTEMBER 30,
                                                           DECEMBER 31,         SEPTEMBER 30,         1996
                                                        1994          1995           1996         (SEE NOTE 13)
                                                   ------------- ------------- --------------- ------------------
                                                                                 (UNAUDITED)       (UNAUDITED)
ASSETS

Current assets:
 Cash and cash equivalents.......................  $    20,599   $   104,178   $  1,912,323    $  2,212,323
 Accounts receivable, less allowance of $19,950
  at December 31, 1995 and $45,000 at September
  30, 1996, respectively ........................        5,122        67,364        151,738         151,738
 Loans receivable from related parties ..........      381,666       286,948        252,225         252,225
 Prepaid expenses and other current assets.......      163,537        26,050        490,964         490,964
                                                   ------------- ------------- --------------- ------------------
Total current assets.............................      570,924       484,540      2,807,250       3,107,250
Property and equipment, net .....................       20,471       128,133        398,890         398,890
Other assets.....................................           --            --         52,994          52,994
Goodwill and other intangible assets, net  ......      287,552            --        685,803         685,803
                                                   ------------- ------------- --------------- ------------------
Total assets.....................................  $   878,947   $   612,673   $  3,944,937    $  4,244,937
                                                   ============= ============= =============== ==================
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
 Accounts payable and accrued expenses ..........  $ 1,572,105   $ 1,088,435   $  1,897,508    $  1,897,508
 Loans payable to related parties ...............      729,717       285,300        715,300         285,300
 Notes payable ..................................      501,762       293,366        227,545         227,545
 Accrued interest ...............................      239,307       133,651        181,697         181,697
 Deferred revenues...............................      115,060        86,250         10,199          10,199
 Short-term borrowings...........................           --            --        112,354         112,354
                                                   ------------- ------------- --------------- ------------------
Total current liabilities........................    3,157,951     1,887,002      3,144,603       2,714,603

Commitments
Long-term debt...................................           --            --          3,845           3,845

Redeemable convertible Preferred Stock, $0.01
 par value:
 Series B; 6,000,000 shares authorized; no shares
  issued and outstanding at December 31, 1994 and
  1995, 185,877  shares issued and outstanding at
  September 30, 1996, respectively ..............           --            --      3,342,671              --
 Series   B-1;  6,000,000  shares  authorized; no
  shares issued and outstanding..................           --            --             --              --
Stockholders' deficit:
 Series A  convertible  Preferred  Stock,  $0.01
  par  value;  12,000,000 shares authorized;  no
  shares issued and outstanding at  December 31,
  1994 and 381,335 and 402,960 shares issued and
  outstanding at December 31, 1995 and September
  30, 1996, respectively ........................           --         3,813          4,030              --
 Undesignated Preferred Stock, $0.01 par  value;
  10,000,000 shares authorized ..................           --            --             --              --
 Common Stock, $0.01 par value; 36,000,000 shares
  authorized; 704,557, 783,246 and 830,830 shares
  issued and outstanding at December 31, 1994 and
  1995  and  September  30,  1996,   respectively
  (1,754,415 pro forma shares)...................        7,046         7,832          8,308          17,544
 Additional paid-in capital......................    2,216,608     5,456,325      7,632,484      11,704,282
 Accumulated deficit.............................   (4,502,658)   (6,742,299)   (10,191,004)    (10,195,337)
                                                   ------------- ------------- --------------- ------------------
Total stockholders' deficit......................   (2,279,004)   (1,274,329)    (2,546,182)      1,526,489
                                                   ------------- ------------- --------------- ------------------
Total liabilities and stockholders' deficit......  $   878,947   $   612,673   $  3,944,937    $  4,244,937
                                                   ============= ============= =============== ==================


                           See accompanying notes.

                              UOL PUBLISHING, INC.
                            STATEMENTS OF OPERATIONS

                                                                                               NINE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                   1993          1994          1995           1995           1996
                                               ------------ ------------- -------------- -------------- --------------
                                                                                           (UNAUDITED)    (UNAUDITED)
Licensing and support revenues...............  $      --    $   710,274   $   415,532    $   326,302    $   325,619
Online revenues..............................     14,093         14,128        55,995         42,195         63,034
Development and other revenues...............    274,100         81,533        76,152         40,236         54,222
                                               ------------ ------------- -------------- -------------- --------------
Net revenues.................................    288,193        805,935       547,679        408,733        442,875

Costs and expenses:
 Cost of licensing and support revenues......         --         94,657        78,918         58,655         85,252
 Cost of online revenues.....................      4,486          6,966        11,281          8,702         17,525
 Cost of development and other revenues......     60,000         44,379         3,431          1,837          9,674
 Sales and marketing.........................    130,203        295,839       932,898        550,903      1,048,284
 Product development.........................    151,132        205,975       576,470        411,860        839,762
 General and administrative..................    206,432        890,145       926,345        548,739      1,980,349
 Depreciation and amortization...............        834        298,047       309,058        228,323         66,722
                                               ------------ ------------- -------------- -------------- --------------
Total costs and expenses ....................    553,087      1,836,008     2,838,401      1,809,019     (4,047,568)

Loss from operations.........................   (264,894)    (1,030,073)   (2,290,722)    (1,400,286)    (3,604,693)

Other income (expense):
 Other income (expense)......................      6,241         (6,461)      126,651        124,667        205,529
 Interest expense............................   (154,850)      (259,994)      (75,570)       (53,914)       (49,541)
                                               ------------ ------------- -------------- -------------- --------------
Loss before extraordinary gain on debt
 forgiveness.................................   (413,503)    (1,296,528)   (2,239,641)    (1,329,533)    (3,448,705)
Extraordinary gain on debt forgiveness ......         --        609,270            --             --             --
                                               ------------ ------------- -------------- -------------- --------------
Net loss.....................................  $(413,503)   $  (687,258)  $(2,239,641)   $(1,329,533)   $(3,448,705)

Accrued dividends to preferred stockholders .         --             --      (174,889)      (115,472)      (241,915)
                                               ------------ ------------- -------------- -------------- --------------

Net loss available to common stockholders ...  $(413,503)   $  (687,258)  $(2,414,530)   $(1,445,005)   $(3,690,620)
                                               ============ ============= ============== ============== ==============

Net loss per share: .........................
 Loss before extraordinary gain on debt
  forgiveness................................      (0.60)         (1.79)        (2.24)         (1.34)         (3.34)
 Extraordinary gain on debt forgiveness......         --           0.84            --             --             --
                                               ------------ ------------- -------------- -------------- --------------
 Net loss per share..........................  $   (0.60)   $     (0.95)  $     (2.24)   $     (1.34)   $     (3.34)
                                               ============ ============= ============== ============== ==============

Weighted average shares outstanding..........    689,406        724,916     1,079,032      1,074,962      1,103,899
                                               ============ ============= ============== ============== ==============

Pro forma net loss per share.................                             $     (1.77)                  $     (2.30)
                                                                          ==============                ==============
Pro forma weighted average shares
 outstanding.................................                               1,363,459                     1,605,389
                                                                          ==============                ==============


                           See accompanying notes.

                              UOL PUBLISHING, INC.
                      STATEMENTS OF STOCKHOLDERS' DEFICIT


                                                                    SERIES A
                                                                  CONVERTIBLE
                                                    SERIES A       PREFERRED
                                                 PREFERRED STOCK    STOCK
                                               ------------------ -----------
                                                 SHARES    AMOUNT   SHARES
                                               --------- -------- -----------
Balance at December 31, 1992.................   4,568    $ 46          --
 Preferred Stock dividends payable...........      --      --          --
 Net loss....................................      --      --          --
                                               --------- -------- ---------
Balance at December 31, 1993.................   4,568      46          --
 Preferred Stock dividends payable...........      --      --          --
 Conversion of debt to equity................      --      --          --
 Series A Preferred Stock conversion.........  (4,568)    (46)         --
 Issuance of Common Stock....................      --      --          --
 Conversion of Preferred Stock dividends
  payable to Common Stock....................      --      --          --
 Issuance of compensatory stock and stock
  options....................................      --      --          --
 Net loss....................................      --      --          --
                                               --------- -------- ---------
Balance at December 31, 1994.................      --      --          --
 Conversion of debt to equity................      --      --       1,800
 Issuance of Series A convertible Preferred
  Stock......................................      --      --     379,535
 Issuance of compensatory stock and stock
  options....................................      --      --          --
 Net loss....................................      --      --          --
                                               --------- -------- ---------
Balance at December 31, 1995.................      --      --     381,335
 Issuance of Common Stock primarily in
  connection with the CTA acquisition........      --      --          --
 Issuance of Series A convertible Preferred
  Stock .....................................      --      --      21,625
 Issuance of compensatory stock options......      --      --          --
 Net loss for the nine months ended September
  30, 1996 (unaudited).......................      --      --          --
                                               --------- -------- ---------
Balance at September 30, 1996 (unaudited) ...      --    $ --     402,960
                                               ========= ======== =========

                     (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                               SERIES A
                                              CONVERTIBLE
                                               PREFERRED
                                                 STOCK      COMMON STOCK      ADDITIONAL                       TOTAL
                                               --------- -------------------   PAID-IN     ACCUMULATED      STOCKHOLDERS'
                                                AMOUNT      SHARES   AMOUNT    CAPITAL        DEFICIT         DEFICIT
                                               --------  ---------  -------- ------------ --------------- ---------------
Balance at December 31, 1992                    $    --    381,545    $3,816  $1,080,911   $(3,384,573)   $(2,299,800)
      Preferred Stock dividends payable......        --         --        --          --        (9,302)        (9,302)
  Net loss...................................        --         --        --          --      (413,503)      (413,503)
                                               --------  ---------  -------- ------------ --------------- ---------------
Balance at December 31, 1993.................        --    381,545     3,816   1,080,911    (3,807,378)    (2,722,605)
 Preferred Stock dividends payable...........        --         --        --          --        (8,022)        (8,022)
 Conversion of debt to equity................        --     79,102       791     521,803            --        522,594
 Series A Preferred Stock conversion.........        --     91,368       914        (868)           --             --
 Issuance of Common Stock....................        --    148,534     1,485     413,279            --        414,764
 Conversion of Preferred Stock dividends
  payable to Common Stock....................        --      4,008        40      24,733            --         24,773
 Issuance of compensatory stock and stock
  options....................................        --         --        --     176,750            --        176,750
 Net loss....................................        --         --        --          --      (687,258)      (687,258)
                                               --------  ---------  -------- ------------ --------------- ---------------
Balance at December 31, 1994.................        --    704,557     7,046   2,216,608    (4,502,658)    (2,279,004)
 Conversion of debt to equity................        18     78,689       786     325,278            --        326,082
 Issuance of Series A convertible Preferred
  Stock......................................     3,795         --        --   2,728,639            --      2,732,434
 Issuance of compensatory stock and stock
  options....................................        --         --        --     185,800            --        185,800
 Net loss....................................        --         --        --          --    (2,239,641)    (2,239,641)
                                               --------  ---------  -------- ------------ --------------- ---------------
Balance at December 31, 1995.................     3,813    783,246     7,832   5,456,325    (6,742,299)    (1,274,329)
 Issuance of Common Stock primarily in
  connection with the CTA acquisition........        --     47,584       476     741,524            --        742,000
 Issuance of Series A convertible Preferred
  Stock .....................................       217         --        --     412,583            --        412,800
 Issuance of compensatory stock options......        --         --        --   1,022,052            --      1,022,052
 Net loss for the nine months ended September
  30, 1996 (unaudited).......................        --         --        --          --    (3,448,705)    (3,448,705)
                                               --------  ---------  -------- ------------ --------------- ---------------
Balance at September 30, 1996 (unaudited) ...    $4,030    830,830    $8,308  $7,632,484  $(10,191,004)   $(2,546,182)
                                               ========  =========  ======== ============ =============== ===============

                           See accompanying notes.

                             UOL PUBLISHING, INC.
                           STATEMENTS OF CASH FLOWS

                                                                                          NINE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                               1993         1994          1995           1995           1996
                                           ------------ ------------ -------------- -------------- --------------
                                                                                      (UNAUDITED)    (UNAUDITED)
Operating Activities
Net loss.................................  $(413,503)   $(687,258)   $(2,239,641)   $(1,329,533)   $(3,448,705)
Adjustments to reconcile net loss to net
cash provided by (used in) operating
activities:
 Depreciation and amortization...........        834      298,047        309,058        229,323         66,722
 Stock and stock option compensation
  expense................................         --      176,750        185,800             --      1,022,052
 Gain on debt forgiveness and other
  settlements............................         --     (609,270)       (30,303)       (30,303)            --
 Loss on inventory write-off.............         --       46,488             --                            --
 Changes in operating assets and
  liabilities:
  Accounts receivable....................      2,613       (1,647)       (62,242)       (35,572)        44,308
  Prepaid expenses and other current
   assets................................         --     (119,586)       137,487         48,534       (427,989)
  Accounts payable and accrued
   expenses..............................    362,544      233,879       (386,670)      (561,055)       636,281
  Accrued interest.......................    125,206      229,439        (63,171)       (75,762)        48,046
  Deferred revenues......................     23,740      (28,000)       (28,810)       (28,810)       (92,051)
                                           ------------ ------------ -------------- -------------- --------------
Net cash provided by (used in) operating
 activities..............................    101,434     (461,158)    (2,178,492)    (1,783,178)    (2,151,336)
Investing Activities
Acquisition of CYBIS division............         --     (150,000)            --             --             --
Purchases of property and equipment .....       (797)      (1,430)      (129,168)       (85,936)      (215,462)
Proceeds from loans receivable from
 related parties.........................         --           --         94,718         97,472         44,966
Advances under loans receivable from
 related parties.........................   (100,670)     (34,030)            --             --         (9,083)
                                           ------------ ------------ -------------- -------------- --------------
Net cash provided by (used in) investing
 activities..............................   (101,467)    (185,460)       (34,450)        11,536       (179,579)
Financing Activities
Proceeds from issuance of Common Stock ..         --      414,764             --             --
Proceeds from issuance of Series A
 convertible Preferred Stock.............         --           --      2,732,434      2,732,434        412,800
Proceeds from the issuance of Series B
 redeemable convertible Preferred Stock..         --           --             --             --      3,042,671
Proceeds from loans payable to related
 parties.................................         --      492,000        252,836        252,836        430,000
Proceeds from notes payable..............         --           --             --             --        300,000
Proceeds from short-term borrowings .....         --           --             --             --         19,410
Repayments of loans payable to related
 parties.................................         --      (34,000)      (480,353)      (407,998)            --
Repayments of notes payable..............         --     (205,547)      (208,396)      (171,287)       (65,821)
                                           ------------ ------------ -------------- -------------- --------------
Net cash provided by financing
 activities..............................         --      667,217      2,296,521      2,405,985      4,139,060
                                           ------------ ------------ -------------- -------------- --------------
Net increase (decrease) in cash  ........        (33)      20,599         83,579        634,343      1,808,145
Cash at beginning of period..............         33           --         20,599         20,599        104,178
                                           ------------ ------------ -------------- -------------- --------------
Cash at end of period....................  $      --    $  20,599    $   104,178    $   654,942    $ 1,912,323
                                           ============ ============ ============== ============== ==============
Supplemental cash flow information:
Interest paid............................  $   1,477    $   3,841    $   181,009    $   169,628    $    24,517
                                           ============ ============ ============== ============== ==============

                             See accompanying notes.

                             UOL PUBLISHING, INC.

                          NOTES TO FINANCIAL STATEMENTS

           (Information for the nine months ended September 30, 1995
                             and 1996 is unaudited.)

1.   ORGANIZATION AND NATURE OF OPERATIONS

UOL Publishing, Inc., formerly University Online, Inc. (the "Company"), was incorporated in Virginia in 1984 and reincorporated in Delaware in 1985. The Company believes it is a leading publisher of high quality, interactive and on-demand educational courseware for the online education and training market through the World Wide Web.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

Cash equivalents, which are stated at cost, consist of highly liquid investments with original maturities of three months or less.

REVENUE RECOGNITION

A majority of the Company's revenues are fixed monthly payments derived from licensing and support agreements. The Company recognizes licensing and support revenues as services are performed pursuant to the Company's contracts. Development revenues earned under courseware conversion contracts are recognized using the percentage-of-completion or completed contract method, depending on the length of the contract. For percentage-of-completion contracts, revenues are recognized based on the ratio that total costs incurred to date bear to the total estimated costs of the contract. Provisions for losses on contracts are made in the period in which they are determined.

Online revenues are recognized from two different sources. For a corporate online course, revenue is recognized upon the online sign-up, after which the student can no longer obtain a refund. For a college online course, revenue is recognized upon the expiration of the drop-add period, after which the student can no longer obtain a refund.

In 1993, two customers  individually  represented 42% and 49% of total revenues.
In 1994, two customers individually represented 51% and 13% of total revenues. In 1995, three customers individually represented 54%, 14% and 10% of total revenues. For the nine months ended September 30, 1995, three customers individually represented 62%, 17% and 11% of total revenues . For the nine months ended September 30, 1996, two customers individually represented 46% and 10% of total revenues.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill which resulted from the acquisition by merger of Cognitive Training Associates, Inc. ("CTA") in August 1996, is being amortized on a straight-line basis over 10 years. Other intangible assets are being amortized on a straight-line basis over three years. At September 30, 1996, goodwill and other intangible assets were comprised of:

               Goodwill .........................   $ 505,336
               Contracts ........................     200,000
                                                    ---------
                                                      705,336
               Less accumulated
               amortization .....................     (19,533)
                                                    ---------
                                                    $ 685,803
                                                    =========

ROYALTIES

The Company has royalty arrangements with certain entities that have provided development funding. Royalties will become due and payable by the Company upon the completion and sale of products currently under development. No significant royalties have been incurred to date.

                              UOL PUBLISHING, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

PRODUCT DEVELOPMENT

Through September 30, 1996, the Company had expensed its product development costs as development costs. It will continue to expense such costs until such time as the realizability of the Company's software is established.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT PRONOUNCEMENTS

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's 1996 financial statements. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of APB No. 25, but requires pro forma disclosures in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB No. 25. As such, the adoption of SFAS No. 123 will not impact the financial condition or the results of operations of the Company. The disclosures required by SFAS No. 123 are considered immaterial to the Company's financial statements.

INCOME TAXES

The Company provides for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

The Company's net loss per share calculations are based upon the weighted average number of shares of Common Stock outstanding. Pursuant to the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 83, convertible Preferred Stock, Common Stock, debt convertible into shares of Common Stock, Common Stock purchase warrants and options to purchase Common Stock issued at prices below the estimated initial public offering price during the 12 months immediately preceding the initial filing of the registration statement relating to the initial public offering ("IPO"), have been included in the computation of net loss per share as if they were outstanding for all periods presented (using the treasury method assuming repurchase of Common Stock at the estimated IPO price). Other shares issuable upon the exercise of stock options and warrants, conversion of debt into shares of Common Stock and conversion of Preferred Stock have been excluded from the computation because the effect of their inclusion would be antidilutive due to the Company's net losses. Subsequent to the Company's IPO, convertible Preferred Stock, Common Stock purchase warrants, options to purchase Common Stock and debt convertible into shares of Common Stock under the treasury stock method will be included to the extent they are dilutive. Weighted average shares used to calculate the pro forma net loss per share for the year ended December 31, 1995 and for the nine months ended September 30, 1996 differs from the weighted average on a historical basis due to the inclusion of shares of Common Stock resulting from the assumed conversion of Preferred Stock as contemplated by the IPO.

                              UOL PUBLISHING, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

3. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over an estimated useful life of three to five years. Property and equipment consisted of the following:

                                         DECEMBER 31,      SEPTEMBER 30,
                                       1994      1995          1996
                                     --------- ---------- ---------------
     Equipment...................... $36,326   $165,465      $470,340
     Computer software..............      --         --        80,952
     Furniture and fixtures.........  31,628     31,628        63,917
                                     --------- ---------- ---------------
                                      67,954    197,093       615,209
     Less accumulated depreciation..  47,483     68,960       216,319
                                     --------- ---------- ---------------
                                     $20,471   $128,133      $398,890
                                     ========= ========== ===============

4. ACQUISITION OF COGNITIVE TRAINING ASSOCIATES, INC.

On August 1, 1996, the Company acquired by merger substantially all of the assets and liabilities (with the exception of the building, vehicle, certain equipment, and certain notes payable) of Cognitive Training Associates, Inc., a Texas corporation ("CTA"), for 42,487 shares of the Company's Common Stock. In conjunction with the acquisition, the Company recorded goodwill in the amount of $505,336 and other intangible assets (contracts and underlying modules) in the amount of $200,000.

The Company also issued fully vested options to purchase 5,096 shares of the Company's Common Stock, at an exercise price of $0.12 per share, to four employees of CTA. Additionally, the Company granted an option to purchase 16,995 shares of the Company's Common Stock, at an exercise price of $21.18 per share, to the former stockholder of CTA in conjunction with a two-year employment agreement. Management subsequently repriced the option to $14.71 per share. Management believes that this new grant price approximates the fair market value on the date of repricing. The option will vest over a two-year period. Additionally, pursuant to the employee agreement, the former stockholder of CTA will be paid $150,000 by the Company upon successful integration of CTA into the Company. The Company also agreed to lease the building owned by the former stockholder of CTA for $5,000 per month (see Note 8). Following is a summary of selected pro forma information for the year ended December 31, 1995 and the nine months ended September 30, 1996 as if the transaction occurred on January 1, 1995.

                                               YEAR ENDED        NINE MONTHS
                                              DECEMBER 31,   ENDED SEPTEMBER 30,
                                                  1995              1996
                                            --------------- --------------------
                                              (UNAUDITED)        (UNAUDITED)
                                            --------------- --------------------

Net revenues..............................  $ 1,317,743     $   905,987
                                            =============== ====================
Net loss..................................  $(2,559,177)    $(3,564,244)
Accrued dividends to preferred
stockholders..............................     (174,889)       (241,915)
                                            --------------- --------------------
Net loss available to common
stockholders..............................  $(2,734,066)    $(3,806,159)
                                            =============== ====================
Net loss per share........................  $     (2.44)    $     (3.32)
                                            =============== ====================
Weighted average shares outstanding ......    1,121,519       1,146,386
                                            =============== ====================


5. ACQUISITION OF CYBIS (A DIVISION OF CONTROL DATA SYSTEMS, INC.)


On January 1, 1994, the Company acquired substantially all of the assets, properties and rights of the CYBIS division of Control Data Systems, Inc. ("Control Data"), for approximately $694,000. The Company paid $150,000 in cash and the remaining amount in the form of two promissory notes (see Note 7). The non-cash portion of this transaction (debt of approximately $544,000) was excluded from the statements of cash flows.

                              UOL PUBLISHING, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

The transaction was accounted for using the purchase method. Accordingly, the purchase price was allocated to the assets acquired based on their estimated fair values. This treatment resulted in approximately $576,000 of cost in excess of net assets acquired as of January 1, 1994.

Goodwill acquired has been amortized on a straight-line basis over an estimated useful life of two years. The amortization period was determined based on a cash flow analysis of the estimated future revenue stream of contracts assumed in the acquisition. Goodwill consisted of $575,825, less accumulated amortization of $288,273, $575,825, and $575,825 at December 31, 1994 and 1995 and September 30,
1996, respectively.

6. LOANS PAYABLE TO (RECEIVABLE FROM) RELATED PARTIES


During 1994, loans payable to various officers, directors and investors, consisting of outstanding principal and accrued interest in the amount of $522,594, were converted into 79,102 shares of the Company's Common Stock. The remaining accrued interest of $89,748 was forgiven and recognized as a gain as a result of the transaction. The non-cash portion of this transaction has been excluded from the statements of cash flows.

At December 31, 1994, the Company had loans payable due to various officers, directors and investors in the amount of $349,717. During 1995, the remaining outstanding principal and accrued interest totaling $216,900 and $12,182, respectively, as well as accounts payable totaling $97,000, were converted into 78,689 shares of Common Stock and 1,800 shares of Series A convertible Preferred Stock. The remaining accrued interest of $30,303 was forgiven and recognized as a gain as a result of this transaction. The non-cash portion of this transaction has been excluded from the statements of cash flows.


At December 31, 1994 and 1995 and September 30, 1996, the Company owed $380,000, $285,300 and $285,300, respectively, in 12% interest bearing notes payable to various officers. The notes are secured by the Company's net revenues and property and equipment and are to be repaid in monthly installments depending on the Company's operating results.


Additionally, in March 1996, the Company issued a convertible promissory note for $300,000 to an entity controlled by a stockholder. The note bears interest at 10.5% per annum and matures with principal and interest payable on the earlier of March 4, 1997 or on the consummation of a public offering of the Company's Common Stock. The holder of the note has the option on or any time after the maturity date and until one full business day after payment of the note is tendered, to convert all or any portion of the outstanding principal and accrued interest into shares of the Company's Common Stock. The initial conversion price is $18.83 per share, subject to adjustment for certain events, such as stock splits, dividends on Common Stock or sale of the Company's Common Stock or Preferred Stock at a price less than the conversion price (see Note
13).

In May 1996, the Company issued a convertible subordinated unsecured promissory note for $130,000 to an officer of the Company. The note bears interest at a rate of 10% per annum and is payable upon a private round of financing or a public offering of the Company's Common Stock, but in no event, later than May 31, 1997. In addition, the officer was issued warrants to purchase 6,904 shares of the Company's Common Stock at an exercise price of $18.83 per share. These warrants are exercisable for eight years. The Company believes that any value associated with the warrants is deemed immaterial. The note payable is convertible to shares of Common Stock at a rate of $18.83 per share, and the conversion price and the warrant exercise price are subject to adjustment for certain events, such as stock splits, dividends on Common Stock or sale of the Company's Common Stock or Preferred Stock at a price less than the conversion price (see Note 13).


At December 31, 1994 and 1995 and September 30, 1996, accrued interest on loans payable to related parties totaled $172,865, $27,434 and $75,480, respectively.

                              UOL PUBLISHING, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

Loans receivable from the Company's officers and employees amounted to $381,666, $286,948 and $252,225 as of December 31, 1994 and 1995 and September 30, 1996,
respectively. The Company accrues interest on the loans receivable at a rate of 5% per annum. Interest income related to the loans receivable amounted to $18,122, $14,347, $10,268 and $8,565 during the years ended December 31, 1994 and 1995 and during the nine months ended September 30, 1995 and 1996, respectively.

7. NOTES PAYABLE


A note payable in the amount of $250,000 plus accrued interest of $369,522 due to a former customer was settled during 1994 for a cash payment of $100,000. The Company recognized an extraordinary gain of $519,522 as a result of this transaction. The non-cash portion of this transaction has been excluded from the statements of cash flows.

At December 31, 1994 and 1995 and September 30, 1996, the Company owed $351,762, $293,366 and $227,545, respectively, in a non-interest bearing note payable to Control Data (see Note 5). The note was discounted at a rate of 12% per annum. The note was secured by the assets purchased from Control Data. During 1995, the Company also repaid the $150,000 note payable balance to Control Data.


In June 1996, the Company borrowed $300,000 from an investor in exchange for a convertible promissory note. The note bore interest at a rate of 10% per annum, and any unpaid principal and interest is convertible into shares of the Company's Series B redeemable convertible Preferred Stock at a conversion rate of $18.83 per share, subject to adjustments for certain events, such as the sale of the Company's Common or Preferred Stock at a price less than the conversion price. In July 1996, principal and accrued interest were converted into shares of Series B redeemable convertible Preferred Stock (see Note 10).


As of December 31, 1994 and 1995 and September 30, 1996, accrued interest on notes payable totaled $66,442, $106,217, and $106,217, respectively.

8. COMMITMENTS

NETWORK SERVICES AGREEMENT

During 1993, the Company entered into a three-year agreement with CompuServe, Inc. ("CompuServe") whereby CompuServe was to provide network services to the Company. The Company ceased making payments under the agreement in 1993 due to dissatisfaction with the services provided by CompuServe.

As a result, CompuServe asserted that the Company was liable for unpaid fees and lost profits totaling $300,000 due to breach of contract. In October 1994, the Company reached a conditional settlement with CompuServe whereby the Company was required to purchase approximately $98,000 of advertising services from CompuServe. During 1996, the Company fully satisfied its commitment to purchase such advertising services from CompuServe. In 1996, the Company recognized a gain of $119,274 relating to the settlement of amounts owed by the Company to CompuServe; the gain is included in other income in the statements of operations.

LEASES

The Company leases office space under noncancellable operating lease agreements. One of these noncancellable lease agreements for office space expired August 31, 1996. Rent expense for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996 was $82,196, $96,266, $98,761,
$76,333 and $79,053, respectively.

As of September 30, 1996, payments due under noncancellable operating leases were as follows:

                              UOL PUBLISHING, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)


8. COMMITMENTS (CONTINUED)

          Three months ended December 31,
          1996................................  $ 50,895
          1997................................   217,410
          1998................................   227,547
          1999................................   218,772
          2000................................   100,479
          Thereafter..........................    35,000
                                                ----------
                                                $850,103
                                                ==========


EMPLOYMENT AGREEMENTS

During 1996, the Company executed employment agreements with certain key executives under which the Company is required to pay an aggregate of approximately $670,000 in base salary annually over the next two years, as well as certain performance incentives limited to 50% of such base salary.

9. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

                                                     DECEMBER 31,        SEPTEMBER 30,
                                                  1994         1995           1996
                                              ------------ ------------ ---------------
Accounts payable and accrued expenses ......  $  394,386   $  292,511   $1,264,015
Accrued payroll in arrears and payroll
taxes.......................................   1,116,159      628,249      543,457
Accrued payroll and payroll taxes...........      25,480      119,669          --
Accrued vacation............................      36,080       48,006       90,036
                                              ------------ ------------ ---------------
                                              $1,572,105   $1,088,435   $1,897,508
                                              ============ ============ ===============

The Company accrues interest on the accrued payroll in arrears to the Chief Executive Officer and three other officers of the Company at a rate of 5% per annum. Interest expense related to the accrued payroll in arrears amounted to $21,597, $45,158, $29,180, $23,408 and $30,618 during the years ended December
31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, respectively.

10. STOCKHOLDERS' DEFICIT

EQUITY TRANSACTIONS

On November 11, 1994, the Company converted all 4,568 then-outstanding shares of Series A convertible Preferred Stock into 91,368 shares of Common Stock to effect the Series A convertible Preferred Stock conversion. In addition, the cumulative Preferred Stock dividends declared up to that date were converted into 4,008 shares of Common Stock.

During 1994,  a total of 148,534  shares of Common Stock were issued to existing
and  new  investors  at  various   prices  per  share  for  total   proceeds  of
approximately $415,000.

During 1995, the Company issued 379,535 shares of Series A convertible Preferred Stock for net proceeds of approximately $2,732,000 at a price of $8.83 per share.

During 1996, the Company issued 5,097 shares of Common Stock as payment for certain accounts payable amounting to $42,000. The shares were issued at a price per share of $8.83. The non-cash portion of this transaction has been excluded from the statements of cash flows.

During 1996, the Company issued an aggregate of 20,534 shares of Series A convertible Preferred Stock for net proceeds of approximately $413,000 at a price of $21.18 per share. Additionally, the Company issued 1,091 shares of a Series A convertible Preferred Stock to holders of the Series A convertible Preferred Stock to satisfy contractual anti-dilution provisions pursuant to certain 1996 stock transactions.

                              UOL PUBLISHING, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)


10. STOCKHOLDERS' DEFICIT (CONTINUED)

PREFERRED STOCK


On July 19, 1996, the Company issued 185,877 shares of Series B redeemable convertible Preferred Stock for total proceeds of $3,500,000, including conversion of a $300,000 convertible promissory note (see Note 7). The holders of shares of the Series B redeemable convertible Preferred Stock receive cumulative dividends at a rate of seven percent per annum, payable in shares of the Series B redeemable convertible Preferred Stock, as well as dividends equivalent to any declared on the Common Stock, as if the Series B redeemable convertible Preferred Stock was converted. Shares of Series B redeemable convertible Preferred Stock are convertible on a one-for-one basis at a conversion rate of $18.83 per share, subject to adjustment for certain events, such as the sale of Common or Preferred Stock at a price less than the conversion price. Shares of the Company's Series B redeemable convertible Preferred Stock have a liquidation preference over all classes of capital stock with the exception of the Series A convertible Preferred Stock at a preference of the stated value (i.e. conversion price) plus declared, but unpaid, dividends on the Company's Common Stock and the amount they would have received had they converted to Common Stock just prior to the liquidation. The holders of Series B redeemable convertible Preferred Stock also have the right to vote the number of shares into which each share of Series B redeemable convertible Preferred Stock is convertible and are entitled to have a designee elected to the Board of Directors of the Company. The Series B redeemable convertible Preferred Stock also contains certain anti-dilution and preemptive rights and is redeemable solely at the option of the stockholder at the stated value at any time after five years from the closing date . Each share of Series B redeemable convertible Preferred Stock, plus all declared but unpaid dividends, will be automatically converted into shares of Common Stock upon the consummation of an underwritten public offering of the Company's Common Stock that raises gross proceeds for the Company of at least $20,000,000 at a price per share of 175% or more of the conversion price. This price per share requirement has been waived in connection with the Company's anticipated IPO and therefore will allow the Company to convert the Series B redeemable convertible Preferred Stock to Common Stock.

The holders of the Company's Series A convertible Preferred Stock are entitled to receive cumulative dividends at a rate of seven percent per year, to be paid in shares of the Company's Series A convertible Preferred Stock. Shares of Series A convertible Preferred Stock have a liquidation preference equal to $8.83 per share, plus all declared but unpaid dividends, and have the right to vote the number of shares of Common Stock into which each share of Series A convertible Preferred Stock is convertible. Shares of Series A convertible Preferred Stock are convertible on a one-for-one basis, subject to adjustment, into shares of Common Stock. Each share of Series A convertible Preferred Stock, plus all declared but unpaid dividends, will be automatically converted into Common Stock upon the consummation of a qualifying underwritten public offering (if proceeds exceed a certain amount) or immediately prior to the consummation of a consolidation, merger, or sale or transfer of all or substantially all of the Company's assets.

During the year ended December 31, 1995 and during the nine months ended September 30, 1995 and 1996, the Company owed dividends in arrears of 13,083, 19,815 and 45,947, shares of Preferred Stock, respectively, which represented a total value of $174,889, $115,472 and $241,915, respectively. Debt to certain related parties and third parties prohibit the payment of dividends to holders of Common Stock until such debt is paid off.

STOCK OPTION PLANS

The Company has adopted a stock option plan which permits the Company to grant up to 288,916 options to employees, board members and others who contribute materially to the success of the Company. Stock options are generally granted at prices which the Board of Directors of the Company believes approximates the fair market value of its Common Stock.

During 1996, the Company's Board of Directors approved a new stock option plan, which provides for the grant of 135,960 options.

                              UOL PUBLISHING, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

10. STOCKHOLDERS' DEFICIT (CONTINUED)

Common stock option activity was as follows:

                                               NUMBER OF
                                                SHARES
                                             ------------
          Outstanding at December 31,
          1993.............................     45,546
           Granted.........................     48,094
           Exercised.......................         --
           Canceled or expired.............         --
                                             ------------
          Outstanding at December 31,
           1994............................     93,640
           Granted.........................     13,596
           Exercised.......................         --
           Canceled or expired.............     (6,798)
                                             ------------
          Outstanding at December 31,
           1995............................    100,438
           Granted.........................    297,992
           Exercised.......................         --
           Canceled or expired.............    (20,394)
                                             ------------
          Outstanding at September 30,
           1996............................    378,036
                                             ============
          Exercisable at September 30,
           1996............................    170,427
                                             ============


Exercise prices on the outstanding options range from $0.12 to $14.71 per share. As of September 30, 1996, there were 46,840 options available for future grants.

Included in outstanding options are options to purchase 25,152 shares of Common Stock which were issued during 1994 with an exercise price of the lesser of $2.94 or 10% of the stock price achieved in the next equity financing subsequent to the option grant in which the net proceeds to the Company exceeded $2,500,000. The exercise price for these options was fixed, as a result of the financing during 1995, at $0.88 per share. Accordingly, the Company recorded a charge of $125,800 of expense related to these options during 1995.

The Company's Board of Directors extended the exercise period of 88,032 fully vested options to August 31, 1999. This extension of exercise period created a new measurement date for these options. As such, the Company recognized compensation expense of $877,782 during 1996 for the difference between the deemed fair value of the Company's Common Stock on the new measurement date and the grant price of such options.

WARRANTS

The Company has also granted warrants to purchase Common Stock to various investors, employees and outside vendors. In 1994, the Company issued warrants to purchase 380,688 shares of Common Stock at prices ranging from $2.94 to $17.65 per share. In 1995, the Company issued warrants to purchase 119,796 shares of Common Stock at prices ranging from $6.18 to $8.83 per share. In 1996, the Company issued warrants to purchase 12,746 shares of Common Stock to a placement agent at an exercise price of $21.18 per share. In addition, the Company issued warrants to purchase 6,904 shares of Common Stock in connection with the issuance of debt (see Note 6). Of the total warrants outstanding at September 30, 1996, 348,880 Common Stock warrants were issued in connection with equity transactions and 172,433 Common Stock warrants were issued in connection with convertible related party debt and short-term debt. These warrants were granted at prices which the Board of Directors of the Company believes approximates fair value at the time of issuance, and as such the Company believes that any value allocable to the warrant is immaterial to the financial statements. There are certain anti-dilution rights associated with these warrants, which are effective upon the occurrence of certain events (see Note
13).

                              UOL PUBLISHING, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)


10. STOCKHOLDERS' DEFICIT (CONTINUED)

RESERVE FOR ISSUANCE



As of December 31, 1995 and September 30, 1996, the Company had reserved 1,003,251 and 1,581,965, respectively, shares of Common Stock issuable upon the conversion of Preferred Stock into Common Stock, conversion of debt into Common Stock and the exercise of outstanding options and warrants.


11. RESEARCH AND DEVELOPMENT AGREEMENT


On April 15, 1996, the Company entered into an agreement with Autodesk, Inc. ("Autodesk") to develop and maintain a campus-like graphical user interface located on the Internet. The Company will be entitled to certain revenues generated by the project and will pay 20% in royalties to Autodesk for the use of certain trademark rights. During September, 1996 and as later amended, the Company contracted with InternetU, Inc., ("InternetU"), a stockholder, to provide the funding for the project. In exchange for $1,550,000, to be provided in installments through September 30, 1997, corresponding to the achievement of certain milestones, the Company will grant InternetU Common Stock warrants to purchase 73,172 shares of Common Stock at an exercise price of $21.18 per share. In addition, InternetU will receive royalties on future revenues generated by the project. Upon the consummation of a public offering by the Company, these payments and issuance of the warrants are accelerated. The cash received by the Company is restricted to costs solely associated with the project. The Company determined that the fair value of the warrants was approximately $150,000 and will recognize this amount as research and development expense. This agreement is cancelable and should either party to the agreement fail to perform, no additional cash or warrants are required to be paid or issued or revenues shared. Additionally, the Company has no further obligation to incur costs to develop this project should the funding from InternetU not occur. As such this event is not included in the pro forma balance sheet.

12. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company's net deferred tax assets were as follows:

                                   DECEMBER 31,         SEPTEMBER 30,
                                1994          1995           1996
                           ------------- ------------- ---------------
Net operating losses ....  $   748,000   $ 1,645,000   $ 3,126,000
Accrued payroll..........      339,000       229,000       217,000
Other....................      179,000       254,000       232,000
                           ------------- ------------- ---------------
Total deferred tax
assets...................    1,266,000     2,128,000     3,575,000
Valuation allowance......   (1,266,000)   (2,128,000)   (3,575,000)
                           ------------- ------------- ---------------
Net deferred tax assets .  $        --   $        --   $        --
                           ============= ============= ===============


As of December 31, 1995 and September 30, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $4,112,000 and $7,814,000, respectively, which will expire at various dates through 2011. The Company may have had changes in ownership which may impose limitations on its ability to utilize net operating loss carryforwards under Section 382 of the Internal Revenue Code.

13. UNAUDITED PRO FORMA FINANCIAL INFORMATION


The financial statements include unaudited pro forma information as of September 30, 1996 to reflect, upon the consummation of the Company's IPO, the conversion of all outstanding shares of Series B redeemable convertible Preferred Stock into shares of Common Stock on a 1-for-2.06 basis, the declaration of accrued dividends in arrears of 9,186 shares of Series B redeemable convertible Preferred Stock to holders of Series B redeemable convertible Preferred Stock and the conversion thereof to

                              UOL PUBLISHING, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)


Common Stock, in accordance with the applicable conversion rate, the conversion of all outstanding shares of Series A convertible Preferred Stock into shares of Common Stock on a one-for-one basis, the declaration of accrued dividends in arrears of 44,773 shares of Series A convertible Preferred Stock to holders of Series A convertible Preferred Stock and the conversion thereof to Common Stock, the exercise of warrants to purchase 67,980 shares of Common Stock and the repayment of the $300,000 convertible note payable balance with the proceeds therefrom, and the conversion of the $130,000 note payable into shares of Common Stock.

In September 1996, the Company and a certain stockholder executed an agreement, whereby upon consummation of the Company's IPO, the stockholder will exercise warrants to purchase 67,980 shares of Common Stock at an exercise price of $8.83 which will result in proceeds to the Company of $600,000. Additionally, at that time the Company will repay the $300,000 convertible note payable balance to a corporation controlled by this stockholder, and the Company will issue to the stockholder warrants to purchase 15,687 shares of Common Stock at an exercise price equal to the IPO price per share. These warrants will be exercisable for a period of five years. The stockholder currently has warrants to purchase 101,970 shares of Common Stock at $17.65 per share, which will, upon the consummation of the IPO, be repriced to equal to the IPO price per share to satisfy certain anti-dilution rights previously granted. In addition, the stockholder has waived all price-based anti-dilution rights as related to these repriced warrants, except with respect to issuances below $8.83 per share.

In addition, upon consummation of the Company's IPO, the exercise prices of warrants to purchase 35,167 shares of Common Stock will reduce from $17.65 or $18.83 per share to be equal to the IPO price per share, to satisfy certain anti-dilution rights previously granted. The holders of these warrants have agreed to waive further price-based anti-dilution rights, except with respect to issuances below $8.83 per share.

The above two transactions are contingent upon the initial public offering price being at least $12.94 per share and gross proceeds from the IPO being at least $20,000,000.

In September 1996, an officer agreed to convert his outstanding note payable balance plus accrued interest of $134,433 to 14,938 shares of Common Stock upon consummation of the Company's IPO. The number of shares reflect the anti-dilution provisions previously granted, which will be triggered by the IPO. In addition, the number of shares of Common Stock underlying warrants, held by such officer, to purchase Common Stock will be increased by 7,349 shares and the exercise price thereof reduced to $9.12 per share upon consummation of the IPO, pursuant to certain anti-dilution rights previously granted.

14. SUBSEQUENT EVENTS

In October 1996, the Company paid $250,000 to settle the outstanding debt balance of approximately $350,000 to Control Data pursuant to a settlement agreement. This resulted in a gain to the Company of approximately $100,000.

During October 1996, the Company and a bank entered into a secured lending arrangement in the aggregate principal amount of $50,340. Amounts borrowed under this arrangement will bear interest at the bank's prime rate plus 1% and are collateralized by the assets purchased with the amounts borrowed. Amounts borrowed under the arrangement are payable in equal monthly installments of principal and interest between November 1996 and October 1999.

In October 1996, The Roach Organization, Inc. ("TRO"), from which Control Data received its license with respect to the CYBIS courseware (which license was assigned to the Company in January 1994), alleged unspecified violations by the Company of the terms of such license. TRO demanded that the Company cease such alleged violation and compensate TRO for unspecified alleged damages in

                              UOL PUBLISHING, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

14. SUBSEQUENT EVENTS (CONTINUED)

connection therewith. The Company believes that it is in compliance with the terms of the license and therefore the Company intends to vigorously dispute these allegations. The Company also believes that it would not be materially adversely affected by an adverse result of this dispute.


In October 1996, the Company and an officer executed a letter agreement, to be effective upon consummation of the offering. The agreement provides for an annual base salary of $100,000 plus bonuses, as well as the issuance of options to purchase 8,497 shares of Common Stock, vesting one-third upon consummation of the offering and one-third upon each of the next two anniversary dates thereafter, at an exercise price per share equal to the price per share to the public in this offering.

On , 1996 the Board of Directors approved a 1-for-11.76812037 reverse stock split of the Company's $.01 par value Series A, Series B and Series B-1 convertible Preferred Stock, which became effective on ____________. All references in the accompanying financial statements to the number of shares of convertible Preferred Stock and per share amounts have been restated to reflect the split.

On , 1996 the Board of Directors approved a 1-for-11.76812037 reverse stock split of the Company's $.01 par value Common Stock, which became effective on ____________. All references in the accompanying financial statements to the number of shares of Common Stock and per share amounts have been restated to reflect the split.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Cognitive Training Associates, Inc.

We have audited the accompanying balance sheets of Cognitive Training Associates, Inc. as of December 31, 1994 and 1995 and June 30, 1996 and the related statements of operations, stockholder's equity, and cash flows for the three years in the period ended December 31, 1995 and for the six month period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cognitive Training Associates, Inc. at December 31, 1994 and 1995 and June 30, 1996, and the results of its operations and its cash flows for the three years in the period ended December 31, 1995 and for the six month period ended June 30, 1996 in conformity with generally accepted accounting principles.


                                                             Ernst & Young LLP


Vienna, Virginia
July 17, 1996, except Note 9, as to which the date is
August 1, 1996
--------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts in Note 9 for the reverse stock split described in Note 14 of UOL Publishing, Inc.'s financial statements.

Vienna, Virginia
November 7, 1996                                           /s/ Ernst & Young LLP

                       COGNITIVE TRAINING ASSOCIATES, INC.
                                 BALANCE SHEETS

                                                  DECEMBER 31,       JUNE 30,
                                                1994       1995        1996
                                             ---------- ---------- -----------
ASSETS
Current assets:
 Cash......................................  $ 18,966   $  2,000   $ 14,486
 Accounts receivable ......................    48,294    143,870     70,676
 Deferred income taxes ....................        --     31,788    34,350
                                             ---------- ---------- -----------
Total current assets.......................    67,260    177,658    119,512

Property and equipment, net ...............   552,184    564,306    564,198
Other assets...............................     6,235      6,273     39,109
                                             ---------- ---------- -----------
Total assets...............................  $625,679   $748,237   $722,819
                                             ========== ========== ===========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Accounts payable..........................  $ 19,929   $133,658   $193,734
 Deferred revenue..........................        --     85,300    16,000
 Short-term borrowings ....................        --     28,322    74,271
 Notes payable to related party ...........    98,948     54,016     55,086
 Notes payable - current portion ..........    27,637     43,484     52,751
 Deferred income taxes ....................     5,763         --         --
                                             ---------- ---------- -----------
Total current liabilities..................   152,277    344,780    391,842

Notes payable, net of current portion  ....   298,284    273,401    256,414

Stockholder's equity:
 Common stock, no par value, 100,000 shares
  authorized, 1,000 shares issued and
  outstanding..............................     2,000      2,000      2,000
 Retained earnings.........................   173,118    128,056     72,563
                                             ---------- ---------- -----------
Total stockholder's equity.................   175,118    130,056     74,563
                                             ---------- ---------- -----------
Total liabilities and stockholder's equity.  $625,679   $748,237   $722,819
                                             ========== ========== ===========


                             See accompanying notes.

                       COGNITIVE TRAINING ASSOCIATES, INC.
                            STATEMENTS OF OPERATIONS

                                                                            SIX MONTHS
                                                                              ENDED
                                             YEAR ENDED DECEMBER 31,         JUNE 30,
                                           1993       1994        1995         1996
                                        ---------- ---------- ----------- -------------
Licensing and support revenues  ......  $195,060   $263,062   $374,215    $171,227
Courseware conversion revenues .......   239,526    240,159    188,969     149,935
Other contract revenues...............   378,941    166,722    206,880     141,950
                                        ---------- ---------- ----------- -------------
                                         813,527    669,943    770,064     463,112

Costs and expenses:
 Cost of licensing and support
  revenues............................   144,515    158,155    273,322      89,371
 Cost of courseware conversion
  revenues............................    70,457     73,363     67,021      37,593
 Cost of other contract revenues......   155,742     74,395     87,123      48,965
 Sales and marketing..................    40,271     15,904     25,396      20,482
 Product development..................    70,486     76,028    123,261     131,321
 General and administrative...........   216,990    238,209    238,774     172,253
                                        ---------- ---------- ----------- -------------
Income (loss) from operations.........   115,066     33,889    (44,833)    (36,873)

Other income (expense):
 Other income.........................        --         --      4,097          --
 Interest expense.....................    (4,624)   (26,361)   (40,703)    (22,479)
                                        ---------- ---------- ----------- -------------
Income (loss) before income taxes ....   110,442      7,528    (81,439)    (59,352)
Income tax expense (benefit) .........    31,529    (10,061)   (36,377)     (3,859)
                                        ---------- ---------- ----------- -------------

Net income (loss).....................  $ 78,913   $ 17,589   $(45,062)   $(55,493)
                                        ========== ========== =========== =============

Net income (loss) per share...........  $  78.91   $  17.59   $ (45.06)   $ (55.49)
                                        ========== ========== =========== =============

                             See accompanying notes.

                       COGNITIVE TRAINING ASSOCIATES, INC.
                       STATEMENTS OF STOCKHOLDER'S EQUITY


                                   COMMON STOCK
                              ---------------------
                                NUMBER                              TOTAL
                                  OF                  RETAINED   STOCKHOLDER'S
                                SHARES      AMOUNT    EARNINGS      EQUITY
                              ------------ -------- ----------- ---------------
Balance at December 31, 1992   $ 1,000      $ 2,000  $ 212,632   $ 214,632
 Dividends..................        --           --   (136,016)   (136,016)
 Net income.................        --           --     78,913      78,913

Balance at December 31, 1993     1,000        2,000    155,529     157,529
 Net income.................        --           --     17,589     17,589
                              ------------ -------- ----------- ---------------
Balance at December 31, 1994     1,000        2,000    173,118     175,118
 Net loss ..................        --           --    (45,062)   (45,062)
                              ------------ -------- ----------- ---------------
Balance at December 31, 1995     1,000        2,000    128,056     130,056
 Net loss...................        --           --    (55,493)   (55,493)
                              ------------ -------- ----------- ---------------
Balance at June 30, 1996 ...     1,000       $2,000   $ 72,563    $ 74,563
                              ============ ======== =========== ===============

                             See accompanying notes.

                       COGNITIVE TRAINING ASSOCIATES, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                         SIX MONTHS
                                                                                            ENDED
                                                          YEAR ENDED DECEMBER 31,         JUNE 30,
                                                        1993        1994        1995        1996
                                                    ----------- ----------- ----------- ------------
Operating Activities
Net income (loss).................................  $  78,913   $  17,589   $ (45,062)   $(55,493)
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
 Depreciation and amortization....................     52,137      58,184      64,125      32,961
 Gain on sale of vehicle..........................         --          --      (4,097)         --
 Deferred income taxes............................     (4,185)    (11,412)    (37,551)     (2,562)
 Changes in operating assets and liabilities:.....
  Accounts receivable.............................     11,411      12,465     (95,576)     73,194
  Other assets....................................       (296)     (3,190)        (38)    (32,836)
  Accounts payable................................      4,846      (6,384)    113,729      60,076
  Deferred revenue................................         --          --      85,300     (69,300)
                                                    ----------- ----------- ----------- ------------
Net cash provided by operating activities ........    142,826      67,252      80,830       6,040

Investing Activities
Proceeds from the sale of vehicle.................         --          --      13,500          --
Purchases of property and equipment...............    (92,927)   (401,028)    (85,650)    (32,853)
                                                    ----------- ----------- ----------- ------------
Net cash used in investing activities.............    (92,927)   (401,028)    (72,150)    (32,853)

Financing Activities
Net proceeds from short-term borrowings...........         --          --      28,322      45,949
Proceeds from the issuance of notes payable ......     27,691     300,000     326,071      17,584
Repayments of notes payable.......................    (18,854)    (50,219)   (335,107)    (25,304)
Proceeds from related party notes.................         --     108,192       6,289      32,000
Repayments to related party notes.................         --      (9,244)    (51,221)    (30,930)
Dividends paid of stockholder.....................   (136,016)         --          --          --
                                                    ----------- ----------- ----------- ------------
Net cash provided by (used in) financing
 activities.......................................   (127,179)    348,729     (25,646)    39,299
Net increase (decrease) in cash...................    (77,280)     14,953     (16,966)    12,486
Cash at beginning of period.......................     81,293       4,013      18,966      2,000
                                                    ----------- ----------- ----------- ------------
Cash at end of period.............................  $   4,013   $  18,966   $   2,000   $ 14,486
                                                    =========== =========== =========== ============
Supplemental Information
Interest paid.....................................  $   5,810   $  25,724   $  40,113   $ 21,115
                                                    =========== =========== =========== ============

                             See accompanying notes.

                       COGNITIVE TRAINING ASSOCIATES, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

Cognitive Training Associates, Inc. ("CTA") was incorporated in Texas in 1989. CTA is a provider of technology-based online training products and services.

2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenues earned under courseware conversion contracts, applications development and consulting services are recognized subsequent to the completion of assignments. Revenues relating to licensing and support services are recognized in the month services are performed. All unearned revenues resulting from advance payments are deferred until services are performed.

One customer represented approximately 74%, 86%, 58% and 46% of net revenues during the years ended December 31, 1993, 1994, 1995 and during the six-month period ended June 30, 1996, respectively. An additional customer represented 25%, 17% and 21% of net revenues during the years ended December 31, 1993, 1995 and during the six-month period ended June 30, 1996, respectively.

NET INCOME (LOSS) PER SHARE

CTA's net income (loss) per share calculations are based upon 1,000 shares of Common Stock, which have been issued and outstanding for all periods presented.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ROYALTIES

CTA has royalty arrangements with certain entities that have provided rights related to the distribution of courseware products through online services. Royalties are due and payable by CTA on a monthly basis.

DIVIDENDS

During 1993, dividends were declared by the Board of Directors for the sole stockholder of CTA.

INCOME TAXES

CTA provides for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                       COGNITIVE TRAINING ASSOCIATES, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

3. PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives (39 years for the building, three to seven years for furniture and equipment, and five years for vehicles). Property and equipment consisted of the following:

                                     DECEMBER 31,        JUNE 30,
                                   1994        1995        1996
                               ----------- ----------- -----------

Building.....................  $ 433,033   $ 437,750   $ 437,750
Furniture and equipment .....    166,488     235,363     268,216
Vehicles.....................    129,061     108,877      93,909
                               ----------- ----------- -----------
                                 728,582     781,990     799,875
Less accumulated
depreciation.................   (176,398)   (217,684)   (235,677)
                               ----------- ----------- -----------
                               $ 552,184   $ 564,306   $ 564,198
                               =========== =========== ===========


4. SHORT-TERM BORROWINGS

At June 30, 1996, CTA had a short-term line of credit arrangement with a bank which allowed for aggregate borrowings up to $100,000. At December 31, 1995 and June 30, 1996, $28,322 and $74,271, respectively, were outstanding under this arrangement. Borrowings under this arrangement are payable upon demand and bear interest at the bank's prime rate plus 2.0% per annum (10.25% at June 30, 1996). The line of credit is secured by certain of CTA's assets and is guaranteed by CTA's sole stockholder.

5. NOTES PAYABLE TO RELATED PARTY

As of December 31, 1994 and 1995 and June 30, 1996, the CTA owed $98,948, $54,016 and $55,086, respectively, to its sole stockholder, pursuant to 12.0% interest bearing notes. These notes, which are subordinated to CTA's other notes payable, are secured by CTA's assets and are payable on demand. During the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, interest expense related to these notes amounted to $1,380, $7,991 and $3,085, respectively.

6. NOTES PAYABLE

As of December 31, 1994 and 1995 and June 30, 1996, CTA had an outstanding note payable in the amount of $297,663, $282,148 and $272,250, respectively, to a bank. The note bears interest at the bank's prime rate plus 1.5% per annum. Borrowings from this note served as the primary source of funds for the reconstruction and rehabilitation of CTA's current office building. The principal is due in equal monthly installments of $1,650 through March 2010 and is collateralized by the building. The note is also guaranteed by the sole stockholder of CTA.

As of December 31, 1994 and 1995 and June 30, 1996, CTA had outstanding a note payable totaling $28,258, $15,192 and $11,873, respectively, bearing interest at 2.9% per annum. The note is payable in monthly installments of $864 and is secured by a vehicle of CTA.

In addition, as of December 31, 1995 and June 30, 1996, CTA owed $19,545 and $25,042, respectively, to the bank, pursuant to various note payable agreements. These balances consisted of several notes payable bearing interest at the bank's prime rate plus 1.25% to 1.5% per annum. The notes are payable in monthly installments ranging from $124 to $1,104 and are secured by certain of CTA's equipment and vehicles. These notes mature at various times through August 1998.

                       COGNITIVE TRAINING ASSOCIATES, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

6. NOTES PAYABLE (CONTINUED)

Aggregate maturities of the notes payable at June 30, 1996 were as follows:


               Six months ending December 31,
               1996...............................  $ 28,695
               1997...............................    36,515
               1998...............................    21,205
               1999...............................    19,800
               2000...............................    19,800
               Thereafter.........................   183,150
                                                    ----------
                                                    $309,165
                                                    ==========


7. INCOME TAXES

Significant components of CTA's net deferred tax assets and liabilities were as follows:


                                                   DECEMBER 31,       JUNE 30,
                                                  1994       1995       1996
                                               ---------- --------- -----------
Deferred tax assets:
 Difference between accrual and cash basis of
  accounting.................................  $     --   $27,840   $ 42,842
 Property and equipment......................        --     2,829      5,847
 Other.......................................    1,188      1,119        661
                                               ---------- --------- -----------
Total deferred tax assets ...................    1,188     31,788     49,350

Deferred tax liabilities:
 Difference between accrual and cash basis of
  accounting.................................    5,260         --         --
 Other.......................................    1,691         --         --
                                               ---------- --------- -----------
Total deferred tax liabilities...............    6,951         --         --
Valuation allowance..........................       --         --    (15,000)
                                               ---------- --------- -----------
Net deferred tax assets (liabilities) .......  $(5,763)   $31,788   $ 34,350

                                               ========== ========= ===========

CTA had recorded a $15,000 valuation allowance as of June 30, 1996 due to uncertainties associated with the realization of $15,000 of the net deferred tax assets. The income tax expense (benefit) consisted of the following:

                                                                  SIX MONTHS
                                                                    ENDED
                                   YEAR ENDED DECEMBER 31,         JUNE 30,
                                 1993       1994        1995         1996
                              --------- ----------- ----------- -------------

Current ....................  $35,714   $  1,351    $  1,174    $(1,297)
Deferred....................   (4,185)   (11,412)    (37,551)    (2,562)
                              --------- ----------- ----------- -------------
Income tax expense
(benefit)...................  $31,529   $(10,061)   $(36,377)   $(3,859)
                              ========= =========== =========== =============

                       COGNITIVE TRAINING ASSOCIATES, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

7. INCOME TAXES (CONTINUED)

CTA's income tax expense (benefit) resulted in effective tax rates that varied from the statutory federal income tax rate as follows:

                                                                                      SIX MONTHS
                                                                                        ENDED
                                                       YEAR ENDED DECEMBER 31,         JUNE 30,
                                                     1993       1994        1995         1996
                                                  --------- ----------- ----------- -------------
Expected federal income tax provision at
graduated rates.................................  $26,322   $  1,129    $(15,939)   $ (9,843)
State income taxes..............................    5,367      1,351       1,174          --
Use of rehabilitation credit on building .......       --     (4,596)     (4,294)         --
Difference between graduated rates and expected
rates of reversal...............................   (2,576)    (6,597)    (16,564)    (10,807)
Change in valuation allowance...................       --         --          --      15,000
Other...........................................    2,416     (1,348)       (754)      1,791
                                                  --------- ----------- ----------- -------------
                                                  $31,529   $(10,061)   $(36,377)   $ (3,859)
                                                  ========= =========== =========== =============

8. COMMITMENTS

During 1996, CTA entered into a three-year agreement with CompuServe, Inc. ("CompuServe") whereby CompuServe will provide network services to CTA. Beginning on May 1, 1996, CTA is obligated to make monthly payments of $7,500 for the above services through April 1999. In addition, CTA was required to pay a one-time implementation fee of $35,000, which CTA has recorded as Other Assets in the Balance Sheet and will amortize over the three-year period of services.

9. SUBSEQUENT EVENT


Effective August 1, 1996, substantially all of the assets and liabilities of CTA, with the exception of the building, vehicle, certain equipment and certain notes payable, were acquired by UOL Publishing, Inc. (formerly University Online, Inc.) in a stock for stock exchange. The acquisition will be accounted for under the purchase method. Additionally, fully vested options to purchase 5,096 shares of UOL's Common Stock at $0.12 per share were granted to four employees of CTA. Pursuant to the executed employment agreement with UOL, the former sole stockholder of CTA will also be given a $150,000 bonus upon successful completion of CTA's integration into UOL and was issued options to purchase 16,995 shares of the UOL's Common Stock at purchase price of $21.03 per share, subsequently repriced to $14.71 per share. The options vest over a two-year term. The Company also agreed to pay $5,000 per month to lease the building, owned by CTA's former stockholder.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
UOL Publishing, Inc. (formerly University Online, Inc.)

We have audited the accompanying statement of operating revenues and direct operating expenses of CYBIS (a division of Control Data Systems, Inc.) for the year ended December 31, 1993. This financial statement is the responsibility of the UOL Publishing, Inc.'s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, the operating revenues and direct operating expenses of CYBIS's (a division of Control Data Systems, Inc.) operations for the year ended December 31, 1993 in conformity with generally accepted accounting principles.

                                                          /s/Ernst & Young LLP

Vienna, Virginia
August 23, 1996

                                    CYBIS
                   (A DIVISION OF CONTROL DATA SYSTEMS, INC.)

          STATEMENT OF OPERATING REVENUES AND DIRECT OPERATING EXPENSES


                                                      YEAR ENDED
                                                     DECEMBER 31,
                                                         1993
                                                    --------------
     Licensing and support revenues...............  $  795,948
     Cost of revenues.............................     181,096
                                                    --------------

     Gross profit.................................     614,852

     Selling, general, and administrative
      expenses....................................   1,134,859
                                                    --------------

     Operating loss...............................  $ (520,007)
                                                    ==============

                                      CYBIS

                   (A DIVISION OF CONTROL DATA SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENT

1.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The CYBIS division of Control Data Systems, Inc. ("Control Data") is engaged in, among other things, the marketing and support of certain computer courseware and software programs in the area of computer-based education.

Effective January 1, 1994, UOL Publishing, Inc. (formerly University Online, Inc.), entered into an Asset Purchase Agreement with Control Data. Pursuant to this Asset Purchase Agreement, UOL acquired substantially all of the assets and assumed all of the liabilities of the CYBIS division for approximately $694,000.

The accompanying statement of operating revenues and direct operating expenses of the CYBIS division for the year ended December 31, 1993 has been prepared from the historical books and records of Control Data and includes only those operating revenues and operating expenses directly attributable to the CYBIS division. Some additional indirect expenses related to the physical operating costs of the CYBIS division, primarily personnel-related costs, finance, legal and professional, human resources, and management information services to the CYBIS division were incurred. These costs have been omitted from the accompanying statement of operating revenues and direct operating expenses.

It is impractical to provide a full statement of operations reflecting the historical results of the CYBIS division since (1) assets acquired represent only a portion of the operations of Control Data, and do not constitute a separate entity, and (2) the financial records specific to the assets acquired and related operations, exclusive of direct operating revenues and expenses, include certain expenses incurred for all of Control Data not readily attributable to the CYBIS division.

REVENUE RECOGNITION

Revenues are recognized in the month in which the licensing and support services are performed.

USE OF ESTIMATES

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of operating revenues and direct operating expenses during the reporting period. Actual results could differ from those estimates.

2.   INCOME TAXES

The accompanying statement of operating revenues and direct operating expenses does not include charges for income taxes because income taxes are considered to be corporate expenses of Control Data.

[LOGO]                                     COURSEWARE LIBRARY+


STRATEGIC PARTNERS                         EXISTING WEB-BASED COURSEWARE LIBRARY


ACADEMIC INSTITUTIONS                      Managerial Statistics
                                           Business  Communications
Park College                               Advanced Expository Writing
California State University Institute      American Literature
The Georgetown Washington University/      Technical  Writing
  Educational Services Institute           Event Management Certificate
George Mason University                      Program I-III
University of Toledo                       Business Writing
New York University                        Complex Organizations
                                           Income Tax Preparation
                                           Windows on the Web
                                             *The Netscape Navigator Edition
CORPORATIONS AND ASSOCIATIONS                *Microsoft Explorer Edition
                                           DIALOG
Autodesk, Inc.                             Product Application (24 modules)*
Autodesk Business Partners                 Thomas & Betts  Signature  Series
  *Technical Software, Inc.                 (8 modules)*
  *At a Glance Software, Inc.              Electric Circuits (32 modules)*
  *CAD CAM Center                          Graybar Electrical Education
  *CAD Institute                            (34 modules)*
  *Republic Research Training, Inc.        Scientific Products (6 modules)*
                                           Performance Appraisals
                                           Electric Power Utilities (20 courses)
John Wiley & Sons                          Personal Development (24 modules)*
International Thomson Publishers
Dun & Bradstreet, Inc.
People's Income Tax, Inc.
Graybar Electric Company, Inc.             EXISTING CYBIS COURSEWARE
Thomas & Betts Corporation
VWR Corporation                            Basic Academic (7 courses)**
Northern States Power/PacifiCorp           Information Systems (10 courses)**
American Society of Association            Personal Development (10 courses)**
  Executives                               Management (20 courses)**
American Chemical Society
National Association of Electrical
  Distributors
International Telecommunications Union     WEB-BASED COURSES
                                           PLANNED OR UNDER DEVELOPMENT

                                           Financial Accounting
GOVERNMENT                                 Project Management Certificate
                                            Program
Federal Aviation Administration            Financial Statement Analysis for
State of North Dakota                       Non-Financial Managers
United States Army                         Autodesk Product Training (6 courses)
                                           Management Fundamentals
                                           Accounting Tutorial
                                           Planned Giving Certificate Program
                                           Statistical Analysis
                                           Financial Management
                                           Purchasing Certificate Program
                                           Personal Financial Management
                                           Principles of Management
                                           Data Communications/Networks
                                           Introduction to Programming
                                           Lab Safety
                                           Accounting
                                           Event Management Certificate
                                            Program IV-VII

A PROVIDER OF WEB-BASED COURSEWARE


+ Note: This list contains a representative listing of the UOL courseware library, including UOL Publishing Inc., CTA and CYBIS courseware.
*   CTA Modules
**  Recommended  for  college  credit  equivalency  by the  American  Council on
    Education.   The  Company's  distribution  rights  are  limited  in  certain respects.

[The Company's graphical display of its Courseware library appears beneath its logo and is framed with a taupe arc in the upper right corner. The Company's World Wide Web-site address is superimposed vertically on the right side of the display]

======================================   ======================================
   No  dealer,  salesperson  or  other
person has been authorized to give any
information    or    to    make    any
representation  in connection with the              1,430,000 SHARES
offering other than those contained in
this  Prospectus,  and,  if  given  or
made,     such      information     or
representation must not be relied upon
as  having  been   authorized  by  the
Company  or  the  Underwriters.   This                     UOL
Prospectus   does  not  constitute  an              PUBLISHING, INC.
offer to sell or a solicitation  of an
offer to buy any securities other than                   [LOGO]
the shares of Common Stock to which it
relates   or  an   offer   to,   or  a
solicitation  of,  any  person  or  by
anyone in any jurisdiction in which it
would be  unlawful  to make such offer
or solicitation.  Neither the delivery
of this  Prospectus  nor any sale made
hereunder     shall,     under     any
circumstances,  create any implication
that the information  contained herein
is correct  as of any time  subsequent
to the date  hereof or that  there has
been no change in the  affairs  of the
Company since the date hereof.
                                                       COMMON STOCK
            --------------

           TABLE OF CONTENTS
                                  PAGE
                                  ----
Prospectus Summary................   3
Risk Factors......................   6
Use of Proceeds...................  14
Dividend Policy...................  14
Capitalization....................  15              ----------------------
Dilution..........................  16
Selected Financial Data...........  17                  PROSPECTUS
Unaudited Pro Forma Combined
 Statements of Operations.........  18
Management's Discussion and                         ----------------------
 Analysis of Financial Condition
 and Results of Operations........  20
Business..........................  31
Management........................  44
Certain Transactions..............  49
Principal Stockholders............  51
Description of Capital Stock......  53
Shares Eligible for Future Sale...  55
Underwriting......................  57
Legal Matters.....................  58         FRIEDMAN, BILLINGS, RAMSEY
Experts...........................  58                 & CO., INC.
Additional Information............  58
Reports to Stockholders...........  59
Index to Financial Statements..... F-1

            --------------

   Until , 1996  (25  days  after  the
date of this Prospectus),  all dealers
effecting  transactions  in the Common
Stock  offered  hereby  whether or not
participating  in  this  distribution,
may   be   required   to   deliver   a
Prospectus. This is in addition to the
obligation  of  dealers  to  deliver a
Prospectus when acting as Underwriters
and  with   respect  to  their  unsold
allotments or subscriptions.                             , 1996

======================================   ======================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, incurred in connection with the sale of Common Stock being registered (all amounts are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee). The Company will bear all expenses incurred in connection with the sale of the Common Stock being registered hereby.

     SEC registration fee ...................................  $  8,464
     NASD filing fee ........................................     2,955
     The Nasdaq Stock Market listing fee ....................    20,456
     Printing fees and expenses .............................   115,000
     Legal fees and expenses ................................   500,000
     Accounting fees and expenses ...........................   250,000
     Blue sky fees and expenses .............................    10,000
     Stock certificates and transfer agent and custodian
      fees...................................................    10,000
     Miscellaneous...........................................    33,125
                                                               ----------
       Total.................................................  $950,000
                                                               ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 ("Section 145") of the Delaware General Corporation Law, as amended, generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expense of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

   Article VI of the Company's Bylaws provides in substance that, to the fullest extent permitted by Delaware law as it now exists or as amended, each director and officer shall be indemnified against reasonable costs and expenses, including attorneys' fees and any liabilities which he may incur in connection with any action to which he may be made a party by reason of his being or having been a director or officer of the Registrant. The indemnification provided by the Company's Bylaws is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

   Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
                                   (Continued)

stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   Article VII of the Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the Delaware General Corporation Law.

   The Underwriting Agreement provides for indemnification by the Underwriters of the Company against any losses to which it may become subject insofar as they arise out of, or are based upon, any untrue statement or omission of a material fact contained in this Registration Statement, to the extent that such untrue statement or omission arose as a result of written information relating to, and furnished to the Company by, the Underwriters specifically for use in the preparation of this Registration Statement.

   The Registrant maintains liability insurance insuring the Registrant's officers and directors against liabilities than they may incur in such capacities.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   Since June 30, 1993, the registrant has issued and sold the following unregistered securities:

   1. From June 1993 through August 1996, the Company issued options and warrants to purchase an aggregate of approximately 473,208 shares of Common Stock to employees and directors of and consultants to the Company, 27,192 of which have either expired in accordance with their terms or have been forfeited.

   2. In October 1994, the Company issued to three family trusts, for each of which Austin O. Furst, Jr. ("Mr. Furst") is the trustee, warrants to purchase an aggregate of 203,940 shares of Common Stock.

   3. In November 1994, the Company issued an aggregate of approximately: (i) 95,376 shares of Common Stock in exchange for all of its then outstanding shares of preferred stock and dividends accrued thereupon; (ii) 148,534 shares of Common Stock to eight investors (including a director of the Company, his spouse, a trust for which Mr. Furst is the trustee and four existing and one new investor) for aggregate consideration of $443,500; and (iii) 79,102 shares of Common Stock to nine investors (including a director, his spouse, five existing and two new investors) upon conversion of outstanding indebtedness in the amount of $522,594.

   4. From July 1994 to July 1996, the Company issued and sold shares of convertible preferred stock (since redesignated Series A Preferred Stock) to approximately 70 accredited investors for aggregate consideration of $3,800,889, which shares will convert into a total of 447,733 shares of Common Stock upon consummation of the offering made hereby. Spencer Trask Securities Incorporated ("Spencer Trask Securities") served as placement agent for this financing and received for itself and its designees warrants to purchase 37,506 shares of Common Stock.

   5. From July 1994 to August 1996, the Company issued warrants to purchase an aggregate of 206,490 shares of Common Stock, as adjusted to give effect to the Jones Transactions, to a total of eleven investors (including two directors of the Company, the spouse of one such director, the parent company of Spencer Trask Securities, its Chairman and six new investors).

   6. During 1995, the Company issued an aggregate of approximately: (i) 18,489 shares of Common Stock to four individuals, consisting of a consultant and three service providers, as consideration for services rendered; and (ii) 60,200 shares of Common Stock and 1,800 shares of Series A Preferred Stock to six investors (including two directors of the Company, the spouse of one such director, a former director and one existing and one new investor) upon conversion of outstanding indebtedness.

   7. During 1996, the Company issued an aggregate of 5,097 shares of Common Stock to three service providers for services rendered in 1995.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
                                   (Continued)


   8. In July 1996, the Company issued and sold 185,877 shares of Series B Preferred Stock convertible into 392,934 shares of Common Stock upon consummation of this offering to 11 accredited investors for an aggregate investment of $3,500,000.

   9. In August 1996, the Company issued an aggregate of 42,487 shares of Common Stock in connection with the acquisition of CTA, all of which shares were issued to CTA's sole stockholder, Michael Brown, and issued a warrant to purchase an aggregate of 12,746 shares of Common Stock to Oppenheimer & Co., Inc. as consideration for certain investment banking services.

   10. In September 1996, the Company entered into an agreement with Mr. Furst to issue to Mr. Furst, upon consummation of the offering made hereby, a warrant to purchase 15,687 shares of Common Stock in consideration of Mr. Furst's waiver of certain anti-dilution rights and agreement to exercise certain warrants to purchase Common Stock.

   The sales of the above securities were deemed to be exempt from registration under the Act in reliance upon Section 4(2) of the Act or Regulation D or Rule 701 promulgated thereunder as transactions by an issuer not involving a public offering. Recipients of the securities in each such transaction represented their intentions to acquire such securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments issued in such transactions. All recipients had adequate access to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

   (a) Exhibits.


  EXHIBIT NO.                                              DESCRIPTION
---------------  ----------------------------------------------------------------------------------------------
1.1+             Form of Underwriting Agreement.
2.1+             Agreement and Plan of Merger, dated as of July 31, 1996, relating to the acquisition of
                 Cognitive Training Associates, Inc.
3.1+             Amended and Restated Certificate of Incorporation.
3.2+             Amended and Restated Bylaws.
4.1*             Form of Common Stock Certificate.
5.1+             Opinion of Wyrick, Robbins, Yates & Ponton L.L.P.
10.1+            Investment Agreement, dated as of October 8, 1986, with Intersouth Partners.
10.2+            Warrant Agreement, dated as of March 22, 1995, with Spencer Trask Securities Incorporated and
                 Forms of Warrant Certificates.
10.3+            Form of Promissory Note.
10.4+            Registration Rights Agreement relating to Series A Preferred Stock, as amended.
10.5+            Registration Rights Agreement, dated July 19, 1996, relating to Series B Preferred Stock.
10.6+            Warrant, dated July 23, 1996, granted to Oppenheimer & Co., Inc.
10.7+            Letter Agreement, dated as of September 12, 1996, with Austin O. Furst and certain related entities.
10.8+            Amended and Restated Stock Option Plan.
10.9+            1996 Stock Plan.
10.10+           Employment Agreement, dated July 1, 1996, with Narasimhan P. Kannan.
10.11+           Employment Agreement, dated July 1, 1996, with Carl N. Tyson.
10.12+           Employment Agreement, dated July 31, 1996, with Michael L. Brown.
10.13+           Employment Agreement, dated August 15, 1996, with Leonard P. Kurtzman.
10.14+**         Agreement, dated August 14, 1995, as amended, with Educational Services Institute.
10.15+           Form of Online Educational Services Distribution Agreement.
10.16+           Form of University Master Agreement for Online Education Services.
10.17+           Form of Online Educational Services Agreement.

                                      II-3

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
                                   (Continued)

  EXHIBIT NO.                                              DESCRIPTION
---------------  ----------------------------------------------------------------------------------------------
10.18+           Form of Inner Circle Online Educational Services Development and Distribution
                 Agreement.
10.19+**         Agreement, dated April 15, 1996, with Autodesk, Inc.
10.20+**         Project Financing and Development Agreement with InternetU, Inc., as amended
10.21+           Employment letter agreement, dated October 29, 1996, with W. Braun Jones, Jr.
11.1             Statement Re: Computation of Per Share Loss.
21.1+            List of Subsidiaries.
23.1             Consents of Ernst & Young LLP.
23.2+            Consent of Wyrick, Robbins, Yates & Ponton L.L.P. (contained in Exhibit 5.1).
24.1+            Power of Attorney (see page II-5).
27.1             Financial Data Schedule.

----------
    * To be filed by amendment.
   ** Confidential treatment requested.
    + Previously filed

   (b) Financial Statement Schedule.

   Schedule I--Valuation and Qualifying Account and Reserve

   No other schedules have been included because the information required to be set forth therein is not applicable.

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers, and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:


          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, UOL Publishing, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to registration statement 333-12135 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Falls Church, State of Virginia on this 7th day of November, 1996.


                            UOL PUBLISHING, INC.


                            By: /s/ NARASIMHAN P. KANNAN
                                ----------------------------------------
                                Narasimhan P. Kannan, Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to registration statement 333-12135 has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                              CAPACITY                        DATE
             ---------                              --------                        ----

/s/ NARASIMHAN P. KANNAN            Director And Chief Executive            November 7, 1996
----------------------------------   Officer (Principal Executive
    Narasimhan P. Kannan             Officer)


/s/ LEONARD P. KURTZMAN*            Chief Financial Officer (Principal      November 7, 1996
----------------------------------   Financial and Accounting
    Leonard P. Kurtzman              Officer)

/s/ CARL N. TYSON*
----------------------------------  Director                                November 7, 1996
    Carl N. Tyson

/s/ EDSON D. DECASTRO*
----------------------------------  Director                                November 7, 1996
    Edson D. deCastro

/s/ DENNIS J. DOUGHERTY*
----------------------------------  Director                                November 7, 1996
    Dennis J. Dougherty

/s/ BARRY K. FINGERHUT*
----------------------------------  Director                                November 7, 1996
    Barry K. Fingerhut

/s/ W. BRAUN JONES, JR.*
----------------------------------  Director                                November 7, 1996
    W. Braun Jones, Jr.


/s/ WILLIAM E. KIMBERLY*
----------------------------------  Director                                November 7, 1996
    William E. Kimberly

/s/ D. WAYNE SILBY*
----------------------------------  Director                                November 7, 1996
    D. Wayne Silby

*By: /s/ NARASIMHAN P. KANNAN
----------------------------------                                          November 7, 1996
     Narasimhan P. Kannan,
      Attorney-in-Fact


            SCHEDULE I - VALUATION AND QUALIFYING ACCOUNT AND RESERVE
                                 (IN THOUSANDS)

UOL PUBLISHING, INC.
                                                   BALANCE AT
                                                  BEGINNING OF                              BALANCE AT
                 CLASSIFICATION                      PERIOD      ADDITIONS   DEDUCTIONS   END OF PERIOD
                                                 -------------- ----------- ------------ ---------------
Allowance for doubtful accounts:
Year ended December 31, 1994....................  $   --         $   --         $  --        $   --
Year ended December 31, 1995....................      --             20            --            20
Nine months ended September 30, 1996 (unaudited)      20             25            --            45

                                       S-1